UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Western Digital Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Our strategy across five major strategic pillars
Drive Differentiated Leadership in Flash ●Capitalize on market transition to solid state drives ●Focus on gross margin leadership ●Manage capital investment tactfully

Create what’s next

Western Digital is on a mission to unlock the potential of data by harnessing the possibility to use it. With both flash and hard disk drive (“HDD”) franchises, underpinned by groundbreaking advancements in memory technologies, we create breakthrough innovations and powerful data storage solutions that enable the world to actualize its aspirations. Our broad portfolio provides powerful data storage solutions for everyone, from the smallest, intelligent devices to the largest public clouds.

Through our innovation, we strive to fuel the potential for what’s possible and create a world where data is an accessible asset that leads to deeper connections, new breakthroughs and smarter decisions. Quality products, exceptional customer service and industry-leading solutions all come from a culture that’s inclusive, forward-thinking and bold.

Building global trust for over 50 years, we proudly offer solutions via our portfolio of brands – Western Digital®, WD®, SanDisk®, SanDisk® Professional and WD_BLACK™. Recognized as one of the World’s Most Ethical Companies (Ethisphere) and America’s Most Responsible Companies (Newsweek), Western Digital operates in 35+ countries with approximately 65,000 employees and maintains approximately 13,500 active patents.

Capitalize on the HDD opportunity in the cloud

●Ensure reliable capacity growth and improved total cost of ownership
●Enhance customers’ ability to generate value from data
●Develop new technologies across the storage landscape

Grow through innovation across the entire portfolio

●Lead in areal density
●Reimagine every subsystem for HDD
●Drive capital-efficient bit growth in flash
●Maintain leadership in high performance charge trap cell

Deliver Customer Value

●Expand relationships at our largest customers to enrich our value
●Increase long-term engagement and through-cycle agreements with key hyperscalers
●Establish ourselves as “The Supplier” for storage in retail, e-tail and distribution channels, while developing our online store as a preferred channel

Accelerate Operational Excellence

●Achieve operational excellence to translate technology into stockholder value
●Meet quarter-to-quarter cost down target to improve gross margin while improving inventory
●Focus on sustainability and digital innovation of our manufacturing processes

Our Purpose To be the world’s iconic data storage company

1

Letter from Our Chair and
Lead Independent Director

Dear Fellow Stockholders:

On behalf of the entire Board, thank you for your continued support and trust in Western Digital. We are proud of our achievements and performance during fiscal 2022 as we continue to navigate challenging market dynamics and disruptions. This year, our team has taken steps to further align our long-term strategy with our stockholders’ interests and to undergo a comprehensive and thorough review of strategic alternatives.

As we approach our 2022 Annual Meeting, our Board would like to take the opportunity to share how we are addressing key topics of stockholder interest.

Review of Strategic Options and Continued Focus on Strong Execution

Our Board prioritizes effective oversight of Western Digital’s corporate strategy and execution to drive long-term value for our stockholders. During fiscal 2022, our team delivered strong revenue and earnings growth driven by a focus on execution, innovation, and product development. This strong operational performance is underscored by our management team’s navigation of ongoing macro environment dynamics and continued supply chain challenges. Despite this strong operating performance, the Board believed it was important to review other alternatives for unlocking stockholder value. As a result, we announced a review of strategic alternatives aimed at further optimizing long-term value for our stockholders.

Our Board’s Executive Committee oversees the strategic review process, while our full Board carefully considers feedback from our dialogues with stockholders. We are fully evaluating a range of alternatives, including options for separating our flash and HDD franchises.

Our intention is that the decisions yielded from this review will generate even greater stockholder value.

Commitment to Leading Corporate Governance and Oversight

Our Board is committed to maintaining the highest standards of corporate governance. This year, our routine evaluation of our governance practices prompted changes to further enhance our Board’s oversight, including adding political activity oversight to our Governance Committee’s formal responsibilities. As Western Digital evolves, we continue to evaluate our corporate governance practices to foster comprehensive and best-practice oversight.

Also, as part of our commitment to best governance practices, we maintain a robust Board evaluation and refreshment process. Since 2020, we have welcomed three new independent directors to our Board, each of whom brings extensive experience and a new perspective. Our Board continues to value diversity; four of our last six independent director appointments were women and two were from underrepresented communities.

Board-driven Stockholder Engagement

In the past fiscal year, we maintained our year-round engagement with stockholders. Our stockholders’ feedback is a key input to our Board’s decision-making and our conversations have given us a greater understanding of a range of topics including business and strategy, board composition and diversity, executive compensation, people management and corporate responsibility matters. Directors, along with key members of our management team, participate in these discussions.

Over the past year, we reached out to stockholders representing approximately 59% of shares outstanding and our engagement team conducted calls with 15 stockholders representing 33% of shares outstanding. These engagements continue to provide us with valuable feedback that allows our Board to better understand our stockholders’ priorities and perspectives and to incorporate them into our deliberations and decision making.

2	Western Digital 2022 Proxy Statement

Corporate Responsibility and Sustainability

At Western Digital, we are deeply committed to corporate responsibility in all aspects of our business, which includes transparency through robust disclosures. In the past year, we published our 2021 Sustainability Report. The report aligns with the Sustainability Accounting Standards Board (SASB) standards, Task Force on Climate-Related Financial Disclosures (TCFD) recommendations, UN Sustainable Development Goals (UN SDGs) and Global Reporting Initiative (GRI) standards.

Within this report, we share key updates related to our commitment to emissions and energy intensity reductions, and initiatives to minimize our environmental impact and strengthen our supply chain, among others.

We Ask for Your Support

Thank you for your ongoing support and investment in Western Digital. We are grateful for the opportunity to serve the Company as we continue to strategically focus on sustainable and long-term growth. We welcome and appreciate your input and support for our voting recommendations at our Annual Meeting on November 16, 2022.

Sincerely,

MATTHEW E. MASSENGILL
Independent Chair of the Board

STEPHANIE A. STREETER
Lead Independent Director

3

Notice of Annual Meeting
of Stockholders

Western Digital Corporation
5601 Great Oaks Parkway, San Jose,
California 95119

Date November 16, 2022

Time Online check-in begins: 7:45 a.m. Pacific Time Meeting begins: 8:00 a.m. Pacific Time

Location
As in 2021, our annual meeting will be a completely virtual meeting of stockholders that will provide stockholders comparable rights and opportunities to participate as they would have at an in-person meeting. To participate, vote or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/ WDC2022. Please see the section entitled “Additional Information—General Information About the Annual Meeting —Virtual Annual Meeting” for additional information.

Who Can Vote
Stockholders of record at the close of business on September 19, 2022 will be entitled to notice of and to vote at our annual meeting and any postponements or adjournments of the meeting.

A list of stockholders as of the record date for the annual meeting may be accessed during the virtual annual meeting at www.virtualshareholdermeeting. com/WDC2022 by using the control number on your Notice of Internet Availability of Proxy Materials, or on your proxy card or voting instruction form that accompanied your proxy materials.

Matters to be Voted on

Proposal		Board Recommendation
01	Election of the eight director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified	VOTE FOR
02	Approval on an advisory basis of the named executive officer compensation disclosed in the attached Proxy Statement	VOTE FOR
03	Approval of the amendment and restatement of our 2021 Long-Term Incentive Plan to increase by 2.75 million the number of shares of our common stock available for issuance under that plan	VOTE FOR
04	Approval of the amendment and restatement of our 2005 Employee Stock Purchase Plan to increase by 6 million the number of shares of our common stock available for issuance under that plan	VOTE FOR
05	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023	VOTE FOR

At the meeting, we will also consider any other business that may properly come before our annual meeting and any postponements or adjournments of the meeting.

By Order of our Board of Directors,

MICHAEL C. RAY
Executive Vice President, Chief Legal Officer and Secretary
October 3, 2022

Voting Shares in Advance of the Meeting
Your vote is very important. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your vote will be counted regardless of whether you attend the annual meeting.

Via the Internet Visit the website listed on your notice, proxy card or voting instruction form	By Phone Call the phone number listed on your proxy card or voting instruction form	By Mail Complete, sign, date and return your proxy card or voting instruction form in the envelope provided

Important notice regarding the availability of proxy materials for our annual meeting of stockholders to be held on November 16, 2022:
On or about October 3, 2022, proxy materials for the annual meeting, including the attached Proxy Statement and our Annual Report for the fiscal year ended July 1, 2022, are being furnished to stockholders entitled to vote at the annual meeting. The Proxy Statement and 2022 Annual Report are available on our Investor Relations website at investor.wdc.com. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials.

4	Western Digital 2022 Proxy Statement

Disclaimers

Cautionary Note Regarding
Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including but not limited to, statements concerning our product and technology portfolio, views with respect to the growth of digital data, our business strategy and strategic priorities, including our review of strategic alternatives, our ability to execute our strategy, our future financial performance, our expectations regarding the impact of COVID-19 and other global events, our director succession plans and plans for our corporate responsibility and sustainability program, including our science-based emissions reduction targets, policies and reporting in the area of human rights and diversity and inclusion efforts. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: volatility in global economic conditions; future responses to and effects of the COVID-19 pandemic; impact of business and market conditions; the outcome and impact of our ongoing strategic review, including with respect to customer and supplier relationships, regulatory and contractual restrictions, stock price volatility and the diversion of management’s attention from ongoing business operations and opportunities; impact of competitive products and pricing; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with cost saving initiatives, restructurings, acquisitions, divestitures, mergers, joint ventures and our strategic relationships; difficulties or delays in manufacturing or other supply chain disruptions; hiring and retention of key employees; our level of debt and other financial obligations; changes to our relationships with key customers; disruptions in operations from cybersecurity incidents or other system security risks; actions by competitors; risks associated with compliance with changing legal and regulatory requirements and the outcome of legal proceedings; and other risks and uncertainties listed in our 2022 Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission (the “SEC”), to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Website References

You may also access additional information about Western Digital at investor.wdc.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

5

6	Western Digital 2022 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. We encourage you to read this entire Proxy Statement for more information about these topics prior to voting.

Our Director Nominees

Proxy Summary	7

Board Nominee Highlights

INDEPENDENCE	GENDER	AGE	TENURE
88% Independent	38% Women	62 Years Average Age	6 Years Average Tenure

WOMEN IN BOARD LEADERSHIP ROLES

Lead Independent Director	Audit Committee Chair	Governance Committee Chair

Corporate Governance Highlights

Our Board of Directors is committed to maintaining the highest standards of corporate governance. We believe our strong corporate governance practices help promote the long-term interests of our stockholders and build public trust in us.

Corporate Governance Developments

Below is a description of some recent developments in our corporate governance practices:

●	Delegation of political and lobbying activity oversight, including strategy, activities and expenditures, to the Governance Committee following the establishment of our Government Affairs function
●	Delegation of oversight responsibility to the Audit Committee of the legal and regulatory requirements regarding public disclosure of topics covered by our corporate responsibility and sustainability programs
●	Clarification of committee and full Board roles in succession planning for our CEO and the executive team
●	Implementation of quarterly assessments by the Governance Committee of actions taken in response to Board evaluations

8	Western Digital 2022 Proxy Statement

CORPORATE GOVERNANCE BEST PRACTICES

✓Robust year-round Board-led stockholder engagement program that informs Board decisions
✓Independent Board leadership, including a Lead Independent Director with clearly defined roles and responsibilities
✓Commitment to Board diversity, with our Corporate Governance Guidelines requiring the Governance Committee to include, and instruct any search firm it engages to include, women and members of underrepresented communities in the director selection pool
✓Four of our last six independent director appointments were women and two were from underrepresented communities
✓Women serve in key Board leadership positions as our Lead Independent Director and Chairs of the Audit Committee and Governance Committee
✓All directors elected annually by a simple majority of votes cast
✓Seven of eight director nominees are independent
✓Director retirement policy upon reaching age 72
✓Active Board refreshment resulting in three new independent non-employee directors being appointed since 2020
✓Overboarding policy for additional public company directorships by directors

✓Active Board oversight of strategic planning and risk management
✓Board committee oversight of corporate responsibility, sustainability and human capital management
✓Annual sustainability reporting via standalone Sustainability Report aligned with leading frameworks and standards
✓Succession planning for directors, our CEO and other key officers
✓Board committee oversight of political and lobbying activities and expenditures
✓Annual Board and committee self-evaluations
✓Annual individual assessments of directors
✓Anti-hedging, anti-pledging and clawback policies
✓All non-employee directors comply with our stock ownership guidelines
✓All executive officers achieved stock ownership requirements pursuant to our guidelines

Year-Round Stockholder Engagement

As a continuation of our robust Board-driven stockholder engagement program, over the past year, we reached out to stockholders representing approximately 59% of shares outstanding and conducted calls with stockholders representing approximately 33% of shares outstanding, composed of investors with a variety of investment styles and geographic locations. Please see the section entitled “Corporate Governance Matters—Stockholder Engagement—Year-Round Stockholder Engagement and Feedback” on page 21 for a description of the topics discussed and stockholder feedback during our summer 2022 stockholder engagement.

We reached out to stockholders representing approximately 59% of shares outstanding and conducted calls with stockholders representing approximately 33% of shares outstanding

Proxy Summary	9

Corporate Responsibility and Sustainability

We believe responsible and sustainable business practices support the long-term success of our company. The practices help keep our communities and our environment vibrant and healthy. They also lead us to more efficient and resilient business operations, help us meet our customers’ efficiency targets, reduce risks of misconduct and legal liability, enhance the reliability of our supply chain and improve the health, well-being, engagement and productivity of our employees. We believe that being an industry leader is not just about having talented employees or innovative products. It is also about doing business the right way, every day. That is why our commitment to corporate responsibility is deeply embedded throughout our business.

From fiscal 2020 to fiscal 2021, we reduced aggregate Scope 1 and market-based Scope 2 emissions by more than 6%. We were also recognized as one of the World’s Most Ethical Companies for the fourth consecutive year in 2022 by Ethisphere and one of America’s Most Responsible Companies by Newsweek in 2021 and 2022.

Additionally, we thrive on the power and potential of diversity. By taking into account various perspectives, we get the best outcomes for our employees, our company, our customers and the world around us. We are committed to promoting an inclusive environment where every individual can thrive through a sense of belonging, respect and contribution. In fiscal 2022, we were once again recognized by Human Rights Campaign Best Places to Work for LGBTQ+ Equality 2022. We also received the Above and Beyond Award and the Pro Patria Award from the Employer Support of the Guard and Reserve for our support of employees who serve in the U.S. National Guard and Reserve.

Our 2021 Sustainability Report is located on our Corporate Responsibility – Overview page at www.westerndigital.com. The topics covered were selected based on a detailed materiality assessment completed by a third party, which incorporated input from investors, customers and other stakeholders, as well as strategic priorities, and the report aligns with the Sustainability Accounting Standards Board (“SASB”) standards, Task Force on Climate-Related Financial Disclosures (“TCFD”) recommendations, UN Sustainable Development Goals (“UN SDGs”) and Global Reporting Initiative (“GRI”) standards. The Governance Committee oversees our corporate responsibility and sustainability policies and programs pursuant to its charter. For more information, please refer to the section entitled “Corporate Responsibility and Sustainability” on page 22. We plan to release our 2022 Sustainability Report later this calendar year.

10	Western Digital 2022 Proxy Statement

Corporate Governance Matters

PROPOSAL 1
ELECTION OF DIRECTORS

We are asking our stockholders to elect eight directors to our Board of Directors at the 2022 annual meeting of stockholders. Defining attributes of our Board include:

●All directors elected annually by a simple majority of votes cast
●Independent Board leadership, including a Lead Independent Director with clearly defined roles and responsibilities
●Women serve in key Board leadership positions as our Lead Independent Director and Chairs of the Audit Committee and the Governance Committee
●Seven of eight director nominees are independent
●Three new independent director nominees appointed since 2020
Our Board of Directors recommends a vote FOR each of the eight director nominees named in this Proxy Statement

Our Board of Directors is presenting eight nominees for election as directors at our 2022 annual meeting of stockholders (“Annual Meeting”). Each of the nominees is currently a member of our Board and was elected to our Board at the 2021 annual meeting of stockholders. Each director elected at the Annual Meeting will serve until our 2023 annual meeting of stockholders and until a successor is duly elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable or unwilling for good cause to stand for election or serve as a director if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors, or our Board may choose to reduce its size.

Ms. Price has not been nominated for re-election at the Annual Meeting and her term of service will end immediately prior to the Annual Meeting. Our Board intends to reduce the size of our Board to eight directors immediately following the Annual Meeting. Stockholders may not vote their shares for more than eight director nominees.

Vote Required for Approval

Each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of votes “FOR” a director must exceed the number of votes cast “AGAINST” that director). You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Proxies received by our Board of Directors will be voted FOR each director nominee unless specified otherwise.

Under our By-laws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board. If the director conditions his or her resignation on acceptance by our Board, the Governance Committee will then make a recommendation to our Board on whether to accept or reject the resignation or whether other action should be taken. Our Board will act on the resignation and publicly disclose and explain its decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s or the committee’s decision.

Corporate Governance Matters	11

Nominees for Election

Below is information about the experience and other key qualifications and attributes of each of our Board’s eight director nominees.

KIMBERLY E. ALEXY, 52 INDEPENDENT Director Since: November 2018 Committees:

QUALIFICATIONS

Ms. Alexy brings to our Board deep expertise in finance, securities and corporate governance at several financial institutions and publicly held companies, with more than 25 years of experience in capital markets, corporate finance and investments. Ms. Alexy has a CFA designation and also contributes her specialized knowledge of cybersecurity issues, which includes a CERT Certificate in Cybersecurity Oversight for corporate directors issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

Her financial skills and prior experience qualify her as an audit committee financial expert under SEC rules. In addition, her service on numerous public company boards of directors, including having served as a chair of the audit or governance committees of many of those boards, provides our Board with valuable insights and perspectives.

OTHER PUBLIC BOARDS

Current

●Five9, Inc.

Past Five Years

●Mandiant, Inc.
●Alteryx, Inc.
●CalAmp Corporation
●Microsemi Corporation

CAREER HIGHLIGHTS

Alexy Capital Management, a private investment fund

●Founder and principal (2005-present)

Prudential Securities

●Senior vice president and managing director (1998-2003)

Lehman Brothers

●Vice president of equity research (1995-1998)

THOMAS CAUFIELD, 63 INDEPENDENT Director Since: July 2021 Committees:

QUALIFICATIONS

Dr. Caulfield brings to our Board many years of experience in the semiconductor industry, spanning engineering, management and global operational leadership, and expertise in business leadership, corporate strategy, manufacturing and marketing experience. He also brings prior public company board experience.

OTHER PUBLIC BOARDS

Current

●GlobalFoundries Inc.

Past Five Years

●None

CAREER HIGHLIGHTS

GlobalFoundries, Inc., a multinational semiconductor contract manufacturing and design company

●CEO (March 2018-present)
●Senior vice president and general manager, Fab 8 semiconductor wafer manufacturing facility (2014-March 2018)

Soraa, Inc.

●President and chief operating officer (2012-2014)

Caitin Inc.

●CEO (2010-2012)

Audit	Compensation and Talent	Governance	Executive	Committee Chair

12	Western Digital 2022 Proxy Statement

MARTIN I. COLE, 66 INDEPENDENT Director Since: December 2014 Committees:

QUALIFICATIONS

Mr. Cole brings to our Board extensive senior executive leadership experience across a variety of business sectors and geographies. This demonstrates his ability to provide strategic advice and lead multiple teams across a variety of business sectors, and provides him with wide-ranging insights, including relating to technology solutions, which are an important part of our business.

Mr. Cole has significant experience establishing and overseeing executive compensation programs as a former executive, CEO and as a board and compensation committee member at other public companies. His former executive and board roles, along with his financial experience, qualify him as an audit committee financial expert under SEC rules.

OTHER PUBLIC BOARDS

Current

●The Western Union Company

Past Five Years

●Cloudera, Inc.

CAREER HIGHLIGHTS

3i Group plc, a private equity firm

●Senior adviser (January 2017-present)

Cloudera, Inc., an enterprise data management systems company

●Interim CEO (August 2019-January 2020)

Accenture plc

●Chief executive – technology (2012-2014)
●Chief executive – communications, media and technology group (2006-2012)
●Chief executive – government operating group (2004-2006)
●Managing partner, outsourcing and infrastructure group (2002-2004)

TUNÇ DOLUCA, 64 INDEPENDENT Director Since: August 2018 Committees:

QUALIFICATIONS

Mr. Doluca brings to our Board 40 years of executive leadership and technical experience in the semiconductor industry, which provides our Board with valuable perspectives directly relevant to our business. As a seasoned CEO and director of a large public technology company, he has expertise in corporate strategy, financial management, operations, marketing and research and development, and significant experience establishing and overseeing executive compensation programs, all which are critical to achieving our strategic objectives.

OTHER PUBLIC BOARDS

Current

●Analog Devices, Inc.

Past Five Years

●Maxim Integrated

CAREER HIGHLIGHTS

Maxim Integrated (acquired by Analog Devices, Inc. in August 2021), an integrated circuits manufacturing company

●President and CEO (2007- August 2021)
●Group president (2005-2007)
●Senior vice president (2004-2005)
●Vice president (1994-2004)

Audit	Compensation and Talent	Governance	Executive	Committee Chair

Corporate Governance Matters	13

DAVID V. GOECKELER, 60 CHIEF EXECUTIVE OFFICER Director Since: March 2020 Committees:

QUALIFICATIONS

Mr. Goeckeler brings to our Board indispensable knowledge and expertise developed during his 20 years of experience in technical and leadership positions at Cisco, including more than six years in senior management positions there, and his current position as our CEO.

OTHER PUBLIC BOARDS

Current

●Automatic Data Processing, Inc.

Past Five Years

●None

CAREER HIGHLIGHTS

Western Digital Corporation

●CEO (March 2020-present)

Cisco Systems, Inc., a multinational technology company

●Executive vice president and general manager, networking and security (July 2017-March 2020)
●Senior vice president and general manager, networking and security business group (2016-2017)
●Senior vice president and general manager, security business (2014-2016)

MATTHEW E. MASSENGILL, 61 INDEPENDENT CHAIR OF THE BOARD Director Since: January 2000 Committees:

QUALIFICATIONS

Mr. Massengill brings to our Board extensive and significant experience directly relevant to our business developed during his many years of service to Western Digital as an executive and Board member. As our former CEO, President and Chief Operating Officer, he has a deep understanding of our operations, provides valuable knowledge to our Board on the issues we face to achieve our strategic objectives and has extensive international experience. His prior service on numerous other public company boards of directors also provides our Board with important board-level perspective.

OTHER PUBLIC BOARDS

Current

●None

Past Five Years

●Microsemi Corporation

CAREER HIGHLIGHTS Western Digital Corporation ●Chair of the Board (2001-2007) ●CEO (2000-2005) ●President (2000-2002) ●Chief Operating Officer (1999-2000)

Audit	Compensation and Talent	Governance	Executive	Committee Chair

14	Western Digital 2022 Proxy Statement

STEPHANIE A. STREETER, 65 LEAD INDEPENDENT DIRECTOR Director Since: November 2018 Committees:

QUALIFICATIONS

Ms. Streeter brings to our Board extensive senior executive leadership experience overseeing companies with manufacturing and operations across the globe. She has served on several public company boards of directors, with substantial governance experience as a director and former governance committee member of several public companies such as Goodyear and Kohl’s. She also has significant experience establishing and overseeing executive compensation programs as a former CEO and as a board and compensation committee member at other public companies.

OTHER PUBLIC BOARDS

Current

●Kohl’s Corporation

Past Five Years

●Olin Corporation
●Goodyear Tire & Rubber Company

CAREER HIGHLIGHTS Libbey Inc. ●CEO (2011-2016) U.S. Olympic Committee ●Acting CEO (2009-2010) ●Board member (2004-2009) Banta Corporation ●President and CEO (2001-2007)

MIYUKI SUZUKI, 62 INDEPENDENT Director Since: July 2021 Committees:

QUALIFICATIONS

Ms. Suzuki brings to our Board extensive leadership experience in the technology and telecommunications industries. She has deep global operations experience across the Asia Pacific region, including substantial governance experience as a director of two-Japanese based companies (MetLife Japan and Jera Co., Inc.).

OTHER PUBLIC BOARDS

Current

●Twilio Inc.

Past Five Years

●None

CAREER HIGHLIGHTS

Cisco Systems, Inc.

●President, Asia Pacific, Japan and China (January 2018-February 2021)
●President and general manager, Japan (2015-January 2018)

Jetstar Japan

●President and CEO (2011-2015)

KVH (now Colt Technology Services)

●President and vice chairman (2007-2011)

Lexis Nexis Asia Pacific

●President and CEO (2004-2006)

Japan Telecom

●Executive vice president and head of consumer business (2002-2004)

Audit	Compensation and Talent	Governance	Executive	Committee Chair

Corporate Governance Matters	15

Director Meeting Attendance

During fiscal 2022, our Board of Directors met 12 times. Each of the directors who served during fiscal 2022 attended 75% or more of the aggregate number of Board meetings and meetings of our Board committees on which he or she served during fiscal 2022.

Our Board strongly encourages each director to attend our annual meeting of stockholders. All directors standing for election at the 2021 annual meeting of stockholders were in attendance.

STRONG DIRECTOR ENGAGEMENT

Average director attendance at fiscal 2022 Board and committee meetings:

Board	Audit	Compensation and Talent	Governance
97%	96%	97%	91%

Over 95% Board and committee meeting aggregate average attendance in fiscal 2022.

Director Skills and Expertise

Our Board of Directors believes our nominees’ breadth of experience, diversity and mix of qualifications, attributes, tenure and skills strengthen our Board’s independent leadership and effective oversight of management.

INDEPENDENCE	GENDER	AGE	TENURE
88% Independent	38% Women	62 Years Average Age	6 Years Average Tenure

WOMEN IN BOARD LEADERSHIP ROLES

Lead Independent Director	Audit Committee Chair	Governance Committee Chair

16	Western Digital 2022 Proxy Statement

DIRECTOR NOMINEE SKILLS, EXPERIENCE AND BACKGROUNDS

EXECUTIVE EXPERIENCE
Experience in executive-level positions is important to gain a practical understanding of complex organizations, corporate governance, operations, talent development, strategic planning and risk management
SEMICONDUCTOR EXPERIENCE Experience in the semiconductor industry is important in understanding our technology, products and operations, which is critical for our future growth
DATA INFRASTRUCTURE EXPERIENCE
Experience in data infrastructure, including related software, hardware and data centers, storage, protection and management is important to understanding the issues and opportunities facing our business
STRATEGIC TRANSACTIONS EXPERIENCE
Experience leading a company through a large transition, transformation, integration, merger or acquisition is key to our Board’s review of strategic alternatives aimed at further optimizing long-term value for our stockholders
MANUFACTURING Experience with sophisticated, large-scale manufacturing increases our Board’s understanding of our distribution, supply chain and manufacturing facilities
OPERATIONS AND INFRASTRUCTURE Experience with complex, global operations assists our Board in fostering our operational excellence and adapting to evolving market conditions
TECHNOLOGY/INNOVATION Experience in researching, developing or designing leading-edge technologies is critical for the continued growth and innovation of our business
GLOBAL EXPERIENCE
Experience with businesses with substantial international operations provides critical business and cultural perspectives to our Board and is important in understanding the strategic opportunities and risks relating to our business
FINANCE AND ACCOUNTING Experience overseeing accounting and financial reporting is key to our Board’s oversight of our financial reporting process and internal controls
CYBERSECURITY Experience understanding and managing information technology and cybersecurity threats is increasingly important to mitigate risks to our business
RISK MANAGEMENT Experience in assessing and managing enterprise risks is critical to our Board’s role in overseeing our enterprise risk management program
CORPORATE SUSTAINABILITY AND RESPONSIBILITY
Experience in assessing environmental, sustainability, climate-related risks and social responsibility initiatives is critical to our Board’s role in overseeing our corporate responsibility and sustainability policies and programs
HUMAN CAPITAL MANAGEMENT Experience in human capital management in large organizations assists our Board in overseeing succession planning, talent development and our executive compensation program
MEMBER OF AN UNDERREPRESENTED COMMUNITY Self-identifies as racially or ethnically diverse, or as a member of the LGBTQ+ community
GENDER Self-identified gender Male = M; Female = F; Nonbinary, third gender or other = O	F	M	M	M	M	M	F	F

Indicates “Technical or Managerial Expertise” (expertise derived from direct and hands-on experience or direct managerial experience with the subject matter during his/her career)
Indicates “Working Knowledge” (experience derived through: (i) board or relevant committee membership at our company or another public company; (ii) executive leadership or board membership of a public company in the relevant industry; or (iii) consulting, investment banking, private equity investing or legal experience)

OUR BOARD IS HIGHLY ENGAGED AND WELL QUALIFIED, AND ALL DIRECTOR NOMINEES POSSESS THE SKILLS AND EXPERIENCES NECESSARY TO OVERSEE OUR EVOLVING AND GROWING BUSINESS.

Corporate Governance Matters	17

Board Diversity Matrix (As of October 3, 2022)

Our Board of Directors believes that having a mix of directors with diverse and complementary qualifications, expertise and attributes is fundamental to meeting its oversight responsibility. The table below reflects certain diversity information for our current Board based on self-identification by each director.(1)

Total Number of Directors			9
				Did Not Disclose
	Female	Male	Non-Binary	Gender
Part 1: Gender Identity
Directors	4	5	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Asian	1	—	—	—
White	2	5	—	—

(1)	Includes information for Paula A. Price, who has not been nominated for reelection at the Annual Meeting and her term of service will end immediately prior to the Annual Meeting.

Director Independence

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to our company or our management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the Nasdaq Stock Market. Based on its review, our Board has affirmatively determined that, except for serving as a member of our Board, none of our current non-employee directors (Messrs. Caulfield, Cole, Doluca or Massengill, or Mses. Alexy, Price, Streeter or Suzuki) has any relationship that, in the opinion of our Board, would interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director, and that each such director qualifies as “independent” as defined by the listing standards of the Nasdaq Stock Market. Our Board also previously determined that Kathleen A. Cote, who served as a non-employee director until her retirement from our Board in November 2021, qualified as “independent” as defined by the listing standards of the Nasdaq Stock Market during the period of her service in fiscal 2021. Mr. Goeckeler is currently a full-time, executive-level employee of our company and, therefore, is not “independent” as defined by the listing standards of the Nasdaq Stock Market.

18	Western Digital 2022 Proxy Statement

Director Nominations, Board Refreshment
and Diversity

Key Director Criteria

The Governance Committee has adopted a policy regarding critical factors to be considered in selecting director nominees, which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intellect, judgment, foresight, skills, experience and achievements, all of which are viewed in the context of the overall composition of our Board of Directors; the absence of any conflict of interest or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on our Board; and representation of the long-term interests of our stockholders as a whole and a diversity of backgrounds and expertise, which are most needed and beneficial to our Board and our company.

The Governance Committee is committed to Board diversity and takes into account the personal characteristics, experience and skills of current and prospective directors, including gender, race, ethnicity and membership in another underrepresented community, to ensure that a broad range of perspectives is represented on our Board to effectively perform its governance role and oversee the execution of our strategy.

As further detailed below, the Governance Committee annually evaluates the size and composition of our Board and assesses whether the composition appropriately aligns with our evolving business and strategic needs. Through this process, our Board, upon the recommendation of the committee, develops a list of qualifications, skills and attributes sought in director candidates. Specific director criteria evolve over time to reflect our strategic and business needs and the changing composition of our Board.

Diverse Director Candidate Pool Provision

Our Corporate Governance Guidelines require the Governance Committee to include, and instruct any search firm it engages to include, women and members of underrepresented communities in the pool from which the committee selects director nominees. The diverse director candidate pool provision reflects our Board’s continued commitment to diversity in the boardroom. Of the last six independent directors to join our Board, four were women, including two from underrepresented communities.

Corporate Governance Matters	19

Director Nomination Process

ASSESS

Our Board of Directors, led by the Governance Committee, evaluates the size and composition of our Board at least annually, considering the evolving skills, perspectives and experience needed on our Board to perform its governance and oversight role as our business transforms and the underlying risks change over time. Among other factors, the committee considers our strategy and needs, as well as our directors’ skills, expertise, experiences, tenure, age and backgrounds, including gender, race, ethnicity and membership in another underrepresented community. After assessing these factors, our Board develops criteria for potential candidates to be additive and complementary to the overall composition of our Board. Specific director criteria evolve over time to reflect our strategic and business needs and the changing composition of our Board.

IDENTIFY

The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for membership on our Board of Directors, including considering recommendations from incumbent directors, management or stockholders and engaging the services of an outside search firm to identify suitable potential director candidates. The committee will include, and instruct any search firm it engages to include, women and members of underrepresented communities in the pool of director candidates.

EVALUATE

The Governance Committee has established a process for evaluating director candidates that it follows regardless of who recommends a candidate for consideration. Through this process, the committee considers a candidate’s skills and experience, outside commitments and other available information regarding each candidate. For incumbent director candidates, this process includes consideration of the results of the annual Board and committee evaluations. See the section entitled “Board Processes and Policies—Board Evaluation” below. Following the evaluation, the committee recommends nominees to our Board.

NOMINATE

Our Board of Directors considers the Governance Committee’s recommended nominees, analyzes their independence and qualifications and selects nominees to be presented to our stockholders for election to our Board.

Stockholder Recommendations and Nominations of Director Candidates

The Governance Committee may receive recommendations for director candidates from our stockholders. Additionally, our stockholders may nominate director candidates for inclusion in our proxy materials pursuant to the proxy access right set forth in our By-laws or may nominate directors for election at future annual meetings of our stockholders pursuant to the advance notice provisions set forth in our By-laws, in each case as described further below.

Stockholder Recommendations of Director Candidates

A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: the name and address of the stockholder as they appear on our books or other proof of share ownership; the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; the principal occupation or employment of the director candidate; the class and number of shares of our common stock beneficially owned by the director candidate; the consent of the director candidate to serve as a member of our Board of Directors if appointed or elected; and any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC.

20	Western Digital 2022 Proxy Statement

The committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors. Stockholders recommending candidates for consideration by our Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

The committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as it uses for any other director candidate. If the committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

Proxy Access

Our By-laws provide for proxy access, a means for our stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. A stockholder, or group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements is generally permitted to nominate the greater of: (i) two director nominees; and (ii) 20% of the number of directors on our Board. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of our outstanding common stock continuously for at least three years and deliver written notice of the nomination to our Secretary in the manner described in Section 2.14 of our By-laws and within the time periods set forth in this Proxy Statement in the section entitled “Additional Information—General Information About the Annual Meeting—Submission of Stockholder Proposals and Director Nominations.” Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 2.14 of our By-laws.

Other Director Nominations

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) and who do not intend for the nomination to be included in our proxy materials pursuant to the proxy access process described above must comply with the advance notice requirement set forth in our By-laws. To comply, a stockholder must deliver written notice of the nomination to our Secretary in the manner described in Section 2.11 of our By-laws and within the time periods set forth in this Proxy Statement in the section entitled “Additional Information—General Information About the Annual Meeting—Submission of Stockholder Proposals and Director Nominations.”

Board Refreshment

Our Board of Directors believes that periodic Board refreshment can provide new experiences and fresh perspectives to our Board and is most effective if it is sufficiently balanced to maintain continuity among Board members that will allow for the sharing of historical perspectives and experiences relevant to our company. Our Board seeks to achieve this balance through its director succession planning process and director retirement policy described below. Our Board also utilizes the annual Board and individual director assessment process discussed below under “Board Processes and Policies—Board Evaluation” to help inform its assessment of our Board’s composition and Board refreshment needs. In keeping with our commitment to Board refreshment, we have currently engaged an executive search firm to assist us in identifying and evaluating potential independent director nominees to join our Board.

Seven New Directors Elected in the Past Five Years

Succession Planning

Our Board of Directors is focused on ensuring that it has members with diverse skills, expertise, experience, tenure, age and backgrounds, including gender, race and ethnicity, because a broad range of perspectives is critical to effective corporate governance and overseeing the execution of our strategy. The Governance Committee has developed a long-range succession plan to identify and recruit new directors, and three independent non-employee directors have been appointed since 2020. The committee also plans for the orderly succession of the Chairs of our Board’s committees.

Additional Information	21

Retirement Policy

To help facilitate the periodic refreshment of our Board of Directors, our Corporate Governance Guidelines provide that no director shall be nominated for re-election after the director has reached the age of 72. Three members of our Board have retired pursuant to this retirement policy since 2019.

Board’s Role and Responsibilities

Stockholder Engagement

Our Board of Directors and management are committed to regular engagement with our stockholders and soliciting their views and input on important performance, executive compensation, governance, environmental, social, human capital management and other matters.

●

Board-Driven Engagement. In addition to the Governance Committee’s oversight of the stockholder engagement process and the periodic review and assessment of stockholder input, our directors also engage directly with our stockholders by periodically participating in stockholder outreach.

●

Year-Round Engagement and Board Reporting. Our executive management members and directors, together with our investor relations and legal teams, conduct outreach to stockholders throughout the year to obtain their input on key matters and keep our management and Board informed about the issues that our stockholders tell us matter most to them.

●

Transparency and Informed Compensation Decisions and Governance Enhancements. The Compensation and Talent and Governance Committees routinely review our executive compensation design and governance practices and policies, respectively, with an eye towards continual improvement and enhancements. Stockholder input is regularly shared with our Board, its committees and management, facilitating a dialogue that provides stockholders with transparency into our executive compensation design and governance practices and considerations, and informs our company’s enhancement of those practices.

Year-Round Stockholder Engagement

Over the past year, we reached out to stockholders representing approximately 59% of shares outstanding and conducted calls with stockholders representing approximately 33% of shares outstanding, composed of investors with a variety of investment styles and geographic locations.

Our Chair of the Compensation and Talent Committee, an independent director, led many of these stockholder calls.

Summer 2022 Stockholder Engagement and Feedback

In our recent summer 2022 stockholder engagement, we discussed a variety of topics. Key areas of focus included the following topics:

●	Our strategic review process, the evolution of our business and product strategy and resulting performance
●	Executive compensation philosophy and actions taken in light of the strategic review process, ongoing stockholder feedback and further refinement in aligning pay with performance
●	Executive leadership team composition and alignment with our long-term strategy
●	Board composition, skills, experience and diversity
●	Corporate responsibility and sustainability, including recent highlights related to our energy and emissions, human rights and lifecycle impacts work
●	Diversity, equity and inclusion (“DE&I”) initiatives, reporting and oversight

22	Western Digital 2022 Proxy Statement

Given the significance of the strategic review that was underway during these engagements, investors appreciated Board dialogue on prioritizing long-term value creation, maintaining the leadership team during this period and evolving our incentive structures to be durable into the future. Investors also appreciated the progress we made in the areas of sustainability disclosure and DE&I initiatives.

We share all feedback received as part of our engagement program with our Board to help inform dialogue and future decisions. In the past year, for example, stockholder feedback influenced changes in how we manage our dilution and the incorporation of environmental, social and governance (“ESG”) goals into our incentive compensation program. Specifically, we took action to manage our equity burn rate and dilution by introducing cash awards for mid-level employees in lieu of equity under our long-term incentive (“LTI”) program. As the Compensation and Talent Committee made adjustments to the fiscal 2023 compensation program, the committee approved the addition of ESG goals for the fiscal 2023 short-term incentive (“STI”) plan as part of the individual performance component (“IPC”), which include emissions reduction goals and DE&I goals for our named executive officers.

Corporate Responsibility and Sustainability

We believe responsible and sustainable business practices support our long-term success as a company. Those practices help keep our communities and our environment vibrant and healthy. They also lead us to more efficient and resilient business operations, help us meet our customers’ efficiency targets, reduce risks of misconduct and legal liability, enhance the reliability of our supply chain and improve the health, well-being, engagement and productivity of our employees. We believe that being an industry leader is not just about having talented employees or innovative products. It is also about doing business the right way, every day. That is why our commitment to sound corporate responsibility is deeply rooted in all aspects of our business.

Oversight by Our Board of Directors

Sound corporate responsibility in all aspects of our business is a focus of our Board of Directors. The Governance Committee is responsible for assisting our Board in overseeing the development and maintenance of our corporate responsibility and sustainability policies, practices and programs, including our public sustainability reporting. The committee has specific responsibility for periodically reviewing our policies and practices related to human rights, environmental and climate change and other topics as may be designated by our Board from time to time. The committee receives updates from our sustainability group and management regularly, including progress towards our sustainability initiatives or established targets or goals, and reviews trends, priorities and implementation of new sustainability initiatives.

The Audit Committee is responsible for reviewing the implementation of legal or regulatory requirements regarding public disclosure of topics covered by our corporate responsibility and sustainability programs and management’s controls and procedures with respect to these disclosures.

In addition, the Compensation and Talent Committee periodically reviews our people policies and programs, including those focusing on talent attraction, engagement and retention, DE&I and other topics as may be designated by our Board from time to time.

Corporate Governance Matters	23

2021 Sustainability Report

Our 2021 Sustainability Report is located on our Corporate Responsibility – Overview page at www.westerndigital.com. The topics covered were selected based on a detailed materiality assessment completed by a third party, which incorporated input from investors, customers and other stakeholders, as well as strategic priorities, and the report aligns with SASB standards, TCFD recommendations, UN SDGs and GRI standards. Below are notable highlights from our 2021 Sustainability Report, which covered our fiscal 2021:

Human Rights and Labor	Energy and Emissions	Lifecycle Impacts

Respecting human rights is a foundational aspect of how we do business. We work diligently to foster a working environment where Western Digital employees and employees of our suppliers can be treated with respect and dignity and are provided with fair and safe working conditions.

●Completed a global human rights impact assessment
●Expanded our disclosure of human rights and labor management practices in our Modern Slavery Compliance Statement
●Enhanced human rights-related training to our supply chain

We aim to do our part in helping build an environmentally sustainable future by reducing our energy consumption, investing in conservation projects and managing our impacts on the environment.

●Set science-based emissions reduction targets, which were approved by the Science Based Targets initiative
●Achieved a year-over-year 3.8% reduction in energy use and a 25% reduction in energy intensity
●Completed a climate-scenario analysis aligned with TCFD recommendations
●Completed a robust Scope 3 emissions data analysis to support emissions reduction targets

We care for our world at every step, everywhere we operate. Because our products are used widely throughout the world, we are committed to delivering products designed and manufactured with long-term sustainability in mind.

●Enabled the diversion of over six metric tons of waste from landfills since the launch of our product takeback program in April 2020
●Completed several ISO-conformant lifecycle assessments to evaluate the impacts of our products
●Kicked off new initiatives to reduce packaging and increase use of recycled materials

Diversity, Equity and Inclusion	Health and Safety/COVID-19	Integrity

Our people are Western Digital’s most valuable resource. We believe we can achieve the best business outcomes by empowering our diverse and talented employees to make an impact, together.

●Disclosed pay equity results and Employment Information Report (EEO-1) data
●Recognized for the third consecutive year by Women’s Choice Award as a Best Company for Millennials, and received a perfect score from Human Rights Campaign in their Corporate Equality Index
●Promoted a Global Anti-Harassment and Discrimination Policy with associated training worldwide

As a company that has positioned itself to be the world’s leading data infrastructure company, we remain committed to providing essential infrastructure to support our world community during this worldwide pandemic. We do so with the health and safety of our employees as our first priority.

●Phased return-to-site plan based on local guidance and global best practice
●Facilitated vaccinations, including through vaccine drives in India, Thailand, Malaysia and the Philippines
●Provided paid leave for employees impacted by COVID-19

As a global company operating across a wide range of geographies, Western Digital is committed to doing business fairly and legally. We set a consistent tone across our organization to form our global culture of integrity.

●Recognized by Ethisphere Institute for the fourth consecutive year as one of the World’s Most Ethical Companies
●100% of operations assessed for risks related to corruption since 2016
●Zero reportable breaches of personal data in 2020 or in 2021

24	Western Digital 2022 Proxy Statement

Our People Strategy

Our employees are paramount to our journey to transform our company and redefine the data storage market. To this end, our people strategy is grounded in the intention to hire, engage and retain the best talent to support our vision of creating breakthrough innovation that enables the world to actualize its aspirations. We hired a new Chief People Officer in fiscal 2022 to help accelerate the transformation of our human resources function to be more people-centric and to drive better outcomes for the business.

Diversity, Equity and Inclusion

We aim to leverage the power and potential of diversity. We are committed to promoting an inclusive environment where every individual can thrive through a sense of belonging, respect and contribution. We are committed to hiring inclusively, providing training and development opportunities, ensuring equitable pay for all employees and we continue to focus on increasing diverse representation at every level of our company.

Racial/Ethnic Diversity(1)	Gender Diversity
U.S. Management	Management	Technical Staff

We saw percentage point increases among our new college graduate hires in fiscal 2022 of 2.5 for women, 1.4 for Hispanic/Latinx and 1.0 for multiracial representation.

(1)	As of July 1, 2022. Racially/ethnically diverse U.S. Management group consists of members of Asian, Black/African American, Hispanic/Latinx or other racially or ethnically diverse communities.

Our employee resource groups (“ERGs”) help create an inclusive culture that embraces the uniqueness of our employees. We have several ERG communities, focusing on women, LGBTQ+, racial and ethnic minorities, military and people with disabilities. In fiscal 2022, we launched a self-identification initiative that invited employees to share more about who they are across dimensions of gender, gender identity, veteran status and disabilities. Participation was optional, data was protected and the results were anonymized. We believe an in-depth understanding of our employee population will enable us to better engage and retain our talent.

Corporate Governance Matters	25

Compensation and Benefits

We believe in the importance of investing in our people, and we do that through a robust total rewards program. Some achievements and initiatives of our compensation program include:

●	Benchmarked our compensation and benefits programs using market data from reputable third-party consultants
●	Conducted internal focus groups and employee surveys to inform programs and identify opportunities
●	Expanding our annual pay equity assessment to cover 100% of our employee population globally to ensure that men and women receive equal pay for equal work
●	Implemented a global recognition program as part of compensation to celebrate the contributions of employees who bring our core values and cultural attributes to life
●	Expanded benefits access for our employees to caregivers and enhanced behavioral health benefits for dependent children in the U.S.
●	Enhanced medical coverage in our larger countries and offered flexible benefits in India

Talent Attraction, Development and Engagement

Foundational to our people strategy is the attraction, development and engagement of our employees. In fiscal 2022, we continued to enhance our people strategy with the following achievements and initiatives:

●	Adopted a skills-based philosophy that screens and hires employees based on capabilities and potential, and we plan to continue the implementation of these practices in fiscal 2023
●	Conducted a pilot program that aimed to remove potential for bias from our talent sourcing process and broaden our diverse talent pool, and tested technology to make sure that job descriptions utilize inclusive language
●	Delivered unconscious bias training to leaders, equipping them to lead inclusively and identify unconscious bias
●	Invested in leadership development through our flagship program, “leader essentials,” to help people at all levels cultivate skills, such as effective communication, creating an inclusive culture and building effective relationships
●	Conducted employee surveys with an overall employee survey participation rate of 90%, allowing employees to voice their opinion on topics related to our culture and human capital management initiatives

26	Western Digital 2022 Proxy Statement

Risk Oversight and Compensation Risk Assessment

Board’s Role in Risk Oversight

Our Board of Directors’ role in risk oversight involves both our full Board and its committees. Individual committees are charged with ensuring that reasonable information and reporting systems exist to identify potential risks to our company encountered through their respective committee work and with exercising appropriate oversight of those risks. Potential risks are raised to the Audit Committee and full Board for inclusion in our enterprise risk management (“ERM”) process. Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks, and therefore such processes do not materially affect its choice of leadership structure as described in the section entitled “Board Structure—Board Leadership Structure” below.

BOARD OF DIRECTORS
Our Board meets periodically with our Chief Audit Executive to review our overall ERM program and policies. Throughout the year, our Board receives updates on specific risks and mitigating measures in the course of its review of our strategy and business plan, and through reports to our Board by its respective committees and senior members of management.

AUDIT
COMMITTEE
●Oversees ERM, internal audit and internal controls processes and policies and our Chief Audit Executive
●Oversees the following risk topics:
●Financial reporting, accounting, internal controls, fraud and capital structure
●Legal and regulatory compliance, including our Ethics and Compliance program
●Legal and regulatory requirements regarding public disclosure of topics covered by our corporate responsibility and sustainability programs
●Cybersecurity (receives quarterly updates from our Chief Information Security Officer)
●Tax and transfer pricing matters
●General business risks

COMPENSATION AND
TALENT COMMITTEE
Oversees the following risk topics:
●Compensation programs, policies and practices
●Equity and other incentive plans
●Recruiting, engagement and retention
●Human capital management, including DE&I
●CEO succession planning and senior leadership development

GOVERNANCE
COMMITTEE
Oversees the following risk topics:
●Board and committee composition, including Board leadership structure
●Director succession planning
●Corporate governance policies and practices
●Corporate responsibility and sustainability policies and programs, including related to human rights, environmental and climate change
●Corporate political and lobbying activities and expenditures

MANAGEMENT

Each of our major business unit and functional area heads, with the assistance from their staff, work with our internal audit and ERM functions to identify risks that could affect achievement of business strategies or objectives and develop risk mitigation measures, contingency plans and a consolidated risk profile that is reviewed and discussed with our CEO and CFO before presentation to the Audit Committee. On a regular basis, our ERM function reviews with senior management and the committee the risk profile and action plan progress, which are also made available to our Board. Our Chief Audit Executive also develops a risk-based internal audit plan utilizing the ERM consolidated risk profile.

Corporate Governance Matters	27

Compensation Risk Assessment

Consistent with SEC disclosure requirements, we reviewed our fiscal 2022 compensation policies and practices to determine whether they encourage excessive risk taking. We concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.

Chief Executive Officer Evaluation and Succession Planning

Evaluation

The Compensation and Talent Committee reviews and approves our CEO’s goals and objectives. Our Compensation and Talent Committee Chair leads the evaluation of our CEO’s performance in light of those goals and objectives by seeking input from each non-employee director, which is then discussed with our Board of Directors. Following the evaluation of our CEO’s performance, the committee determines and approves our CEO’s compensation.

Succession Planning

The Compensation and Talent Committee oversees CEO and key management personnel succession planning. Our Board of Directors periodically reviews the succession plan for key management personnel, including the CEO’s and key management’s development plans. Directors engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Furthermore, our Board periodically reviews the overall composition of our key management personnel’s qualifications, tenure and experience.

Emergency Succession

Our Board of Directors has also adopted an emergency CEO succession plan. The plan will become effective in the event our CEO becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to our business and operations. Our emergency CEO succession plan is reviewed annually by the Governance Committee and our Board.

28	Western Digital 2022 Proxy Statement

Board Structure

Board Leadership Structure

Our Board of Directors does not have a policy with respect to whether the roles of Chair of the Board and CEO should be separate and, if they are to be separate, whether our Chair of the Board should be selected from our directors who are not our employees (referred to in this Proxy Statement as our “non-employee directors”) or should be an employee.

Current Leadership Structure

DAVID V. GOECKELER	MATTHEW E. MASSENGILL	STEPHANIE A. STREETER
Chief Executive Officer	Independent Chair of the Board	Lead Independent Director

We currently separate the roles of CEO and Chair of the Board, with Mr. Massengill currently serving as Chair of the Board. Our Board believes this is the appropriate leadership for our company at this time because it permits Mr. Goeckeler, as our CEO, to focus on setting our strategic direction, day-to-day leadership and our performance, while permitting our Chair of the Board to focus on providing guidance to our CEO and setting the agenda for Board meetings. Our Board also believes that the separation of our CEO and Chair of the Board roles assists our Board in providing robust discussion and evaluation of strategic goals and objectives.

Our Corporate Governance Guidelines provide that our Board will appoint a Lead Independent Director if our Chair of the Board is not an independent director under the Nasdaq Stock Market listing standards or if our Board otherwise deems it appropriate. Although our Board has determined that Mr. Massengill is independent under the Nasdaq Stock Market listing standards, because he is a former executive Chair of the Board, President and CEO of our company, our Board determined it was appropriate to appoint Ms. Streeter as our Lead Independent Director. Ms. Streeter’s leadership roles on our prior special CEO search committee, in successful director searches and as our Governance Committee Chair qualify her to serve as our Lead Independent Director.

Our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Lead Independent Director

The duties of our Lead Independent Director include:

●	Acting as a liaison between our independent directors and management
●	Assisting our Chair of the Board in establishing the agenda for Board meetings
●	Coordinating the agenda for, and chairing, the executive sessions of our independent directors
●	Presiding at any Board meeting at which our Chair is not present
●	Overseeing our Board evaluation process
●	Overseeing our stockholder engagement efforts and being available for engagement with stockholders as appropriate
●	Performing such other duties as may be specified by our Board of Directors from time to time

Our independent directors also meet regularly in executive sessions without management to review, among other things, our strategy, financial performance, management effectiveness and succession planning.

Corporate Governance Matters	29

Committees

Our Board of Directors has standing Audit, Compensation and Talent, Governance and Executive Committees. Each of the standing committees operates pursuant to a written charter that is available on our website under “Leadership & Governance” at investor.wdc.com. Our Board has affirmatively determined that all members of the Audit, Compensation and Talent and Governance Committees are independent as defined under the listing standards of the Nasdaq Stock Market and applicable SEC rules.

Audit Committee	Meetings Held in Fiscal 2022: 8 | Committee Report: page 95

COMMITTEE MEMBERS	KEY RESPONSIBILITIES
Kimberly E. Alexy (Chair) Paula A. Price(1) Martin I. Cole
●Directly responsible for appointing, compensating and overseeing independent accountants, with input from management
●Pre-approves all audit and non-audit services
●Reviews annual and quarterly financial statements
●Reviews adequacy of accounting and financial personnel resources
●Oversees and appoints our chief audit executive and reviews our internal audit plan and internal controls
●Reviews and discusses with management risk assessment and enterprise risk management policies, including risks related to financial reporting, accounting, internal controls, fraud, capital structure, legal and regulatory compliance and cybersecurity
●Reviews and discusses with management the implementation of legal and regulatory requirements regarding public disclosure of topics covered by our corporate responsibility and sustainability programs
●Oversees ethics and compliance program
Our Board has affirmatively determined that each member is an “audit committee financial expert” as defined by rules of the SEC.

(1)	Ms. Price has not been nominated for reelection at the Annual Meeting and her term of service will end immediately prior to the Annual Meeting. Our Board intends to appoint an additional member to the Audit Committee to be effective immediately following the Annual Meeting.

30	Western Digital 2022 Proxy Statement

Compensation and Talent Committee	Meetings Held in Fiscal 2022: 11 | Committee Report: page 41

COMMITTEE MEMBERS	KEY RESPONSIBILITIES
Martin I. Cole (Chair) Stephanie A. Streeter Tunç Doluca
●Evaluates and approves executive officer compensation
●Reviews our people programs and initiatives, including DE&I
●Reviews and makes recommendations on non-employee director compensation
●Reviews and approves corporate goals and objectives for our CEO’s compensation and evaluates our CEO’s performance in light of those goals and objectives
●Oversees incentive and equity-based compensation plans
●Reviews and recommends changes to benefit plans requiring Board approval
●Reviews and approves any compensation recovery (clawback) policy or stock ownership guidelines applicable to executive officers
●Oversees the CEO succession plan and senior leadership development program

Governance Committee	Meetings Held in Fiscal 2022: 14

COMMITTEE MEMBERS	KEY RESPONSIBILITIES
Stephanie A. Streeter (Chair) Thomas Caulfield Kimberly E. Alexy Miyuki Suzuki
●Develops and recommends a set of corporate governance principles
●Evaluates and recommends the size and composition of our Board and committees and functions of committees
●Develops and recommends Board membership criteria
●Identifies, evaluates and recommends director candidates
●Reviews corporate governance issues and practices
●Manages the annual Board and committee evaluation process
●Assists our Board in overseeing corporate responsibility and sustainability policies and programs and public reporting
●Reviews and oversees responses regarding stockholder proposals relating to corporate governance, corporate responsibility or sustainability matters
●Oversees our political and lobbying strategy, activities and expenditures

Corporate Governance Matters	31

Executive Committee	Meetings Held in Fiscal 2022: 7

COMMITTEE MEMBERS	KEY RESPONSIBILITIES
David V. Goeckeler (Chair) Matthew E. Massengill Kimberly E. Alexy Stephanie A. Streeter
●Has powers of our Board in management of our business affairs in between meetings of our Board, subject to applicable law or the rules and regulations of the SEC or the Nasdaq Stock Market and specific directions given by our Board
●Beginning in June 2022, oversees the assessment process and evaluates potential strategic alternatives for our company

Employee Awards Committee

Our Board of Directors has also established an Employee Awards Committee as a Board committee with limited delegated authority to approve and establish the terms of equity and cash awards granted to eligible participants. Mr. Goeckeler is currently the sole director serving on the committee.

Board Processes and Policies

Corporate Governance Guidelines and Code of
Business Ethics

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for governance of our company and represent our Board’s current views with respect to selected corporate governance issues considered to be of significance to stockholders, including:

●	The role and responsibilities of our Lead Independent Director
●	Director nomination procedures and qualifications
●	Director independence
●	Policies related to board refreshment and limitations on other board service
●	Director orientation and continuing education
●	Annual performance evaluations of our Board and committees
●	Succession planning and management development

Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under “Leadership & Governance” at investor.wdc.com.

We intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under “Leadership & Governance” at investor.wdc.com, to the extent required by applicable rules and regulations of the SEC or the Nasdaq Stock Market.

32	Western Digital 2022 Proxy Statement

Director Overboarding Policy

Our Board of Directors encourages directors to limit the number of other boards on which they serve to ensure that they are able to devote sufficient time and effort to properly discharge their duties and responsibilities as a member of our Board. In determining the appropriate number of outside directorships, directors should consider potential board attendance, participation and effectiveness on these boards.

The table below summarizes the limits on the number of outside directorships under our overboarding policy set forth in our Corporate Governance Guidelines.

Directors	CEO
A director may not serve on the boards of more than 5 public companies (including Western Digital)	Our CEO may not serve on the boards of more than 2 public companies (including Western Digital)

All incumbent directors are in compliance with our overboarding policy.

Before accepting an invitation to serve on another board, a director must notify our Chair of the Board and our Chair of the Governance Committee. The Governance Committee reviews whether the position would affect the director’s ability to serve on our Board (including potential conflicts of interest, independence, related person transactions and time commitments).

Communication with Management

We have the following practices to promote clear, timely and regular communication between directors and management.

●	Business Updates. Between Board meetings, our Board receives regular updates from our CEO, including on key company developments.
●

Communications with Management. Our Board regularly interacts with our CEO and management during and between Board meetings through meetings, presentations and dinners between our Board and management.

●	Meeting Agendas and Presentations. Our Chair of the Board and committee Chairs regularly communicate with management to discuss the development of meeting agendas and presentations.
●	Reference Materials. Directors also regularly receive securities analysts’ reports, investor communications, company publications, news articles and other reference materials.

Director Orientation and Education

All incoming directors participate in a director orientation program, which includes engagement with members of the executive team and senior management to review matters relevant to our business. When directors accept new or additional responsibilities on our Board or on committees, they are provided additional orientation and educational opportunities on relevant topics.

Because our Board believes that ongoing director education is vital to the ability of directors to fulfill their roles, directors are encouraged to participate in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. We also invite speakers to present at least annually during Board meetings on director education topics, such as emerging and evolving issues related to corporate governance, the geopolitical environment and cybersecurity.

Corporate Governance Matters	33

Board and Committee Evaluations

Our Board of Directors engages in a comprehensive annual Board and Board committee evaluation process. Our Board believes that a thorough evaluation process that encourages director engagement will foster constructive feedback and enhance our Board’s overall effectiveness. Accordingly, the Governance Committee oversees an annual performance evaluation process that includes the following:

Thorough Evaluation Questionnaires

Each director completes a written questionnaire soliciting feedback on various topics, including:

●Board meetings and materials
●Board composition
●Board committee performance
●Relationships with management
●Communications among and between our Board and management
●Our Board’s strategic oversight role
●Management and Board succession planning
●Overall Board effectiveness

▼

Discussions with Each Director

An outside firm compiles and analyzes the results of each written evaluation, and summarizes the results on an aggregated and anonymous basis, which our Governance Committee Chair discusses with each director to solicit further feedback on issues raised.

▼

Results Discussed with the Full Board and Each Committee	The full Board and each respective committee discusses the performance evaluation results, and, if determined appropriate, acts on the feedback received.
▼

Individual Director Assessments

As part of the annual performance evaluation process, each director also completes a written self-evaluation covering various topics, including:

●Meeting attendance, preparation and participation
●Understanding of our business and strategy
●Relationships with management and other directors

Our Chair of the Board discusses individual self-evaluation responses with each director.

▼

Evaluation Results

The information collected during our Board evaluation process is utilized by our Board to make decisions regarding Board structure, Board committees and their responsibilities, agendas and meeting schedules, changes in the performance or function of our Board and continued service of individual directors.

Specific actions taken in response to the most recent annual Board evaluation process included:

●Updated our Governance and Compensation and Talent Committee charters and Governance Guidelines to clarify committee and full Board roles in succession planning for our CEO and the executive team
●Reinstated in-person Board meetings, as well as Board dinners with the executive team

The Governance Committee oversees and monitors the actions taken as a result of the Board evaluations at each of their regular meetings.

34	Western Digital 2022 Proxy Statement

Communicating with Directors

Our Board of Directors provides a process for stockholders to send communications to our Board or to individual directors or groups of directors. In addition, interested parties may communicate with our Chair of the Board or Lead Independent Director (who presides over executive sessions of our independent directors) or with our independent directors as a group. Our Board recommends that stockholders and other interested parties initiate any communications with our Board (or individual directors or groups of directors) in writing. These communications should be sent by mail to our Secretary (please see page 102 for contact information). The name of any specific intended Board recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chair of the Board, Lead Independent Director or for the non-management directors as a group). Our Board has instructed our Secretary to forward such correspondence to the intended recipients unless such correspondence is purely commercial or frivolous in nature (such as spam), or otherwise obviously inappropriate for consideration.

Transactions with Related Persons

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (i) we were, are or will be a participant; (ii) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year; and (iii) a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is: (i) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of our common stock; or (iii) any immediate family member of any of the foregoing persons.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the committee is to consider all relevant facts and circumstances of the related person transaction available to the committee. The committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith. No member of the committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Certain Transactions with Related Persons

We have not participated in any transaction with a related person since the beginning of fiscal 2022.

Corporate Governance Matters	35

Director Compensation

Fiscal 2022 Director Compensation Program

We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of our directors with those of our stockholders. The Compensation and Talent Committee, with the assistance of an independent compensation consultant, regularly reviews our non-employee director compensation and market trends in director compensation (including non-employee director compensation practices at a group of peer companies) and evaluates the competitiveness and reasonableness of the compensation program in light of general trends and practices. The committee makes recommendations based on such review to our Board of Directors, which determines whether any changes should be made to our non-employee director compensation program.

We established a compensation program for fiscal 2022 for each of our non-employee directors that consisted of a combination of annual cash retainers and restricted stock units (“RSUs”).

For the first time since fiscal 2018, our Board approved compensation enhancements to directors in fiscal 2022 after considering the results of a compensation review and benchmarking completed by its independent compensation consultant at the time, Willis Towers Watson. The annual cash retainer for directors increased to $85,000 from $75,000; the Governance Chair cash retainer increased to $15,000 from $12,500 and the Lead Independent Director annual RSU award increased in value to $280,000 from $270,000. No other changes were made to the director compensation program for fiscal 2022.

The following section describes the elements and other features of our director compensation program for fiscal 2022 for non-employee directors.

Non-Employee Director Cash Retainer Fees

Cash retainer fees are paid to our non-employee directors based on Board and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. The following table sets forth the schedule of annual cash retainer and committee membership fees for non-employee directors for fiscal 2022.

Type of Fee	Current Annual Fee ($)
Annual Retainer	85,000
Additional Non-Executive Chair of the Board Retainer	100,000
Additional Committee Member Retainers
Audit Committee	15,000
Compensation and Talent Committee	12,500
Governance Committee	10,000
Additional Committee Chair Retainers
Audit Committee	25,000
Compensation and Talent Committee	22,500
Governance Committee	15,000

A non-employee director serving as Chair of a Board committee receives both the Additional Committee Chair Retainer and the Additional Committee Member Retainer for that committee. Directors who are appointed to our Board, a Board committee, or to one of our Chair positions noted above during the year are paid a pro rata amount of the annual retainer fees for that position based on service to be rendered for the remaining part of the year after appointment.

Non-employee directors do not receive a separate fee for each Board or committee meeting they attend. We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board or committee meeting.

36	Western Digital 2022 Proxy Statement

Non-Employee Director Equity Awards

Under our Non-Employee Director Restricted Stock Unit Grant Program, each of our non-employee directors automatically received for fiscal 2022 an award of RSUs equal in value to $240,000 (or, in the case of our non-employee director serving as Chair of the Board, $290,000, or, in the case of our Lead Independent Director, $280,000). Non-employee directors receive the awards immediately following the annual meeting of stockholders if he or she has been re-elected as a director at that meeting. In the case of a non-employee director who is newly elected or appointed after the date of the annual meeting, we grant a prorated award of RSUs for the year in which he or she is elected or appointed.

The RSUs granted in fiscal 2022 vest 100% upon the earlier of: (i) November 16, 2022 (the first anniversary of the grant date); and (ii) immediately prior to the first annual meeting of stockholders held after the grant date.

Deferred Compensation Plan for Non-Employee Directors

We permit each non-employee director to defer payment of up to 80% of his or her annual cash compensation in accordance with our Deferred Compensation Plan. We also permit non-employee directors to defer payment of any RSUs awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. RSUs and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described in the “Fiscal 2022 Non-Qualified Deferred Compensation Table.”

Director Compensation Table for Fiscal 2022

The table below summarizes the compensation for fiscal 2022 for each of our non-employee directors serving on our Board of Directors in fiscal 2022. Mr. Goeckeler was a named executive officer for fiscal 2022 and did not receive any additional compensation for his services as a director during fiscal 2022. Information regarding his compensation for fiscal 2022 is presented in the “Fiscal 2020–2022 Summary Compensation Table” and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Kimberly E. Alexy	135,000		239,943	374,943
Thomas Caulfield	128,790	(2)	383,291	512,081
Martin I. Cole	135,000		239,943	374,943
Kathleen A. Cote(3)	—		—	—
Tunç Doluca	97,500		239,943	337,443
Matthew E. Massengill	185,000		289,944	474,944
Paula A. Price(4)	100,000		239,943	339,943
Stephanie A. Streeter	125,117	(2)	279,944	405,061
Miyuki Suzuki	125,879	(2)	383,291	509,170
(1)	The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2022 computed in accordance with Accounting Standards Codification 718 (“ASC 718”) using the closing price of our common stock on the grant date. On the date of our 2021 annual meeting of stockholders (November 16, 2021), each non-employee director at that time was automatically granted 4,103 RSUs (4,958 RSUs for our Chair of the Board and 4,787 RSUs for our Lead Independent Director). Dr. Caulfield and Ms. Suzuki’s equity awards also include a prorated number of RSUs (2,073) granted to them in connection with their appointments to our Board in July 2021.

Corporate Governance Matters	37

The following table presents the aggregate number of shares of our common stock covered by stock awards (and corresponding dividend equivalents that may be settled in stock) held by each of our non-employee directors on July 1, 2022:

Name	Aggregate Number of Unvested Restricted Stock Units	Aggregate Number of Deferred Stock Units
Kimberly E. Alexy	4,103	—
Thomas Caulfield	4,103	—
Martin I. Cole	4,103	—
Kathleen A. Cote	—	—
Tunç Doluca	4,103	—
Matthew E. Massengill	4,958	—
Paula A. Price	4,103	—
Stephanie A. Streeter	4,787	—
Miyuki Suzuki	4,103	—
(2)	Dr. Caulfield’s cash fees include prorated annual retainers totaling $33,790, paid in connection with his appointments to our Board and Compensation and Talent Committee in July 2021 and our Governance Committee in September 2021. Ms. Streeter’s cash fees include a prorated annual retainer of $2,617, paid in connection with her appointment to our Compensation and Talent Committee in September 2021. Ms. Suzuki’s cash fees include prorated annual retainers totaling $30,879 in connection with her appointments to our Board and Governance Committee in July 2021.
(3)	Ms. Cote retired from our Board according to our Board retirement policy at our 2021 annual meeting.
(4)	Ms. Price has not been nominated for reelection at the Annual Meeting, immediately prior to which her term as a director will end.

Director Stock Ownership Guidelines

Under our director stock ownership guidelines, directors are generally prohibited from selling any shares of our common stock unless they own “qualifying shares” with a market value of at least $375,000, which include common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) do not count towards the stock ownership requirement. All of our non-employee directors comply with our director stock ownership guidelines.

38	Western Digital 2022 Proxy Statement

Executive Officers

Listed below are our executive officers, followed by a brief account of their business experience. Executive officers are normally appointed annually by our Board of Directors at a meeting immediately following the annual meeting of stockholders. There are no family relationships among these officers nor any arrangements or understandings between any officer and any other person pursuant to which an officer was selected.

David V. Goeckeler	60, Chief Executive Officer

●Mr. Goeckeler has served as our CEO since March 2020. Biographical information regarding Mr. Goeckeler is set forth in the section entitled “Corporate Governance Matters—Proposal 1: Election of Directors.”

Wissam G. Jabre	52, Executive Vice President and Chief Financial Officer

●Mr. Jabre has served as our Executive Vice President and CFO since February 2022.
●Prior to that, Mr. Jabre served as senior vice president and chief financial officer of Dialog Semiconductor, PLC, a provider of semiconductor-based system solutions, from March 2016 until it was acquired by Renesas Electronics Corporation in August 2021. Mr. Jabre previously served as corporate vice president of finance at Advanced Micro Devices, Inc., from 2014 to 2016. Prior to 2014, Mr. Jabre served in various finance positions of increasing responsibility at Freescale Semiconductor, Inc. (now NXP Semiconductors), Motorola, Inc. and Schlumberger Ltd.

Srinivasan Sivaram	62, President, Technology and Strategy

●Dr. Sivaram has served as our President, Technology and Strategy, since August 2019, having previously served as our Executive Vice President, Silicon Technology and Manufacturing, from November 2017 to August 2019 and our Executive Vice President, Memory Technology, from May 2016 to November 2017.
●Prior to that, Dr. Sivaram served as SanDisk’s executive vice president, memory technology, from February 2015 until our acquisition of SanDisk in May 2016, senior vice president, memory technology, from June 2013 to February 2015 and vice president, technology, from January 2006 to March 2007. Dr. Sivaram previously served as chief operating officer for Matrix Semiconductor, Inc. from November 1999 until it was acquired by SanDisk in January 2006. From July 1986 to October 1999, Dr. Sivaram held various engineering and management positions at Intel Corporation. Dr. Sivaram also served as CEO of Twin Creeks Technologies, Inc. from January 2008 to December 2012.

Executive Officers	39

Robert W. Soderbery	56, Executive Vice President and General Manager, Flash Business

●Mr. Soderbery has served as our Executive Vice President and General Manager, Flash Business, since September 2020.
●Prior to that, Mr. Soderbery served as president and board member of UpLift, Inc., a travel finance company, from May 2017 to September 2020. He has also served as managing member of Acclimate Ventures LLC, a consulting, advisory and investment firm, since October 2016. Mr. Soderbery previously served as senior vice president and general manager, enterprise products, and in other senior leadership roles at Cisco Systems from October 2009 to October 2016. Prior to that, he served as senior vice president, storage and availability management group, and in other leadership roles at Symantec Corporation. Mr. Soderbery currently serves on the board of directors of Rockwell Automation, Inc., and previously served as an advisor to such board from May 2017 to February 2022.

Michael C. Ray	55, Executive Vice President, Chief Legal Officer and Secretary

●Mr. Ray has served as our Executive Vice President, Chief Legal Officer and Secretary since November 2015, having previously served as our Senior Vice President, General Counsel and Secretary from April 2011 to November 2015, our Vice President, General Counsel and Secretary from October 2010 to April 2011, and in a number of positions in our legal department, ranging from Senior Counsel to Vice President, Legal Services, from September 2000 to October 2010.
●Prior to that, Mr. Ray served as corporate counsel for Wynn’s International, Inc. from September 1998 to September 2000. Mr. Ray previously served as a judicial clerk to the U.S. District Court, Central District of California, and practiced law at O’Melveny & Myers LLP.

40	Western Digital 2022 Proxy Statement

Executive Compensation

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation and Talent Committee designed an executive compensation program that provides:

●Strong linkage between management and stockholders’ interests
●Pay for performance alignment and rewards for long-term value creation
●Robust oversight by our Board and the Compensation and Talent Committee
Our Board of Directors recommends a vote FOR this Proposal 2 to approve on an advisory basis the executive compensation program for our named executive officers

Proposal Details

You have the opportunity to cast a non-binding, advisory “Say on Pay” vote every year.

Please read the section entitled “Executive Compensation—Compensation Discussion and Analysis” (and the various compensation tables and narratives accompanying those tables included under “Executive Compensation Tables and Narratives”) for information necessary to inform your vote on this Proposal 2.

Board Recommendation and Vote
Required for Approval

Board Recommendation

Our Board of Directors recommends that you vote FOR approval, on a non-binding advisory basis, of our executive compensation program for our named executive officers as disclosed in this Proxy Statement: RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

The next advisory vote on the compensation of our named executive officers will occur at our 2023 annual meeting of stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve this Proposal 2. You may vote FOR, AGAINST or ABSTAIN on this proposal. Proxies received by our Board of Directors will be voted FOR this Proposal 2 unless specified otherwise.

While this vote is nonbinding on our company and our Board of Directors, our Board and the Compensation and Talent Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers under our executive compensation program.

Executive Compensation	41

Report of the Compensation and Talent Committee

The Compensation and Talent Committee, comprised of independent directors, reviewed and discussed the following Compensation Discussion and Analysis with management. Based on that review and discussion, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2022 annual meeting of stockholders.

THE COMPENSATION AND TALENT COMMITTEE

MARTIN I. COLE	TUNÇ DOLUCA	STEPHANIE A. STREETER
Chair

Compensation and Talent Committee Interlocks
and Insider Participation

Each of the committee members whose names appear on the Compensation and Talent Committee Report above, other than Ms. Streeter, were members of the committee during all of fiscal 2022. Ms. Streeter was appointed to the committee in September 2021. Ms. Cote was also a member of the committee during fiscal 2022 until her retirement from our Board in November 2021. All members of the committee during fiscal 2022 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure of certain transactions with related persons under SEC rules. There are no compensation committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on the committee or our Board.

42	Western Digital 2022 Proxy Statement

Compensation Discussion and Analysis

Our Named Executive Officers

When we refer to our “named executive officers,” we mean:

DAVID V. GOECKELER Chief Executive Officer	WISSAM G. JABRE Executive Vice President and Chief Financial Officer	SRINIVASAN SIVARAM President, Technology and Strategy	ROBERT W. SODERBERY Executive Vice President and General Manager, Flash Business	MICHAEL C. RAY Executive Vice President, Chief Legal Officer and Secretary

In addition to the individuals listed above, Mr. Eulau, who ceased serving as our CFO in February 2022, is also a named executive officer for fiscal 2022 and is listed in the “Fiscal 2020—2022 Summary Compensation Table” per SEC rules.

Executive Compensation	43

Fiscal 2022 Overview

Business Highlights

Our executive team performed well in the context of a difficult fiscal 2022 environment that included supply chain challenges and a contamination of certain material used in manufacturing processes at our joint venture NAND fabs in Japan. Our financial and operational performance materially exceeded our fiscal 2021 performance in the key metrics summarized below, but was lower than the robust targets set by the Compensation and Talent Committee for fiscal 2022 in our annual STI plan. In June 2022, we announced that we were reviewing potential strategic alternatives for our company to maximize stockholder value and our strategic review continued into fiscal 2023. The summary below outlines our fiscal 2022 performance and associated payouts under our executive incentive plans, as well as compensation-related actions taken by the committee in connection with the strategic review of our business.

NON-GAAP OPERATING INCOME(1)	FLASH EXABYTES SHIPPED	HDD EXABYTES SHIPPED
($M)	(Exabytes)	(Exabytes)

$3,200
$2,560
$1,920
$1,280
$640
$1,906
$3,186
+67%
FY21
FY22

(1)	See Appendix A to this Proxy Statement for a reconciliation of GAAP operating income to non-GAAP operating income.

Paying for Performance: Fiscal 2022 Performance Results and Payouts

Payouts under our incentive compensation plans reflect our financial and market performance. The fiscal 2022 STI paid out at an average of 92% of target for our named executive officers, reflecting our strong, but below target, performance in the context of a challenging market environment. In contrast, our total stockholder return (“TSR”) was low relative to many of our technology peers, and our long-term revenue and non-GAAP earnings per share (“EPS”) performance were below projected targets. The payout on the fiscal 2020–2022 performance stock units (“PSUs”) under our LTI program reflects this lower performance, with our named executive officers receiving a payout at 15% of target. The incentive compensation plan payouts align with the Compensation and Talent Committee’s pay-for-performance philosophy.

Award	Fiscal 2022 Payouts	Page
STI Payout for Fiscal 2022
Fiscal 2022 STI(1)	92%	53
LTI Payout for Fiscal 2022
Fiscal 2020–2022 PSUs	15%	57
(1)	STI payout represents average payout for our named executive officers based on our corporate performance and each named executive officer’s individual performance component payout.

44	Western Digital 2022 Proxy Statement

Fiscal 2022 Retention Awards; Amendment to CEO’s Sign-On PSU Award

The Compensation and Talent Committee believes it is important to retain the executive team through our strategic review process and to focus the executive team on enhancing stockholder value during a period of uncertainty for that team. In this context and working with its independent consultant, in June 2022, the committee evaluated holding power associated with outstanding equity awards for our named executive officers through the end of fiscal 2024. Based on that assessment and to ensure strong equity hold through the end of fiscal 2024, the committee approved a retention RSU award for each named executive officer that vests over two years.

In evaluating potential equity retention gaps for our named executive officers over the next two fiscal years, the committee also evaluated our CEO’s sign-on PSU award granted in March 2020 that served in part to replace an award that our CEO forfeited upon terminating employment with his prior employer. Our CEO’s sign-on PSU award was subject to a relative TSR performance metric, comparing our stock-price performance relative to S&P 500 constituents’ stock price performance over a three-year period. To avoid potential distortions with the PSU outcomes and to eliminate a potential distraction for our CEO while evaluating our best long-term path, in June 2022 the committee amended our CEO’s sign-on PSU award to eliminate the performance metric and to provide that the award will vest with respect to the target number of stock units, subject to his continued service through the vesting date. At the time of the amendment, the CEO’s sign-on PSU was tracking between threshold and target payout. See the section entitled “Fiscal 2022 Retention RSU Awards; Amendment to CEO’s Sign-On PSU Award” for additional details on the retention awards and PSU amendment.

Our Compensation Policies and Practices

WHAT WE DO	WHAT WE DON’T DO
Pay for performance by tying a substantial portion of executive compensation to the achievement of pre-established performance goals
Actively engage with our stockholders and consider their feedback in the future design of our executive compensation program
Link our executive compensation program to our long-term corporate strategy and sustainable stockholder value creation
Use a mix of performance measures, cash- and equity-based vehicles, and short-and long-term incentive opportunities that hold our executive officers accountable for executing on our long-term corporate strategy
Cap maximum vesting or payout levels under our incentive awards, which are aligned with competitive market practices
Engage an independent compensation consultant to evaluate and advise the Compensation and Talent Committee on our executive compensation program design and pay decisions
Evaluate executive compensation data and practices of our proxy peer group companies as selected annually by the Compensation and Talent Committee with guidance from its independent compensation consultant
Maintain executive stock ownership guidelines
Maintain a compensation recovery (“clawback”) policy applicable in the event an officer’s misconduct leads to an accounting restatement and provide for forfeiture of incentives in the event of an officer’s termination of employment due to misconduct
Provide limited executive perquisites

No tax gross-up payments in connection with severance or change in control payments
No single trigger vesting of equity awards upon a change in control
No repricing of stock options without stockholder approval (other than equitable adjustments permitted under our equity compensation plans)
No hedging, pledging or short-sale or derivative transactions by executive officers or directors
No dividend equivalent payments on equity awards until they are earned and vested

Executive Compensation	45

Fiscal 2022 Philosophy, Objectives and Process

Our compensation philosophy is designed to accomplish three goals: (i) attract, retain and motivate premier talent, (ii) pay for performance and (iii) align the interests of our executive officers with our stockholders. The summary below provides the key objectives of our program:

Attract, retain and motivate premier talent necessary to accelerate our growth and drive financial and market performance	Provide competitive target compensation relative to the technology industry in which we compete for business and talent

Encourage accountability by tying a substantial portion of each executive officer’s compensation opportunity to individual, corporate and market-based performance objectives that we expect to create long-term value for our stockholders

Pay for performance by providing a substantial portion of compensation in the form of “at-risk,” variable incentive awards that reward superior individual, corporate and market-based performance and that reduce pay for underperformance

Align the interests of our executive officers with our stockholders through our pay-for-performance compensation design and by granting long-term equity awards that include multi-year performance and/or service requirements

46	Western Digital 2022 Proxy Statement

Elements of Our Fiscal 2022 Executive Compensation Program

We believe our emphasis on variable compensation is aligned with our focus on operating excellence, allowing our executive compensation levels to reflect our performance. After evaluating our variable compensation plans with its independent compensation consultant, the Compensation and Talent Committee retained the incentive design that it approved in fiscal 2021, as summarized below.

Our actual pay positioning varies by executive officer, considering proxy peer group and survey market data, competitive pay levels, each executive officer’s role, past performance, scope of responsibility and expected contributions.

In addition to the elements reflected below, we also provide our executive officers with limited perquisites and certain other indirect benefits, as described in the section below entitled “Other Program Features and Policies.”

Elements of Fiscal 2022 Target Total Direct Compensation

CEO	Other Named Executive Officers(1)	Characteristics	Purpose	Performance Link/Key Benchmark
BASE SALARY		●Fixed compensation	●Attracts, retains and motivates premier executive talent ●Compensates executive officers for sustained individual performance	●Competitive with market and industry practices ●Adjusted for experience, responsibility, potential and performance
STI		●Annual performance-based cash incentive compensation	●Motivates executive officers to accelerate our growth and drive financial performance ●Encourages accountability by rewarding achievement of individual and corporate objectives	●Non-GAAP operating income (50% weighting) ●Flash exabytes shipped (12.5% weighting) ●HDD exabytes shipped (12.5% weighting) ●Individual Performance (25% weighting)
LTI PSUs		●Performance-based equity compensation ●3-year performance period for 100% of award ●60% of our CEO’s LTI are PSUs; 50% of our other named executive officers’ LTI are PSUs	●Encourages accountability by rewarding achievement of corporate and market-based objectives ●Focuses executive officers on value creation through financial objectives
●Revenue and non-GAAP EPS goals are each weighted at 25%; financial metrics are subject to automatic adjustment pursuant to a relative market performance adjustment (“MPA”) factor (as described on page 55 below)
●Relative TSR goal is weighted at 50%; for PSUs based on relative TSR, payout capped at 100% if absolute TSR is negative

RSUs		●Variable long-term equity compensation ●Vests ratably over 4 years	●Provides alignment with stockholder interests by focusing executive officers on long-term value creation ●Provides retention value	●Value based on stock price performance
(1)	Includes target total direct compensation for Mr. Eulau, but excludes Mr. Jabre because Mr. Jabre did not participate in our annual LTI program in fiscal 2022.

Executive Compensation	47

Process for Determining Executive Compensation

The Compensation and Talent Committee reviews and determines compensation for our executive officers. The committee reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The committee’s annual review typically occurs near the end of the prior fiscal year and beginning of the new fiscal year.

The committee considers stockholders’ views and input received from our stockholder engagement efforts when making determinations regarding our executive compensation program. Stockholders supported our fiscal 2021 executive compensation program last year with our Say-on-Pay proposal on named executive officer compensation receiving the support of 82% of the votes cast.

The committee’s executive compensation decisions are informed by several factors, including:

EXTERNAL AND INTERNAL FACTORS

●Our compensation philosophy and objectives
●Our pay positioning relative to our proxy peer group and broad compensation survey market data
●The executive officer’s role, experience, performance and contributions
●Internal pay equity
●Our retention objectives
●Succession planning
●Current and historical company performance and strategic and financial goals
●Market performance and general economic conditions

COMPENSATION CONSULTANT

●Views from the committee’s independent compensation consultant
●Broad compensation survey and proxy peer group company market data prepared by the independent compensation consultant

MANAGEMENT

●Our CEO’s recommendations for our other executive officers (not including himself)
●Our CFO’s (or designee’s) input on financial targets for our performance-based executive compensation program, data regarding the impact of the program on our financial results and actual results against our pre-established performance targets
●Internal and external compensation data provided by our Chief People Officer (or designee)

STOCKHOLDERS ●Feedback received during stockholder engagement (see the section entitled “Corporate Governance Matters—Year-Round Stockholder Engagement” for additional information)

In April 2022, the Compensation and Talent Committee transitioned from Willis Towers Watson (“WTW”) to Compensia, Inc. (“Compensia”) as its independent compensation consultant. WTW and Compensia each reported directly to the committee and each consultant communicated with management to gather information and review management proposals as needed. WTW and Compensia, as applicable, attended all regularly-scheduled meetings of the committee during fiscal 2022 and their collective responsibilities for fiscal 2022 generally included:

●Reviewing and advising on executive compensation, including the performance measures to be used under the executive compensation program
●Providing recommendations regarding the composition and selection of our proxy peer group companies
●Analyzing compensation survey data
●Providing advice regarding executive compensation practices and trends
●Advising on the Compensation and Talent Committee’s charter
●Advising on the compensation-related items approved by the committee in connection with the strategic review of our business

The committee assessed the independence of WTW and Compensia pursuant to applicable rules and regulations of the SEC and the Nasdaq Stock Market and concluded that the engagement of WTW and Compensia did not raise any conflicts of interest during fiscal 2022 and currently does not raise any conflicts of interest with respect to Compensia (the committee’s current compensation consultant).

48	Western Digital 2022 Proxy Statement

Comparative Market Data

The Compensation and Talent Committee determines the composition of our proxy peer group and reevaluates this group on an annual basis with input from its independent compensation consultant.

For fiscal 2022, market data was collected from the Radford Executive Survey, an independently published survey, and WTW’s High-Tech Compensation Survey. The survey data was filtered for high-technology companies and adjusted to screen for revenue size. With input from the independent compensation consultant, the committee uses market data and industry practices during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements for our named executive officers. This market data provided the committee a reference point, which was one of several factors that it used to make compensation decisions during its fiscal 2022 annual compensation review.

Fiscal 2022 Proxy Peer Group Companies for Benchmarking Pay and Incentive Design

The proxy peer group companies that the Compensation and Talent Committee uses for benchmarking pay and incentive design for fiscal 2022 consisted of technology companies that compete with us for talent and have the size (primarily based on revenue) and business characteristics that we believe are comparable to ours. Like us, most companies included in our proxy peer group were included in the Dow Jones U.S. Technology Hardware & Equipment Index.

In choosing proxy peer group companies, the Compensation and Talent Committee focused primarily on industry, talent market and revenue size. Revenue is a commonly used proxy for organizational size and complexity and is relatively stable from year-to-year, making it a valuable metric when selecting peers for compensation purposes. As part of its decision process, the committee also referenced other metrics for informational purposes.

WESTERN DIGITAL COMPARED TO PROXY PEER GROUP

Advanced Micro Devices, Inc. Analog Devices, Inc. Applied Materials, Inc. Broadcom Inc. Cisco Systems, Inc. Hewlett Packard Enterprise Company	HP Inc. Lam Research Corporation Micron Technology, Inc. Motorola Solutions, Inc. NetApp, Inc. NVIDIA Corporation	ON Semiconductor Corporation QUALCOMM Incorporated Seagate Technology plc Texas Instruments Incorporated
(1)	Represents annual revenue for the most recent fiscal year for which data was available through SEC filings as of August 31, 2022.

Executive Compensation	49

Fiscal 2022 Decisions and Outcomes

Base Salary

Named Executive Officer	Base Salary Level(1) ($)	Increase from Fiscal 2021
David V. Goeckeler	1,250,000	0%
Wissam G. Jabre	625,000	—
Srinivasan Sivaram	750,000	0%
Robert W. Soderbery	710,000	0%
Michael C. Ray	625,000	0%
Robert K. Eulau	715,000	0%
(1)

Table reflects annualized base salary in effect at the end of fiscal 2022 for each named executive officer, other than with respect to Mr. Eulau, whose employment with our company terminated prior to the end of fiscal 2022.

Short-Term Incentives

Fiscal 2022 Target Incentive Award Opportunities

In August 2021, the Compensation and Talent Committee approved an increase in Mr. Ray’s target incentive opportunity from 85% of base salary to 100% of base salary. This increase reflects the committee’s determination that Mr. Ray is a strong performer and the adjustment aligns with the external market and internal equity among other company executive officers, and also reflects the strong market competition for executive talent.

Named Executive Officer	Annual Target Incentive Opportunity(1) (as Percentage of Base Salary)	Increase from Fiscal 2021
David V. Goeckeler	175%	0%
Wissam G. Jabre	120%	—
Srinivasan Sivaram	120%	0%
Robert W. Soderbery	120%	0%
Michael C. Ray	100%	18%
Robert K. Eulau	110%	0%
(1)

Table reflects annual target incentive opportunity at the end of fiscal 2022 for each named executive officer. Mr. Eulau’s actual payout was prorated in connection with his termination prior to the end of fiscal 2022. Please see the section entitled “Potential Payments Upon Termination or Change in Control” on page 72 below for additional details relating to such prorated payment.

Fiscal 2022 Design and Performance

Fiscal 2022 Design

For fiscal 2022, the Compensation and Talent Committee retained the STI plan design it approved in fiscal 2021, which included operational metrics and an individual performance component to recognize performance in support of our core operations, as reflected below.

Non-GAAP Operating Income 50% Weighting	+	Flash Exabytes Shipped 12.5% Weighting	+	HDD Exabytes Shipped 12.5% Weighting	+	Individual Performance 25% Weighting	=	Individual Final Payout (Capped at 200%)

50	Western Digital 2022 Proxy Statement

In retaining the STI plan design for fiscal 2022, the committee considered the following factors:

●Non-GAAP operating income reflects our core operating results.
●Exabytes shipped provides the executive team with tangible operational goals and the metric aligns with our short-term strategy. This metric is a primary driver for maintaining our market share and, given our fixed assets, shipping more exabytes improves our utilization of those assets. The inclusion of profit metrics in both the STI plan and LTI plan helps ensure that management does not ship exabytes unprofitably to maximize this metric.
●The IPC provides the committee with the ability to differentiate performance among executive officers and reward our strongest contributors. Weighting the metric at 25% ensures that the majority of each executive officer’s incentive opportunity is tied to financial and corporate objectives.

Fiscal 2022 Corporate Performance

The STI corporate performance target levels approved by the Compensation and Talent Committee for fiscal 2022 were materially higher than our fiscal 2021 performance results for each metric, reflecting the committee’s philosophy that our STI targets should be robust and challenging. Our fiscal 2022 non-GAAP operating income target was 78% higher than our fiscal 2021 actual performance ($3,394M versus $1,906M); our fiscal 2022 flash exabyte target was 28% higher than our fiscal 2021 actual performance (93.8 versus 73.4); and our fiscal 2022 HDD exabyte target was 22% higher than our fiscal 2021 actual performance (572 versus 467).

NON-GAAP OPERATING INCOME(1)
($M)

Non-GAAP Operating Income(1) (50% Weighting)
Performance Achievement	Performance (% Target)	STI Payout (% Target)	Performance ($ millions)
Maximum	130%	200%	4,412
Target	100%	100%	3,394
Threshold	75%	50%	2,546
Actual	94%	88%	3,186
(1)	See Appendix A to this Proxy Statement for a reconciliation of GAAP operating income to non-GAAP operating income.

FLASH EXABYTES SHIPPED

Flash Exabytes Shipped (12.5% Weighting)
Performance Achievement	Performance (% Target)	STI Payout (% Target)	Performance (Exabytes)
Maximum	105%	200%	98.5
Target	100%	100%	93.8
Threshold	95%	50%	89.1
Actual	94%	0%	88.5

Executive Compensation	51

HDD EXABYTES SHIPPED

HDD Exabytes Shipped (12.5% Weighting)
Performance Achievement	Performance (% Target)	STI Payout (% Target)	Performance (Exabytes)
Maximum	110%	200%	629
Target	100%	100%	572
Threshold	90%	50%	517
Actual	97%	87%	557

The weighted average payout for the corporate metrics was 73% of the target performance levels:

Non-GAAP Operating Income Payout % (50% Weighting)	Flash Exabytes Shipped Payout % (12.5% Weighting)	HDD Exabytes Shipped Payout % (12.5% Weighting)	Aggregate Corporate Payout % (75.0%)
88%	0%	87%	73%

Fiscal 2022 Individual Performance Component

Performance Goal Setting
The IPC, weighted at 25% of each named executive officer’s target award opportunity, was split between leadership and execution measures with equal weighting. Our named executive officers (other than Mr. Jabre, who became our CFO in February 2022) worked with our CEO to prepare individual performance goals in early fiscal 2022 and management submitted those goals for review by the committee. Our CEO separately submitted his fiscal 2022 performance goals for the committee’s review, with input from our Board of Directors.

Performance Assessment and IPC Payout Percentage Determination

CEO
Our Compensation and Talent Committee Chair met with each non-employee member of our Board of Directors to solicit input on Mr. Goeckeler’s fiscal 2022 performance relative to his performance goals for the year. During an executive session without participation of any members of our executive team, the committee assessed our CEO’s fiscal 2022 performance and discussed the IPC payout percentage for our CEO. Our CEO’s fiscal 2022 performance and proposed IPC payout percentage were then discussed with our full Board. Based on feedback received during those discussions, the committee set Mr. Goeckeler’s IPC payout percentage at 150% of target, consistent with our Board’s view of his execution and leadership during fiscal 2022. In determining the fiscal 2022 IPC payout percentage for our CEO, the committee focused on the following factors:

●	Our 67% increase in non-GAAP operating income and 81% increase in non-GAAP EPS relative to fiscal 2021(1)
●

Mr. Goeckeler’s strong leadership in navigating operational challenges associated with the contamination of certain material used in manufacturing processes at our joint venture facilities in Japan, delivering a 21% increase in flash exabytes shipped despite the contamination

●	Mr. Goeckeler’s continued strong management through a global pandemic, supply chain challenges and a more complex geopolitical environment
●

Mr. Goeckeler attracted and retained top talent within the executive team, including the appointment of our new CFO and new Executive Vice President of Global Operations, who are key strategic partners to our CEO

●	Strong management of the relationship with our joint venture partner, Kioxia Corporation
●	Leading the strategic review to enhance stockholder value
(1)	See Appendix A to this Proxy Statement for reconciliations of GAAP operating income and EPS to non-GAAP operating income and EPS, respectively.

52	Western Digital 2022 Proxy Statement

In making a final decision on the IPC payout percentage, the committee also considered the impact the IPC has on the overall STI payout to align the final STI amount with the committee’s assessment of overall company performance and expectations of CEO performance.

OTHER NAMED EXECUTIVE OFFICERS

Our CEO submitted recommended IPC payout percentages to the committee for each named executive officer, excluding himself. Our CEO’s recommendations included his assessment of each named executive officer’s fiscal 2022 performance relative to his goals for the year. For Mr. Jabre, our CEO’s assessment was based on Mr. Jabre’s performance relative to goals established for our prior CFO at the beginning of fiscal 2022. The committee reviewed and discussed with our CEO the proposed IPC payout percentage for each named executive officer, excluding our CEO. The committee then approved the IPC payout percentages set forth below for those executive officers in executive session without participation of any members of our executive team. In determining the fiscal 2022 IPC payout percentages for our other named executive officers, the committee focused on the following factors:

●	Wissam G. Jabre:
	●	Improved our close processes and accelerated visibility to financial data for the executive team
	●	Positive early engagement with our investors
	●	Demonstrated leadership with finance and executive leadership teams
	●	Enhanced business unit segment reporting
●	Srinivasan Sivaram:
	●	Significant contributions to external forums, including investor events, webinars and government engagement
	●	Substantial technical and leadership impact with respect to our joint venture with Kioxia Corporation
	●	Material progress in restructuring our memory technology organization to support the business
	●	Demonstrated leadership with memory technology and executive leadership teams
●	Robert W. Soderbery:
	●	Demonstrated leadership in strengthening our flash product strategy to expand gross margins
	●	Material progress in restructuring our flash organization to align with strategy
	●	Disciplined capital and operating expenditures to align with market conditions
●	Michael C. Ray:
	●	Key leader in developing overall corporate strategy and strong partner to our CEO and peers
	●	Strong legal acumen in supporting the business in both routine and complex matters
	●	Strong focus on developing next generation of legal talent within our company
	●	Positive results with respect to material outstanding litigation matters

Fiscal 2022 IPC Payout Percentages

Based on the CEO’s recommendations for each named executive officer, excluding himself, and the Compensation and Talent Committee deliberations, the committee approved the IPC payouts as follows:

Named Executive Officer	IPC Target Weighting	IPC Payout %(1)
David V. Goeckeler	25%	150.0%
Wissam G. Jabre	25%	137.5%
Srinivasan Sivaram	25%	162.5%
Robert W. Soderbery	25%	112.5%
Michael C. Ray	25%	175.0%
(1)	Each named executive officer’s IPC payout could range from 0% to 200% of the target IPC weighting.

Executive Compensation	53

Fiscal 2022 STI Payouts

Named Executive Officer	Corporate Payout % (75% Weighting)	IPC Payout % (25% Weighting)	Aggregate Payout %	STI Payout ($)
David V. Goeckeler	73%	150.0%	92%	2,017,559
Wissam G. Jabre(1)	73%	137.5%	89%	279,994
Srinivasan Sivaram	73%	162.5%	95%	857,700
Robert W. Soderbery	73%	112.5%	83%	705,456
Michael C. Ray	73%	175.0%	98%	615,156
(1)	Mr. Jabre participated in the fiscal 2022 STI plan on a prorated basis.

Long-Term Incentives: Fiscal 2022 Equity Awards

Fiscal 2022 LTI Awards

Our named executive officers, other than Mr. Jabre, received LTI awards in August 2021 consisting of a mix of PSUs and RSUs; Mr. Jabre received sign-on RSUs in February 2022. The named executive officers’ RSUs (other than Mr. Jabre’s sign-on RSUs) are scheduled to vest with respect to 25% on the first anniversary of the grant date and 6.25% quarterly thereafter for three years; Mr. Jabre’s sign-on RSUs are scheduled to vest ratably over three years. The vesting provisions of the PSUs are described below under the section entitled “Fiscal 2022-2024 PSU Awards”.

Named Executive Officer	Total Awarded Grant Value ($)(1)		LTI Vehicle Mix
			PSUs	RSUs
David V. Goeckeler	15,000,000		60%	40%
Wissam G. Jabre	4,500,000	(2)	0%	100%
Srinivasan Sivaram	3,750,000		50%	50%
Robert W. Soderbery	3,550,000		50%	50%
Michael C. Ray	2,187,500		50%	50%
Robert K. Eulau	3,575,000		50%	50%
(1)	The differences between the target grant values approved by the Compensation and Talent Committee (as reflected in the table above) and the grant date fair values of the awards as determined for financial reporting purposes (as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table below) are attributable to the use of a Monte Carlo simulation to determine the grant date fair value of the relative TSR PSUs for financial reporting purposes.
(2)	Reflects the target grant value of Mr. Jabre’s sign-on RSU award. In approving Mr. Jabre’s sign-on RSU award, the Compensation and Talent Committee intended to accelerate Mr. Jabre’s transition into our equity program and provide equity holding power through his first three years with our company before his PSU awards begin to vest.

Fiscal 2022 Retention RSU Awards; Amendment to CEO’s Sign-On PSU Award

In June 2022, we announced that we would conduct a review of strategic alternatives for our business, including the potential option of splitting our HDD and flash businesses. Given the uncertainty that accompanies such a significant strategic review, the Compensation and Talent Committee believed it was important to take action to retain the executive team through this process and to focus the team on enhancing stockholder value during this important period. Working with its independent consultant, the committee evaluated equity vesting values for each named executive officer in fiscal 2023 and fiscal 2024 to determine potential gaps in the retentive value of equity over that period to help ensure continuity in the team through the strategic review. The committee also requested our CEO’s input for our other named executive officers in evaluating potential retention awards to retain the executive team and ensure sufficient equity holdings to achieve our retention goals over the next two fiscal years. The committee separately worked with its independent compensation consultant to assess a potential retention RSU award for our CEO.

54	Western Digital 2022 Proxy Statement

Following that review, on June 15, 2022, the committee approved a retention RSU award for each named executive officer in the amounts set forth in the table below. Our CEO’s RSU award will vest with respect to 30% of the award on the first anniversary of the grant date and the remaining 70% of the award will vest on the second anniversary of the grant date. The RSUs granted to the other named executive officers will vest as to 50% of the award on each of the first two anniversaries of the grant date. The vesting period for the RSUs aligns with the time horizon for our company’s strategic review into fiscal 2023 and potential execution on that strategic review thereafter and helps ensure continuity in the executive team over the next two years.

In evaluating potential equity retention gaps for our named executive officers over the next two fiscal years, the committee also evaluated our CEO’s sign-on PSU award granted in March 2020 that served in part to replace an award that our CEO forfeited upon terminating employment with his prior employer. Our CEO’s sign-on PSU award was subject to a relative TSR performance metric, comparing our stock-price performance relative to S&P 500 constituents’ stock price performance over a three-year period. As we explore and potentially execute on strategic alternatives for our business, this performance metric, which is tied to our stock price, may be influenced by factors unrelated to our underlying performance or general market dynamics.

To avoid potential distortions with the PSU outcomes and to eliminate a potential distraction for our CEO while evaluating our best long-term path, the committee amended our CEO’s sign-on PSU award to eliminate the performance metric and provide that it will vest at target payout in March 2023 (the original vesting date), subject to our CEO’s continued service through that date. The award otherwise retains its original terms, including treatment upon a termination without Cause (as defined in the award) or a Change in Control (as defined in the award). On the date that the committee approved this amendment, our CEO’s sign-on PSU award was tracking between threshold and target payout, although actual payout under the award would have been based on stock price performance during the last 45 days of the performance period relative to the beginning stock price average established at grant. The incremental accounting expense related to this amendment is reflected in the Fiscal 2020–2022 Summary Compensation Table below. The committee has not amended any other outstanding PSUs granted to our CEO or other employees.

In approving the amendment to our CEO’s sign-on PSU award and granting our CEO’s retention RSU, the committee considered his accomplishments in orienting our business to maximize stockholder value by substantially reducing our debt and reorganizing our company to drive agility and business results for our flash and HDD businesses. The committee also considered our CEO’s continued importance in executing these initiatives and navigating our company through the strategic review. The committee believes that retaining and motivating our CEO and the executive team through and beyond the strategic review will help optimize value for our stockholders.

Retention RSUs

Named Executive Officer	Total Awarded Grant Value ($)
David V. Goeckeler	5,000,000
Wissam G. Jabre	4,000,000
Srinivasan Sivaram	4,000,000
Robert W. Soderbery	1,000,000
Michael C. Ray	3,000,000

Executive Compensation	55

Long-Term Incentives: PSU Design and Performance

Fiscal 2022–2024 PSU Awards

The fiscal 2022–2024 PSU awards include the following performance metrics, each of which is measured over a three-year period covering fiscal 2022 through fiscal 2024.

The Compensation and Talent Committee selected these performance metrics because revenue focuses our executive officers on sustainable long-term corporate growth and non-GAAP EPS measures the effectiveness of our capital allocation strategy; the relative TSR metric was intended to align the interests of our executive officers with our stockholders by rewarding our named executive officers based on our stock performance relative to the broader equities market. We do not disclose our revenue and non-GAAP EPS targets prospectively due to competitive considerations, but will disclose the targets for each metric at the end of the performance period so that our investors may evaluate the rigor of our design in the context of any payouts under these awards.

Financial Metrics. The PSU financial metrics are cumulative annual targets established at grant and measured over the three-year performance period. The cumulative PSU financial goals are subject to a pre-established, objective adjustment at the end of the performance period in a relative proportion (up or down) by which the total market for our products (measured by revenue) during the period exceeds or falls short of the total market forecast approved by the committee at the time the goals are established, as reported by industry analysts. We refer to the relative market performance adjustment in this Proxy Statement as “relative MPA.”

●	Relative MPA is a pre-established modifier approved at the time the performance goals were set by the committee and not subject to discretion as to whether the adjustment should be applied.
●

Rationale: The committee approved relative MPA to help ensure we are paying for performance relative to the market demand and opportunity available to us and not due to unforeseen swings in the market. For example, if there is a significant demand in the market that was not forecasted at the beginning of the performance period when the committee approved the performance goals, the adjustment factor would automatically increase the goals – and make them harder to achieve – to ensure that our executive officers are not benefitting from the unforeseen upswing in demand.

Relative TSR Metric. The relative TSR metric measures our stock performance, assuming reinvestment of dividends to the extent there are any distributed during the period, relative to S&P 500 constituent companies as of the beginning of the performance period. The percentage of relative TSR PSUs that can be earned at the end of the three-year performance period is set forth below.

●

Rationale: The committee believed the S&P 500 constituent companies was a better TSR peer group for the fiscal 2022–2024 PSUs because it compares our performance relative to the broader equity market; our company’s stock price does not correlate well with industry-specific indices given our unique business model.

Western Digital’s Relative TSR Results for the Measurement Period	Portion of the PSUs Subject to the Award that Become Eligible to Vest
75th percentile or greater	200%
50th percentile	100%
25th percentile	25%
Less than the 25th percentile	0%

Straight-line interpolation is used if performance falls between two points. Additionally, if our absolute TSR is negative during the performance period, the relative TSR PSUs will be capped at a target payout (100%).

56	Western Digital 2022 Proxy Statement

Performance of Fiscal 2020-2022 PSUs

The PSUs granted in fiscal 2020 reflected the following design:

●	Financial Performance Metrics (50% Weighting)
● The fiscal 2020–2022 PSUs included a mix of two-year and three-year performance periods for the financial metrics (revenue and non-GAAP EPS), with a three-year service period to vest in the award.
● The financial metrics were subject to the relative MPA modifier, similar to the fiscal 2022–2024 PSUs.
●

The actual market for our products was slightly higher than forecast when the fiscal 2020–2022 PSU goals were established, thus applying the relative MPA modifier resulted in a modest increase in the target level of performance for both revenue and non-GAAP EPS metrics relative to the targets established at grant for the PSU performance period that ended in fiscal 2022.

●	Relative TSR Metric (50% Weighting)
●

The fiscal 2020-2022 PSUs included a three-year TSR metric that measured our stock performance, assuming reinvestment of dividends, relative to a bespoke TSR peer group consisting of the constituents of the PHLX Semiconductor Sector Index and the S&P 500 Technology Hardware & Equipment Index. In each case, the constituents were as of the beginning of the performance period.

●	Performance Periods and Payouts

	Fiscal 2020	Fiscal 2021	Fiscal 2022
Fiscal 2020-2022 PSUs	2-Year Performance Period (12.5%) Performance period ended in fiscal 2021 and the Compensation and Talent Committee certified payout at 40% of target, as described in our 2021 proxy statement.

3-Year Performance Period (87.5%) Performance Period Ended in Fiscal 2022
The Compensation and Talent Committee certified payout in August 2022 for financial metrics at 26% of target and the relative TSR metric at 0%, as described below.

Executive Compensation	57

FISCAL 2020-2022 PERFORMANCE PERIOD ACHIEVEMENT

●	Three-Year Financial Metrics

Financial Metrics (37.5% Weighting)	Threshold (50%) ($)	Original Target (100%) ($)	Maximum (200%) ($)	Target After Applying Relative MPA Modifier (100%) ($)	Actual Performance ($)	Achievement Rate	Payout %
3-Year Revenue (18.75%) (in millions)	52,009	61,187	70,365	61,333	52,451	86%	52%
3-Year Non-GAAP EPS (18.75%)(1)	20.60	27.46	35.70	27.70	15.82	57%	0%
Weighted Payout:							26%
(1)	See Appendix A to this Proxy Statement for a reconciliation of GAAP EPS to non-GAAP EPS.

●	Three-Year Relative TSR Metric

Relative TSR (50% Weighting)	Custom TSR Peer Group Relative TSR(1)	Relative TSR Units Payout %	WDC 3-Year Relative TSR	WDC Percentile Relative to Custom TSR Peer Group	Payout %
75th percentile	142.81%	200%
50th percentile	61.41%	100%	38.31%	24th percentile	0%
25th percentile	39.43%	25%
(1)	The custom TSR peer group included constituents of the PHLX Semiconductor Sector Index and the S&P 500 Technology Hardware & Equipment Index, each as constituted at the beginning of fiscal 2020. The TSR peer group included 47 companies as of the grant date.

FISCAL 2020-2022 PSUs: PAYOUTS

Fiscal 2020–2022 PSUs	2-Year Financial Metrics(1)	3-Year Financial Metrics(2)	3-Year Relative TSR(2)	Aggregate Award Payout
Weighting	12.5%	37.5%	50%	100%
Payout %	40%	26%	0%	15%
(1)	The Compensation and Talent Committee certified performance for the two-year financial metrics in August 2021, following the end of fiscal 2021. Our named executive officers who received those awards generally remained subject to a one-year service period during fiscal 2022 to vest in that portion of the award.
(2)	The Compensation and Talent Committee certified performance for the three-year financial and TSR metrics in August 2022, following the end of fiscal 2022.

NAMED EXECUTIVE OFFICER PAYOUTS FOR FISCAL 2020-2022 PSUs

Named Executive Officer(1)	Target Payout (100%) (# of Shares)	Actual Payout (# of Shares)(2)
Srinivasan Sivaram	33,708	4,971
Michael C. Ray	26,334	3,883
(1)	Dr. Sivaram and Mr. Ray were the only named executive officers who received fiscal 2020–2022 PSUs.
(2)	Pursuant to the terms of the award, the named executive officers also received dividend equivalents accrued with respect to the number of shares issued for the stock units earned.

58	Western Digital 2022 Proxy Statement

Chief Financial Officer Transition

Mr. Eulau ceased serving as our CFO in February 2022 and remained with our company during an advisory period until May 2022. In connection with our termination of Mr. Eulau’s employment without cause, we entered into a Separation Agreement and General Release with Mr. Eulau, pursuant to which he received Tier I severance benefits as required under our Executive Severance Plan. Please see the section entitled “Potential Payments upon Termination or Change in Control” for additional details relating to payments under Mr. Eulau’s Separation Agreement. Mr. Eulau did not receive any additional compensation outside of what he was entitled to under our Executive Severance Plan or the applicable award agreement.

Mr. Jabre commenced serving as our Executive Vice President and CFO in February 2022. In connection with his appointment, he received a cash sign-on award of $500,000, with the first half paid in fiscal 2022 and the second half paid upon the six-month anniversary of his start date, in fiscal 2023, and was subject to Mr. Jabre’s continued employment with us through that date. Mr. Jabre also received a sign-on RSU award in the amount of $4,500,000 that vests ratably over three years. Please see the section entitled “Fiscal 2022 LTI Awards” for additional details relating to Mr. Jabre’s sign-on RSU award.

Fiscal 2023 Decisions

Fiscal 2023 STI – ESG Goals in IPC

In August 2022, the Compensation and Talent Committee approved the addition of objective ESG goals for our named executive officers as part of the IPC under the fiscal 2023 STI plan. The ESG goals include an emissions reduction goal and DE&I goals, such as increasing underrepresented individuals in new college graduate hires and decreasing attrition of underrepresented groups. The IPC remains weighted at 25%, and is comprised of three equally weighted categories: leadership, execution and ESG.

Fiscal 2023-2025 PSUs

In August 2022, the Compensation and Talent Committee granted Fiscal 2023-2025 PSUs to our named executive officers, with a revised design. The table below summarizes the changes adopted for the Fiscal 2023-2025 PSUs compared to the Fiscal 2022-2024 PSUs and the committee’s rationale in adopting those changes. The committee evaluated the changes to our LTI design in multiple meetings before approving the design summarized below. In updating our LTI design, the committee concluded that the new design will (i) better align our named executive officer’s compensation with our financial and operational performance and incentivize the high-performing team assembled by our CEO over the past few years to execute on our strategy, (ii) provide better line of sight for our named executive officers with respect to our LTI program and (iii) align our named executive officers with our investors by rewarding sustained financial and operational performance that the committee believes will result in strong market performance.

PSU Terms	Fiscal 2022-2024 PSUs	Fiscal 2023-2025 PSUs	Rationale For Change
Metrics	●25% Revenue ●25% Non-GAAP EPS ●50% Relative TSR	●50% Revenue ●50% Non-GAAP EPS
●Revenue and non-GAAP EPS represent long-term value drivers for our stockholders
●The Compensation and Talent Committee believes that focusing on strong operational performance is the best path to long-term value creation
●The committee determined that relative TSR is not preferable during this period due to the lack of a suitable TSR peer group

Executive Compensation	59

PSU Terms	Fiscal 2022-2024 PSUs	Fiscal 2023-2025 PSUs	Rationale For Change
Performance Periods	●3-year targets ●MPA modifier to reflect market conditions	●3x1-year annual targets ●Payout determined by average at end of three years ●No MPA modifier
●Limited visibility in setting 3-year targets in a highly cyclical industry
●MPA modifier mitigated market cyclicality, but executives lacked line of sight to final targets
●Payout average in updated design ensures performance in all three years impacts payouts

Upside Incentive	●N/A
●Upside incentive of 10%-50% of the underlying 3-year average financial metric payout
●3-year stock price compound annual growth rate (“CAGR”)
●No upside incentive if the 3-year average financial metric payout is zero
●Links incentive opportunity to sustained share price performance over three years

The Compensation and Talent Committee granted the following LTI awards to our named executive officers in fiscal 2023 as part of our regular annual LTI program. Each executive’s PSU award reflects the updated design discussed above.

	Total Awarded Grant Value ($)		LTI Vehicle Mix
Named Executive Officer			PSUs	RSUs
David V. Goeckeler	15,000,000		60%	40%
Wissam G. Jabre	4,500,000	(1)	50%	50%
Srinivasan Sivaram	3,750,000		50%	50%
Robert W. Soderbery	3,550,000		50%	50%
Michael C. Ray	2,500,000		50%	50%
(1)	Mr. Jabre’s fiscal 2023 LTI award amount was set forth in his offer letter.

60	Western Digital 2022 Proxy Statement

Other Program Features and Policies

Perquisites	We provide our executive officers with few perquisites, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes) and, in very limited circumstances, tax gross-ups for certain payments. Any tax gross-ups paid to named executive officers are disclosed in our Summary Compensation Table.
401(k) Plan Benefits	We provide retirement benefits to our executive officers and other eligible employees under the terms of our 401(k) Plan. Eligible employees may contribute up to 75% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code, and are also eligible for matching contributions, which vest over a two-year service period. Our executive officers participate in our 401(k) Plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit supplemental retirement plans for our executive officers.
Deferred Compensation Opportunities	Our executive officers and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to our Deferred Compensation Plan on behalf of participants in fiscal 2022.
Severance Protections

Outside a change in control context, we view severance protections as only appropriate in the event an executive officer is involuntarily terminated without “cause.” These severance benefits are appropriate considering severance protections available to executive officers at our proxy peer group companies and are an important component of each executive officer’s overall compensation.

Please see the section entitled “Executive Compensation Tables and Narratives—Potential Payments upon Termination or Change in Control” for a description and quantification of the potential payments that may be made to our named executive officers in connection with their termination of employment or a change in control.

Change in Control Protections

A change in control transaction creates uncertainty regarding the continued employment of our executive officers. To encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections under our Change in Control Severance Plan. We also provide these severance protections to help ensure that our executive officers can objectively evaluate change in control transactions that may be in the best interests of our stockholders despite the potential negative consequences such transactions may have on them personally.

Please see the section entitled “Executive Compensation Tables and Narratives—Potential Payments upon Termination or Change in Control” for a description and quantification of the potential payments that may be made to our named executive officers in connection with their termination of employment or a change in control.

Employment Agreements	None of our executive officers is currently party to an employment agreement with us.

Executive Compensation	61

Compensation Recovery (Clawback) Policy	Our Board of Directors previously adopted by resolution a compensation recovery (clawback) policy where in the event of a restatement of our audited financial statements involving misconduct by an executive officer, a Board committee will consider whether such officer engaged in intentional financial accounting misconduct such that the officer should disgorge any equity award proceeds (including PSUs, RSUs and stock options) or cash bonuses attributable to such misconduct.
Misconduct Policies	We maintain several policies relating to employee misconduct. In the event an executive officer’s employment is terminated for cause due to their misconduct or violation of company policy, among other reasons, they will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the executive officer would not be eligible for severance benefits.
Policies Prohibiting Hedging, Pledging and Short Sale or Derivative Transaction	Our insider trading policy prohibits our executive officers (as well as our other employees and members of our Board of Directors) from engaging in hedging transactions or speculative transactions involving our company’s securities and from pledging company securities. Prohibited transactions include hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds that are designed to hedge or offset any decrease in the market value of our company’s securities, shorts sales, transactions in derivative securities, such as publicly traded options, related to our company’s securities and margining our company’s securities in a margin account or otherwise pledging company securities as collateral for a loan.
Executive Stock Ownership Guidelines	We established executive stock ownership guidelines covering our executive officers, including our named executive officers, to help link the interests of our stockholders with those of our executive officers. The guidelines provide that each officer must achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the officer’s base salary in effect upon the date he or she first becomes subject to the guidelines shown below.
Position	Multiple
Chief Executive Officer	6 x Salary
President, Chief Financial Officer and Division Presidents	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, RSUs, PSUs, deferred stock units and common stock beneficially owned by the officer all count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted. All of our current officers who are subject to these guidelines have achieved their required ownership level as of the date of this Proxy Statement.

62	Western Digital 2022 Proxy Statement

Executive Compensation Tables and Narratives

Fiscal 2020—2022 Summary Compensation Table

The following table presents information regarding compensation earned for fiscal 2022, 2021 and 2020 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David V. Goeckeler	2022	1,250,000	—		28,860,629	2,017,559	9,150	32,137,338
Chief Executive Officer	2021	1,250,000	—		12,487,789	3,346,875	8,700	17,093,364
	2020	408,654	3,500,000		31,140,040	673,077	1,605	35,723,376
Wissam G. Jabre	2022	262,019	250,000	(4)	8,499,981	279,994	20,295	9,312,289
Executive Vice President
and Chief Financial Officer
Srinivasan Sivaram	2022	750,000	—		7,962,155	857,700	28,391	9,598,246
President, Technology	2021	744,231	—		7,876,938	1,366,408	26,741	10,014,318
and Strategy	2020	719,712	—		4,667,943	776,875	22,432	6,186,962
Robert W. Soderbery	2022	710,000	—		4,750,802	705,456	9,150	6,175,408
Executive Vice President	2021	546,154	1,000,000		9,215,426	994,546	8,700	11,764,826
and General Manager,
Flash Business
Michael C. Ray	2022	625,000	500,000	(5)	5,311,230	615,156	23,612	7,074,998
Executive Vice President,	2021	625,000	500,000	(5)	3,761,581	789,570	7,603	5,683,754
Chief Legal Officer	2020	631,250	500,000	(5)	3,646,792	526,346	7,491	5,311,879
and Secretary
Robert K. Eulau	2022	605,000	—		3,777,265	—	6,000,973	10,383,238
Former Executive Vice	2021	715,000	—		3,696,053	1,070,623	8,686	5,490,362
President and Chief	2020	721,135	250,000		4,667,943	778,123	25,564	6,442,765
Financial Officer
(1)

The amounts shown reflect the aggregate grant date fair value of stock awards granted in the applicable fiscal year computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 13 in the Notes to Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K.

The sign-on PSU award granted to Mr. Goeckeler in fiscal 2020 was amended on June 15, 2022 to remove the performance conditions, such that the amended award will vest at 100% of the target number of stock units on March 8, 2023. The Compensation and Talent Committee approved the amendment to the PSU in the context of our strategic review to facilitate retention of our CEO and eliminate potential distortions in the award performance that may result from the strategic review. At the time of the amendment, the PSU was tracking between threshold and target payout. See the section entitled “Fiscal 2022 Retention RSU Awards; Amendment to CEO’s Sign-On PSU Award” for additional details on the amendment. This column also reflects the incremental accounting expense resulting from such sign-on PSU award amendment computed as of the amendment date in accordance with ASC 718.

Executive Compensation	63

The following amounts represent the grant date fair value of PSU awards granted to our named executive officers during fiscal 2020, 2021 and 2022 assuming the probable outcome of the awards on the grant date (which we considered the target level of performance for PSUs other than relative TSR PSUs, and determined using a Monte Carlo simulation in the case of relative TSR PSUs) and assuming maximum performance under the awards for fiscal 2022. The dollar value of the awards included in the Summary Compensation Table for the year of grant is based on the probable outcome of the awards on the grant date and do not reflect actual payouts.

Named Executive Officer	Grant Date Fair Value of PSU Awards Based on Probable Outcome on the Grant Date for:			Grant Date Fair Value of PSU Awards at Maximum Performance for:
	2020 ($)	2021 ($)	2022 ($)	2022 ($)
David V. Goeckeler(a)	21,140,062	7,687,796	10,018,906	14,518,874
Wissam G. Jabre	—	—	—	—
Srinivasan Sivaram	2,667,988	2,001,976	2,087,219	3,024,689
Robert W. Soderbery	—	1,940,476	1,975,846	2,863,293
Michael C. Ray	2,084,336	1,167,846	1,217,498	1,764,334
Robert K. Eulau	2,667,988	1,908,561	1,989,786	2,883,493
(a) These amounts do not reflect the incremental fair value resulting from the amendment of Mr. Goeckeler’s sign-on PSU award.
(2)	Reflects each named executive officer’s STI payment for the corresponding fiscal year.
(3)	The table below summarizes all other compensation to each of our named executive officers for fiscal 2022:

Name	Perquisites ($)		401(k) Plan Company Matching Contributions ($)	Payments made in connection with Termination ($)
David V. Goeckeler	—		9,150	—
Wissam G. Jabre	13,083	(a)	7,212	—
Srinivasan Sivaram	17,441	(b)	10,950	—
Robert W. Soderbery	—		9,150	—
Michael C. Ray	14,768	(c)	8,844	—
Robert K. Eulau	—		7,750	5,993,223	(d)
	(a)	The amount shown reflects a taxable life insurance benefit of $1,008 and a temporary accommodation benefit (including tax gross up) provided to Mr. Jabre of $12,075.
	(b)	The amount shown reflects a taxable life insurance benefit of $7,524 and reimbursed financial planning services of $9,917.
	(c)	The amount shown reflects a taxable life insurance benefit of $3,762 and reimbursed financial planning services of $11,006.
	(d)	As part of his separation agreement, Mr. Eulau received a separation payment of $1,430,000, a cash payment of $25,692 in lieu of COBRA benefits, a payment of $654,696 representing his target fiscal 2022 STI payout and vesting of certain equity awards as described in the section below entitled “Potential Payments upon Termination or Change in Control — Robert K. Eulau Separation” (having a fair value of $3,882,835 at the date of his termination).
(4)	In connection with his appointment as Executive Vice President and CFO, in February 2022, Mr. Jabre received a sign-on cash award of $250,000.
(5)	To induce Mr. Ray to remain with our company after receiving an employment offer from another large technology company, Mr. Ray received a cash retention award in the amount of $2,000,000, payable with respect to $500,000 in each of fiscal 2020–2023.

64	Western Digital 2022 Proxy Statement

Fiscal 2022 Grants of Plan-Based Awards Table

The following table presents information regarding all grants of plan-based awards made to our named executive officers during fiscal 2022.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Date Fair Grant Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David V. Goeckeler	STI		1,093,750	2,187,500	4,375,000	—	—	—	—	—
	PSUs — Financial(2)	8/27/21	—	—	—	35,579	71,157	142,314	—	4,499,969
	PSUs — TSR(3)	8/27/21	—	—	—	17,789	71,157	142,314	—	5,518,937
	RSUs(4)	8/27/21	—	—	—	—	—	—	94,876	5,999,958
	PSUs(5)	6/15/22	—	—	—	—	437,599	—	—	7,841,770
	RSUs(6)	6/15/22	—	—	—	—	—	—	100,100	4,999,995
Wissam G. Jabre	STI		157,212	314,423	628,846	—	—	—	—	—
	RSUs(7)	2/20/22	—	—	—	—	—	—	81,037	4,499,985
	RSUs(8)	6/15/22	—	—	—	—	—	—	80,080	3,999,996
Srinivasan Sivaram	STI		450,000	900,000	1,800,000	—	—	—	—	—
	PSUs — Financial(2)	8/27/21	—	—	—	7,412	14,824	29,648	—	937,470
	PSUs — TSR(3)	8/27/21	—	—	—	3,706	14,824	29,648	—	1,149,749
	RSUs(4)	8/27/21	—	—	—	—	—	—	29,648	1,874,940
	RSUs(8)	6/15/22	—	—	—	—	—	—	80,080	3,999,996
Robert W. Soderbery	STI		426,000	852,000	1,704,000	—	—	—	—	—
	PSUs — Financial(2)	8/27/21	—	—	—	7,017	14,033	28,066	—	887,447
	PSUs — TSR(3)	8/27/21	—	—	—	3,508	14,033	28,066	—	1,088,399
	RSUs(4)	8/27/21	—	—	—	—	—	—	28,067	1,774,957
	RSUs(8)	6/15/22	—	—	—	—	—	—	20,020	999,999
Michael C. Ray	STI		312,500	625,000	1,250,000	—	—	—	—	—
	PSUs — Financial(2)	8/27/21	—	—	—	4,324	8,647	17,294	—	546,836
	PSUs — TSR(3)	8/27/21	—	—	—	2,162	8,647	17,294	—	670,661
	RSUs(4)	8/27/21	—	—	—	—	—	—	17,295	1,093,736
	RSUs(8)	6/15/22	—	—	—	—	—	—	60,060	2,999,997
Robert K. Eulau	STI		393,250	786,500	1,573,000	—	—	—	—	—
	PSUs — Financial(2)	8/27/21	—	—	—	7,066	14,132	28,264	—	893,708
	PSUs — TSR(3)	8/27/21	—	—	—	3,533	14,132	28,264	—	1,096,078
	RSUs(4)	8/27/21	—	—	—	—	—	—	28,265	1,787,479
(1)	The amounts shown reflect the grant date fair value of the award computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 13 in the Notes to Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K. The grant date fair value for such PSU awards subject to financial goals, at the target level, is based on the closing price of our common stock on August 27, 2021 ($63.24) for all named executive officer awards. The grant date fair value for such PSU awards subject to relative TSR performance, at the probable outcome, is based on the value of our common stock on August 27, 2021 using a Monte Carlo simulation, which resulted in a simulated award value of $77.56 per share based on certain assumptions.
(2)	Represents an annual LTI PSU award granted to the named executive officer for the three-year performance period covering fiscal 2022 through 2024, subject to cliff vesting at August 27, 2024, based on our achievement of specified revenue and non-GAAP EPS performance goals that correspond to specific payout percentages ranging between 0% and 200% of the target number of stock units subject to the award.
(3)	Represents an annual LTI PSU award granted to the named executive officer for the three-year performance period covering fiscal 2022 through 2024, subject to cliff vesting at August 27, 2024, based on our relative TSR performance that corresponds to specific payout percentages ranging between 0% and 200% of the target number of stock units subject to the award and capped at 100% if our absolute TSR is negative over the three-year performance period.

Executive Compensation	65

(4)	Represents an annual LTI RSU award granted to the named executive officer, which is scheduled to vest with respect to 25% on the first anniversary of the grant date and 6.25% quarterly thereafter for three years.
(5)	The amount disclosed for Mr. Goeckeler’s sign-on PSU award represents the incremental fair value of such award as of the date the award was amended, determined in accordance with ASC Topic 718. The award was originally granted on March 9, 2020 and modified on June 15, 2022. See the section entitled “Fiscal 2022 Retention RSU Awards; Amendment to CEO’s Sign-On PSU Award” for additional details on the amendment.
(6)	Represents a retention RSU award granted to the named executive officer, which is scheduled to vest with respect to 30% on the first anniversary of the grant date and 70% on the second anniversary of the grant date.
(7)	Represents sign-on RSUs that are scheduled to vest ratably over three years.
(8)	Represents a retention RSU award granted to the named executive officer, which is scheduled to vest ratably over two years.

Description of Compensation Arrangements for Named Executive Officers

Non-Equity Incentive Plan Compensation and Awards

Our named executive officers are eligible to receive cash incentive awards on an annual basis under the STI plan. See the section entitled “Executive Compensation—Compensation Discussion and Analysis” for a more detailed description of the STI plan.

Equity-Based Awards

Each RSU and PSU award reported in the “Fiscal 2022 Grants of Plan-Based Awards Table” was granted by the Compensation and Talent Committee under, and is subject to, the terms of our prior 2017 Performance Incentive Plan.

Our named executive officers are not entitled to voting rights with respect to their stock units (PSUs and RSUs). However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid stock unit (whether vested or not) held as of the record date for the dividend payment.

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in the section entitled “Potential Payments upon Termination or Change in Control” below.

66	Western Digital 2022 Proxy Statement

Outstanding Equity Awards at Fiscal 2022 Year-End Table

The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of July 1, 2022. The amount shown for the market value of the stock awards is based on the closing price of our common stock on July 1, 2022 ($43.42).

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards			Stock Awards
			Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David V. Goeckeler	3/9/2020	—	—	—	—	437,599	(1)	—	—		19,000,549
	9/3/2020	—	—	—	—	95,465	(2)	4,145,090	95,465	(3)	4,145,090
									95,465	(4)	4,145,090
	8/27/2021	—	—	—	—	94,876	(5)	4,119,516	17,789	(6)	772,398
									71,157	(7)	3,089,637
	6/15/2022	—	—	—	—	100,100	(8)	4,346,342	—		—
Wissam G. Jabre	2/20/2022	—	—	—	—	81,037	(9)	3,518,627	—		—
	6/15/2022	—	—	—	—	80,080	(10)	3,477,074	—		—
Srinivasan Sivaram	8/3/2016	32,606	—	44.78	8/3/2023	—		—	—		—
	8/30/2018	—	—	—	—	6,609	(2)	286,963	—		—
	9/4/2019	—	—	—	—	17,323	(2)	752,165	—		—
						5,109	(11)	221,833	—		—
	9/3/2020	—	—	—	—	37,290	(2)	1,619,132	24,860	(3)	1,079,421
									24,860	(4)	1,079,421
	4/22/2021	—	—	—	—	30,184	(10)	1,310,589	—		—
	8/27/2021	—	—	—	—	29,648	(5)	1,287,316	3,706	(6)	160,915
									14,824	(7)	643,658
	6/15/2022	—	—	—	—	80,080	(10)	3,477,074	—		—
Robert W. Soderbery	9/21/2020	—	—	—	—	76,198	(10)	3,308,517	24,591	(3)	1,067,741
						36,886	(2)	1,601,590	24,591	(4)	1,067,741
	8/27/2021	—	—	—	—	28,067	(5)	1,218,669	3,508	(6)	152,317
									14,033	(7)	609,313
	6/15/2022	—	—	—	—	20,020	(10)	869,268	—		—
Michael C. Ray	8/4/2015	6,460	—	84.39	8/4/2022	—		—	—		—
	11/3/2015	7,248	—	68.53	11/3/2022	—		—	—		—
	8/30/2018	—	—	—	—	4,256	(2)	184,796	—		—
	9/4/2019	—	—	—	—	13,533	(2)	587,603	—		—
						3,991	(11)	173,289	—		—
	9/3/2020	—	—	—	—	21,753	(2)	944,515	14,502	(3)	629,677
									14,502	(4)	629,677
	4/22/2021	—	—	—	—	11,319	(10)	491,471	—		—
	8/27/2021	—	—	—	—	17,295	(5)	750,949	2,162	(6)	93,874
									8,647	(7)	375,453
	6/15/2022	—	—	—	—	60,060	(10)	2,607,805	—		—

Executive Compensation	67

			Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert K. Eulau	9/4/2019	—	—	—	—	5,687	(12)	246,930	—		—
						4,921	(11)	213,670	—		—
	9/3/2020	—	—	—	—	7,796	(12)	338,502	14,476	(3)(13)	628,548
									14,476	(4)(13)	628,548
	8/27/2021	—	—	—	—	—		—	980	(6)(13)	42,552
									3,921	(7)(13)	170,250
(1)

This PSU award is scheduled to vest on March 8, 2023 and was originally based on achievement of specified relative TSR for the three-year performance period from March 9, 2020 to March 8, 2023. The PSU award was amended on June 15, 2022 to remove the performance conditions, such that the amended award will vest at 100% of the target number of stock units on March 8, 2023. The Compensation and Talent Committee approved the amendment to the PSU in the context of our strategic review to facilitate retention of our CEO and eliminate potential distortions in the award performance that may result from the strategic review. At the time of the amendment, the PSU was tracking between threshold and target payout. See the section entitled “Fiscal 2022 Retention RSU Awards; Amendment to CEO’s Sign-On PSU Award” for additional details on the amendment.

(2)	These RSU awards are scheduled to vest in substantially equal annual installments over four years.
(3)

These PSU awards are scheduled to vest on September 3, 2023 based on achievement of specified relative TSR for the three-year performance period covering fiscal 2021 through 2023. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of stock units subject to the awards. The numbers above reflect payment at the target level, which is 100% of the target number of stock units.

(4)

These PSU awards are scheduled to vest on September 3, 2023 based on achievement of specified revenue and non-GAAP EPS goals for the three-year performance period covering fiscal 2021 through 2023. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of stock units subject to the awards. The numbers above reflect payment at the target level, which is 100% of the target number of stock units.

(5)

This RSU award is scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

(6)

These PSU awards are scheduled to vest on August 27, 2024 based on achievement of specified relative TSR for the three-year performance period covering fiscal 2022 through 2024. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of stock units subject to the awards. The numbers above reflect payment at threshold level, which is 25% of the target number of stock units.

(7)

These PSU awards are scheduled to vest on August 27, 2024 based on achievement of specified revenue and non-GAAP EPS goals for the three-year performance period covering fiscal 2022 through 2024. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of stock units subject to the awards. The numbers above reflect payment at target level, which is 100% of the target number of stock units.

(8)

This RSU award is scheduled to vest as to 30% of the underlying shares on the first anniversary of the grant date, and as to an additional 70% of the underlying shares at the second anniversary of the grant date.

(9)	These RSU awards are scheduled to vest in substantially equal annual installments over three years.
(10)	This RSU award is scheduled to vest in substantially equal annual installments over two years.

68	Western Digital 2022 Proxy Statement

(11)	Reflects the portion of a PSU award that has been credited based on achievement of the performance goals but remains subject to a service requirement through September 4, 2022.
(12)

In connection with the termination of Mr. Eulau’s employment, these RSU awards reflect the pro rata portion of the award for which vesting accelerated upon his termination and are payable on December 1, 2022.

(13)	In connection with the termination of Mr. Eulau’s employment, these PSU awards reflect the pro rata portion of the award subject to open performance-based vesting conditions.

Fiscal 2022 Option Exercises and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David V. Goeckeler	—	—	138,553	7,052,742
Wissam G. Jabre	—	—	—	—
Srinivasan Sivaram	11,380	145,016	71,976	4,081,422
Robert W. Soderbery	—	—	88,494	4,908,762
Michael C. Ray	—	—	39,813	2,327,663
Robert K. Eulau	—	—	34,873	2,028,712
(1)	The value realized upon exercise is based on the spread between the market price of our common stock at the time of exercise and the exercise price.
(2)

The value realized on the vesting of stock awards (and corresponding dividend equivalents) is based on the closing price of our common stock on the applicable vesting date (or, for PSUs, the applicable payment date) of the awards.

Fiscal 2022 Non-Qualified Deferred Compensation Table

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal 2020–2022 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer up to 80% of his or her eligible compensation that may be earned during the following year. Amounts may be deferred until a specified date, retirement, disability or death. Emergency hardship withdrawals are also permitted under the plan.

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2022, including as to RSUs that vested but as to which payment was deferred.

Name	Executive Contributions in 2022 ($)		Registrant Contributions in 2022 ($)	Aggregate Earnings in 2022 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at July 1, 2022 ($)(2)
David V. Goeckeler	—		—	—	—	—
Wissam G. Jabre	—		—	—	—	—
Srinivasan Sivaram	—		—	(201,967)	370,756	1,377,493
Robert W. Soderbery	—		—	—	—	—
Michael C. Ray	—		—	—	—	—
Robert K. Eulau	715,541	(3)	—	130,111 (4)	—	585,430
(1)	The amounts reported are not considered to be at above-market rates under applicable SEC rules and were therefore not included in the “Fiscal 2020–2022 Summary Compensation Table” above.
(2)	The balances reported represent compensation already reported in the “Fiscal 2020–2022 Summary Compensation Table” above

Executive Compensation	69

and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates and for amounts earned while the individual was not a named executive officer.

(3)

The amount shown reflects the value, based on the closing price of our common stock on the applicable vesting date, of Mr. Eulau’s RSUs that vested during fiscal 2022 but as to which payment will be made after the end of fiscal 2022 in accordance with the terms of the awards.

(4)

Reflects the change in value between the vesting date and the last day of fiscal 2022, based on the closing prices of our common stock on those dates, of Mr. Eulau’s RSUs that vested during fiscal 2022 but as to which payment will be made after the end of fiscal 2022 in accordance with the terms of the awards.

Potential Payments upon Termination or Change in Control

Change in Control—Termination without Cause or For Good Reason

Our named executive officers may be entitled to severance benefits under our Change in Control Severance Plan. Generally, the severance benefits are payable if we terminate the named executive officer’s employment without “cause” or the named executive officer voluntarily terminates employment for “good reason” within twelve months after a change in control.

For these purposes:

●	“Change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our Board of Directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of our company
●	“Cause” generally means the commission of certain crimes by the executive officer, the executive officer’s willful engagement in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy
●	“Good reason” generally means a material diminution in the executive officer’s authority, duties or responsibilities, a material diminution in the executive officer’s base compensation, certain relocations of the executive’s employment, or a material breach by us (or our successor) with respect to our obligations under our Change in Control Severance Plan

For each of our named executive officers, the severance benefits generally consist of the following as a “Tier 1” participant:

●	A lump sum payment equal to two times the sum of the executive officer’s annual base compensation plus the target STI as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the executive officer’s employment with us, whichever is higher, plus any earned but not yet paid STI payments in respect of completed performance periods
●	100% vesting of any unvested outstanding equity awards granted to the executive officer by us, with any performance-based equity awards as to which the applicable performance period has not ended becoming vested at the target level (or, if more favorable, as otherwise provided in the agreement providing for a change in control)
●	A lump sum payment equal to the applicable COBRA premium payments for a period of 24 months following the executive officer’s termination

Involuntary Termination without Cause—No Change in Control

Our Executive Severance Plan, in conjunction with the terms and conditions of our equity awards, provides the following severance benefits to our named executive officers as Tier 1 participants in the event their employment is terminated without “cause” (generally as defined above).

●	A lump sum cash payment of the executive officer’s monthly base salary multiplied by 24
●	Any earned but not yet paid STI payments in respect of completed performance periods and a pro rata STI payment based on the number of days in the applicable performance period during which the executive officer was employed at target performance

70	Western Digital 2022 Proxy Statement

●	For PSU awards, a prorated portion of the PSUs subject to the award will vest, if at all, based on actual achievement of the performance goals over the entire performance period
●	For RSU awards granted beginning in fiscal 2020, acceleration of vesting of a prorated amount of RSUs
●	For RSU awards granted in fiscal 2019, if the executive officer is retirement-eligible, the more favorable of: (i) acceleration of vesting of an amount of RSUs that would have vested if the executive officer had remained employed for an additional six months; and (ii) acceleration of vesting of a prorated amount of RSUs, and if the executive officer is not retirement eligible, then acceleration as described in clause (i)
●	For RSU awards granted prior to fiscal 2019, acceleration of vesting of an amount of the outstanding award that would have vested if the executive officer had remained employed for an additional six months
●	Outplacement services at our expense for 12 months following the executive officer’s termination of employment
●	A lump sum payment equal to the applicable COBRA premium payments for a period of 18 months following the executive officer’s termination

Payment of severance benefits under our Change in Control Severance Plan and Executive Severance Plan is conditioned upon the executive officer’s execution of a valid and effective release of claims. In addition, no executive officer is entitled to a duplication of benefits under our Executive Severance Plan and any other severance plan, including our Change in Control Severance Plan.

Qualified Retirement

For RSUs granted beginning with the fiscal 2019 annual grant to the fiscal 2022 annual grant, in the event an executive officer meets certain retirement criteria, a pro rata portion of the RSUs will accelerate. RSUs granted beginning with the fiscal 2022 annual grant no longer contained the acceleration benefit for an eligible retirement.

For PSUs granted beginning with the fiscal 2019 annual grant, a pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period.

To be eligible for retirement, the executive officer must have five years of credited service with us and must also be at least age 55 at the time of retirement and his or her age plus total years of credited service must be at least 70.

Death

In the event of an executive officer’s death, a pro rata portion of the RSUs will accelerate and a pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period.

Termination for Cause/Misconduct

In the event an executive officer’s employment is terminated for cause due to the executive officer’s misconduct or violation of company policy, among other reasons, the executive officer will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the executive officer would not be eligible for severance benefits.

Calculation of Potential Payments upon Termination or Change in Control

The table below presents our estimate of the benefits payable to our named executive officers, other than Mr. Eulau, under the arrangements described above based on the following assumptions:

●	Qualifying termination of employment and/or change in control occurred on July 1, 2022
●	The price per share of our common stock is equal to the closing price of our common stock on July 1, 2022 ($43.42), the last trading day in fiscal 2022

Executive Compensation	71

●	In the case of a change in control, our company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction
●

Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(1)	Change in Control-With Termination Without Cause or For Good Reason ($)	Involuntary Termination Without Cause-No Change in Control ($)(2)	Qualified Retirement ($)(2)(3)	Death ($)(2)
David V. Goeckeler	Cash Severance	—	6,875,000	4,687,500	—	—
	RSU Acceleration(4)	12,610,948	12,610,948	2,111,367	—	2,111,367
	PSU Acceleration(5)	33,469,992	33,469,992	26,587,083	—	22,249,060
	Continuation of Benefits(6)	—	40,787	27,735	—	—
	Value of Outplacement Services	—	—	4,125	—	—
	TOTAL	46,080,940	52,996,727	33,417,810	—	24,360,427
Wissam G. Jabre	Cash Severance	—	2,750,000	2,000,000	—	—
	RSU Acceleration(4)	6,995,700	6,995,700	504,142	—	504,142
	PSU Acceleration(5)	—	—	—	—	—
	Continuation of Benefits(6)	—	24	16	—	—
	Value of Outplacement Services	—	—	4,125	—	—
	TOTAL	6,995,700	9,745,724	2,508,283	—	504,142
Srinivasan Sivaram	Cash Severance	—	3,300,000	2,400,000	—	—
	RSU Acceleration(4)	8,733,217	8,733,217	1,647,452	1,248,578	1,601,409
	PSU Acceleration(5)	4,837,623	4,837,623	3,259,798	3,259,798	3,259,798
	Continuation of Benefits(6)	—	59,452	44,758	—	—
	Value of Outplacement Services	—	—	4,125	—	—
	TOTAL	13,570,840	16,930,292	7,356,133	4,508,376	4,861,207
Robert W. Soderbery	Cash Severance	—	3,124,000	2,272,000	—	—
	RSU Acceleration(4)	6,998,045	6,998,045	3,258,084	—	3,258,084
	PSU Acceleration(5)	3,354,108	3,354,108	1,829,864	—	1,829,864
	Continuation of Benefits(6)	—	59,452	44,758	—	—
	Value of Outplacement Services	—	—	4,125	—	—
	TOTAL	10,352,153	13,535,605	7,408,831	—	5,087,948
Michael C. Ray	Cash Severance	—	2,500,000	1,875,000	—	—
	RSU Acceleration(4)	5,567,161	5,567,161	1,000,537	—	970,885
	PSU Acceleration(5)	3,097,315	3,097,315	2,176,926	—	2,176,926
	Continuation of Benefits(6)	—	20,593	14,003	—	—
	Value of Outplacement Services	—	—	4,125	—	—
	TOTAL	8,664,476	11,185,069	5,070,591	—	3,147,811
(1)	None of our equity awards will automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs) assuming that the awards were to be terminated in connection with the change in control and the Compensation and Talent Committee had not provided for the assumption, substitution or other continuation of the awards.
(2)	For the PSU awards, where applicable, the amounts are prorated and assume achievement at 100% of the target level of performance for the performance period or, if applicable, the credited amount.
(3)	As of July 1, 2022, only Dr. Sivaram met the requirements for a “qualified retiree” with respect to stock options, RSUs or PSUs.

72	Western Digital 2022 Proxy Statement

(4)	The amounts shown are based on the intrinsic value of the portion of the RSU award that would have accelerated as of July 1, 2022. These intrinsic values were based on the closing price of our common stock on July 1, 2022 ($43.42).
(5)	The amounts shown represent the target number of PSUs subject to the award that would have remained outstanding and eligible to vest in connection with the termination event and are based on the intrinsic value of those stock units as of July 1, 2022. These intrinsic values were calculated by multiplying (i) the closing price of our common stock on July 1, 2022 ($43.42), by (ii) the target number of PSUs or, if applicable, the credited amount, that would have remained outstanding and eligible to vest as of July 1, 2022. For purposes of Mr. Goeckeler’s amended sign-on PSU award, pursuant to our Executive Severance Plan, the amounts shown are calculated as an RSU award, and based on the intrinsic value of the portion of the award that would have accelerated as of July 1, 2022. The intrinsic value was based on the closing price of our common stock on July 1, 2022 ($43.42).
(6)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the named executive officer will find other employment or discount rates for determining present value.

Robert K. Eulau Separation

Mr. Eulau ceased serving as our CFO in February 2022 and remained with our company during an advisory period until May 2022. In connection with our termination of Mr. Eulau’s employment without cause, we entered into a Separation Agreement and General Release with Mr. Eulau, pursuant to which he received Tier I severance benefits as required under our Executive Severance Plan, as follows: (i) cash severance of $2,084,696, consisting of 24 months of base salary in the amount of $1,430,000 (less applicable withholdings) and a pro rata fiscal 2022 STI award payment (assuming 100% achievement) in the amount of $654,696 (less applicable withholdings); (ii) accelerated vesting of his then-outstanding RSUs granted on April 22, 2019 as if he had remained employed through November 1, 2022; (iii) accelerated vesting on a pro rata basis of his then-outstanding RSUs granted on September 4, 2019, September 3, 2020 and August 27, 2021; (iv) his PSUs granted in September 2019, September 2020 and August 2021 will vest on a pro rata basis, subject to actual performance under the awards; (v) a lump sum payment of $25,692, the cash equivalent of a continuation of COBRA benefits for 18 months; and (vi) up to 12 months of outplacement services at our expense.

The value of the accelerated vesting of his RSUs was approximately $969,959 and the value of his PSUs that remained outstanding and eligible to vest was approximately $2,912,876. The amount for the accelerated vesting of the RSUs and PSUs was calculated by multiplying the number of shares underlying such awards by the closing price of our common stock on the Nasdaq Stock Market on April 29, 2022 ($53.07), the last trading date before his termination. Mr. Eulau did not receive any additional compensation outside of what he was entitled to under our Executive Severance Plan or the applicable award agreement.

Executive Compensation	73

CEO Pay Ratio

SEC rules require us to disclose the ratio of our CEO’s annual total compensation to the annual total compensation of the “median compensated” employee of all our employees (the “Median Compensated Employee”) other than our CEO.

As permitted under SEC rules, we are using the same Median Compensated Employee identified for purposes of our fiscal 2021 CEO pay ratio, as we believe there have been no changes to our employee population and compensation that would significantly impact our pay ratio disclosure. In identifying our Median Compensated Employee for our fiscal 2021 CEO pay ratio, we used “Target Total Cash,” which includes base salary or base wages, target cash incentives and other cash-based incentive allowances, such as housing, automobile, meal and other types of allowances, as reported in our payroll data. For hourly employees, we calculated base wages based on a reasonable estimate of hours worked during fiscal 2021 and the relevant employee’s hourly wage rate as in effect on April 15, 2021. For salaried employees, we calculated base salary using the relevant employee’s annual salary level as in effect on April 15, 2021. We annualized Target Total Cash for all permanent employees who did not work the full 2021 fiscal year.

To identify our Median Compensated Employee for fiscal 2021, we used our global employee population effective on April 15, 2021. As of this date, our employee population was 65,200 employees, with approximately 86% of those employees located in Asia (including approximately 42% in Thailand and approximately 14% in each of Malaysia and the Philippines), approximately 2% of those employees located in Europe, the Middle East and Africa and approximately 12% of those employees located in the U.S. Most of our employees in Asia are employed in our factories. This total includes all regular, part-time, supplemental and temporary employees with no exclusions. Our employee population as of April 15, 2022 was 66,400 employees (with 88% located outside of the U.S.).

The Median Compensated Employee for fiscal 2021 and 2022 was a Leader, Manufacturing, in Thailand. We calculated the Median Compensated Employee’s annual total compensation in the same manner as our CEO as reported above in the “Fiscal 2020—2022 Summary Compensation Table.” The fiscal 2022 annual total compensation for the Median Compensated Employee was calculated at $9,644, and our CEO’s annual total compensation was $32,137,338 (as reported in the Summary Compensation Table on page 62). Our CEO’s fiscal 2022 annual total compensation includes an accounting expense of $7,841,770 associated with the amendment of his fiscal 2020 sign-on PSU award to eliminate the PSU award’s performance condition. This amendment is discussed in the Compensation Discussion and Analysis on page 42.

Therefore, the ratio of annual total compensation of our CEO to our median employee for fiscal 2022 was 3,332 to 1. Our fiscal 2022 CEO pay ratio is higher than what was disclosed in fiscal 2021, and is higher than the ratio we expect in fiscal 2023, due to the inclusion of the accounting expense associated with the PSU amendment described above.

Equity Compensation
Plan Information

The following table gives information with respect to our equity compensation plans as of July 1, 2022. These plans include our 2021 Long-Term Incentive Plan, our prior 2017 Performance Incentive Plan (the “Prior Plan”) and 2005 Employee Stock Purchase Plan, each of which has or had been approved by our stockholders. The following table also gives information with respect to the SanDisk Corporation 2013 Incentive Plan (the “SanDisk Plan”), which we assumed in May 2016 in connection with the acquisition of SanDisk.

Other than with respect to the SanDisk Plan, the following table does not present information regarding equity awards that were assumed by us in connection with our acquisitions of companies. However, footnote 6 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of July 1, 2022, and the weighted average exercise price of such assumed options. We may not grant additional options or other equity awards under our Prior Plan, the SanDisk Plan, and any other assumed plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	16,856,497	(1)	69.94	(2)	12,612,076 (3)
Equity compensation plans not approved by security holders	100,128	(4)	44.78	(5)	—
Total(6)	16,956,625		66.99		12,612,076
(1)	This amount includes: (i) 753,071 shares of our common stock subject to stock options outstanding under our Prior Plan; (ii) 1,822,977 shares of our common stock subject to outstanding RSUs awarded under our 2021 Long-Term Incentive Plan and 12,569,267 shares of our common stock subject to outstanding RSUs awarded under our Prior Plan; (iii) a maximum of 1,650,130 PSUs (including a target number of 825,065 PSUs) subject to open performance-based vesting conditions under our Prior Plan; and (iv) 61,052 shares of our common stock subject to deferred stock units.
(2)	This number reflects the weighted-average exercise price of stock options outstanding under our Prior Plan and has been calculated exclusive of RSUs and PSUs outstanding under our 2021 Long-Term Incentive Plan, our Prior Plan and deferred stock units.
(3)	Of these shares, as of July 1, 2022, 8,943,579 remained available for future issuance under our 2021 Long-Term Incentive Plan and 3,668,497 remained available for future issuance under our 2005 Employee Stock Purchase Plan, including 1,386,096 shares subject to purchase during the purchase period in effect as of July 1, 2022. No new awards may be made under any other equity compensation plans.
(4)	This number reflects 100,128 shares of our common stock subject to stock options outstanding under the SanDisk Plan as of July 1, 2022. Additionally, as of July 1, 2022, there were no RSUs outstanding under the SanDisk Plan.
(5)	This number reflects the weighted-average exercise price of stock options outstanding under the SanDisk Plan.
(6)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with the acquisitions of the companies that originally established those plans or agreements. As of July 1, 2022, 3,600 shares of common stock were issuable upon exercise of outstanding options granted under these assumed plans. The weighted average exercise price of these assumed outstanding stock options to acquire shares of our common stock was $13.65 per share. Additionally, as of July 1, 2022, there were no RSUs outstanding under these assumed plans.

75

Stock Ownership Information

Security Ownership by Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 5, 2022, by: (i) each person known by us to own beneficially more than 5% of our outstanding common stock; (ii) each director and each nominee for election as a member of our Board of Directors; (iii) each of our named executive officers; and (iv) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13D filed with the SEC.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Greater than 5% Stockholders:
The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	35,190,258	11.29%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	25,826,324	8.3%
Directors:
Kimberly E. Alexy	15,465	*
Thomas Caulfield	2,073	*
Martin I. Cole	28,139	*
Tunç Doluca(5)	16,470	*
Matthew E. Massengill	32,468	*
Paula A. Price(6)	3,442	*
Stephanie A. Streeter	15,465	*
Miyuki Suzuki	2,073	*
Named Executive Officers:
David V. Goeckeler	156,982	*
Wissam G. Jabre	—	*
Srinivasan Sivaram(7)	173,626	*
Robert W. Soderbery(7)	140,091	*
Michael C. Ray(7)	44,202	*
Robert K. Eulau(8)	43,187	*
All Directors and Current Executive Officers as a group (13 persons)(9)	630,496	*
*	Represents less than 1% of the outstanding shares of our common stock.
(1)

Shares subject to options that are exercisable as of or within 60 days after September 5, 2022 as well as shares subject to RSU awards scheduled to vest within 60 days after September 5, 2022 are deemed outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 5, 2022 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those stock units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)

Except as otherwise noted below, we determine applicable percentage ownership based on 317,547,543 shares of our common stock outstanding as of September 5, 2022. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

76	Western Digital 2022 Proxy Statement

(3)

Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022, by The Vanguard Group. According to the schedule, as of December 31, 2021, Vanguard has shared voting power with respect to 495,354 shares, sole dispositive power with respect to 33,937,839 shares and shared dispositive power with respect to 1,252,419 shares.

(4)

Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on March 11, 2022, by BlackRock, Inc. According to the schedule, as of December 31, 2021, BlackRock has sole voting power with respect to 22,878,485 shares and sole dispositive power with respect to 25,826,324 shares.

(5)	Mr. Doluca’s shares are held in a family trust account in which Mr. Doluca has voting and/or investment power.
(6)	Ms. Price has not been nominated for reelection at the Annual Meeting and her term in office will end immediately prior to the Annual Meeting.
(7)

Includes shares of our common stock that may be acquired as of or within 60 days after September 5, 2022 through the exercise of stock options as follows: Dr. Sivaram (32,606); and Mr. Ray (7,248). Includes 88,494 shares of our common stock that may be acquired by Mr. Soderbery within 60 days after September 5, 2022 through the vesting of RSUs.

(8)

Mr. Eulau ceased being our Chief Financial Officer in February 2022. The amount beneficially owned by Mr. Eulau is based on information contained in the last Form 4 filed by Mr. Eulau with the SEC prior to the date he ceased being our Chief Financial Officer, adjusted to give effect to subsequent transactions through September 5, 2022 of which we are aware in connection with employment-related equity awards.

(9)

Includes 39,854 shares of our common stock that may be acquired as of or within 60 days after September 5, 2022 through the exercise of stock options by our directors and our current executive officers. Includes 88,494 shares of our common stock that may be acquired within 60 days after September 5, 2022 through the vesting of RSUs by our directors and our current executive officers.

Delinquent Section 16(a) Reports

Our directors and officers and persons who beneficially own more than 10% of our common stock must report their initial ownership of our equity securities and any subsequent changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we must disclose in this Proxy Statement any late filings during fiscal 2022. To our knowledge, based solely on our review of the copies of such reports filed electronically with the SEC for fiscal 2022 and the written responses to annual directors’ and officers’ questionnaires that no other reports were required, all of these reports were timely filed during and with respect to fiscal 2022, except for a Form 4 pertaining to one transaction that was filed late by each of Mr. Eulau and Sean Hunkler (a former officer of our company).

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Equity Plan Proposal

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2021 LONG-TERM INCENTIVE PLAN

TO INCREASE BY 2.75 MILLION THE NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THAT PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of our Western Digital Corporation 2021 Long-Term Incentive Plan (the “Plan”). The amended and restated version of the Plan (the “Amended and Restated Plan”) was adopted, subject to stockholder approval, by our Board on August 25, 2022.

●We are seeking to increase shares available for issuance under the Plan by 2.75 million shares, to allow for continued use of equity incentives. There are no other material changes as a result of the Amended and Restated Plan.
●This is a broad-based equity incentive plan: approximately 83% of equity awards granted under the Plan in fiscal 2022 were to non-executive officers.
●The additional shares, together with the shares currently available for future grants, are expected to cover grants for approximately one year based on current grant practices and other factors.
Our Board of Directors recommends a vote FOR this Proposal 3 to approve the Amendment and Restatement of our 2021 Long-Term Incentive Plan

Competition for talent in our industry continues to significantly grow, and we believe that equity awards are critical to attracting and retaining the most talented employees in our industry. Stockholder approval of the proposed Amended and Restated Plan will allow us to continue to provide these important incentives to attract and retain talent.

In accordance with applicable listing rules, we may not increase the Plan’s share limit without stockholder approval.

Overview and Rationale

Equity incentives are a significant component of our compensation programs for our named executive officers and our broader employee population.

Broad-Based Equity Program Supports Talent Retention

Under the Plan, approximately 83% of awards in fiscal 2022 were granted to employees other than our named executive officers. Further, a majority of equity awards granted in fiscal 2022 were awarded to our engineers, who are integral to maintaining our market leadership and innovation. All of our full-time employees, all members of our Board of Directors and certain consultants and advisors to our company are eligible to receive equity awards under the Plan, as determined by the plan administrator. Equity incentives are a core component of our competitive compensation program and help us to retain key talent throughout our company.

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Alignment with Stockholder Interests

Equity awards represented approximately 81% of the target total direct compensation of our CEO in fiscal 2022, and 68% on average of the target total direct compensation of our other named executive officers in fiscal 2022. Under the annual fiscal 2022 LTI program for our named executive officers, 50% to 60% of the approved value of target awards were granted in PSUs contingent on the achievement of robust pre-established performance goals that help align management interests with those of our stockholders and reward long-term value creation. For additional information on our overarching pay-for-performance philosophy and the compensation arrangements in place for our named executive officers, please see the section entitled “Executive Compensation—Compensation Discussion and Analysis.”

Our Granting Practices Provide for Prudent Use of Equity

Consistent with the Plan, the Amended and Restated Plan authorizes the grant of equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance cash awards, for the purpose of helping Western Digital secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of our company and any affiliate and provide a means by which the eligible award recipients may benefit from increases in the value of our common stock. Our Board of Directors monitors share usage to manage the dilutive impact of awards granted under our equity compensation plans. Consistent with the Plan, the Amended and Restated Plan incorporates a broad range of compensation and governance best practices, with some of the key features highlighted below. These highlights are qualified in their entirety by the full text of the Amended and Restated Plan, which has been filed with the SEC as Appendix B to the version of this Proxy Statement filed with the SEC. As used below, references to the Plan also refer to the Amended and Restated Plan.

●

Director Compensation Limit. The compensation paid to any one non-employee director in any one grant year (which consists of both cash and stock compensation, with stock compensation based on the fair market value of the shares on the grant date of the applicable award, using such valuation principles as determined by the plan administrator) may not exceed $900,000. This limit does not apply as to any compensation paid to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director. For these purposes, a “grant year” means the annual period commencing on the date of our annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the administrator may determine in its discretion.

●

No Repricing of Stock Options or Stock Appreciation Rights. Without stockholder approval, we may not reprice an outstanding stock option or stock appreciation right, except for equitable adjustments for certain corporate transactions, as further described below.

●

Dividends and Dividend Equivalents Not Payable on Awards until Vesting. Dividends and dividend equivalents payable in connection with unvested restricted stock and restricted stock unit awards will only be paid out to the extent that the vesting requirements are satisfied and the shares underlying such awards vest.

●

No In-the-Money Stock Option or Stock Appreciation Right Grants. Stock options and stock appreciation rights may not be granted with an exercise or base price less than the fair market value, generally the closing price of our common stock on the Nasdaq Stock Market on the grant date.

●	Clawback Policy. Awards granted under the Plan are subject to our compensation recovery (clawback) policy.
●

Minimum Vesting Requirements. Except in connection with certain limited circumstances as described below, the Plan provides that each award granted under the Plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of our common stock subject to such awards will not exceed 5% of the aggregate share limit.

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●	Share Recycling. Shares that are reacquired, withheld by us or otherwise not issued in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes related to the exercise or settlement of stock options or stock appreciation rights will not be available again for new award grants under the Plan. However, shares that are reacquired or withheld by us as payment in connection with a full- value award (as defined below) under the Plan, the 2017 Performance Incentive Plan or the SanDisk Plan (together with the 2017 Performance Incentive Plan, the “Prior Plans”), as well as shares reacquired or withheld by us to satisfy the tax withholding obligations related to a full-value award under the Plan or the Prior Plans will be available for new award grants under the Plan.

As of September 5, 2022, a total of 6,071,394 shares of our common stock were subject to outstanding awards granted under the Plan, a total of 9,376,493 shares of our common stock were subject to outstanding awards granted under the Prior Plans (which will be available for new grants under the Plan if they expire or are forfeited, terminated, cancelled or otherwise reacquired prior to being vested or exercised, as applicable) and all other assumed plans, and a total of 5,612,859 shares of our common stock were available for new award grants under the Plan (before giving effect to the increase in the aggregate share limit being requested in this Proposal 3). No new awards may be granted under the Prior Plans.

Historical Equity Award Information

Outstanding Awards under the Plan

The table below presents the number of shares, including dividend equivalents, which were subject to various outstanding equity awards at September 5, 2022 under the Plan, Prior Plans and all other assumed plans:

Outstanding Awards	2021 Long-Term Incentive Plan	All Other Plans	Totals
Stock options (number of shares)	—	383,720	383,720
Weighted-average exercise price of stock options	—	$45.08	$45.08
Weighted-average remaining term of stock options (years)	—	0.9	0.9
Full-value awards (including corresponding dividend equivalents)(1)	6,071,394	8,992,773	15,064,167
(1)	The PSU awards included in this number are based on actual performance with respect to awards for which the performance period has ended and target performance (with respect to awards for which the performance period has not ended).

Our equity award mix favors the granting of full-value awards, such as RSU and PSU awards, which vest on the basis of continued service and/or attainment of long-term performance goals. These types of awards enable us to reduce our gross burn rate and limit dilution by granting fewer shares relative to the number of stock options that had been granted in prior years. As of September 5, 2022, there were outstanding under the Plan: 5,522,582 unvested RSUs (including PSUs credited based on actual performance for completed performance periods that remain subject to service-based vesting requirements) and 548,812 PSUs with open performance-based vesting conditions (based upon the target level of performance).

Potential Dilution and Award Burn Rate Metrics

The following section includes additional information to help you assess the potential dilutive impact of our equity awards and the proposed Plan.

The following table shows how our dilution and burn rate have changed over the past three fiscal years under the Plan and our prior 2017 Performance Incentive Plan. “Dilution” refers to the number of shares of our common stock that are subject to outstanding awards or remain available for new award grants. “Burn rate” refers to how many shares are subject to awards that we grant over a particular period of time. As to the number of shares of our common stock subject to RSU and PSU awards outstanding on any particular date, the information presented includes the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares

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of our common stock. For historical PSU awards, the information presented is based on the target number of shares subject to the award (while the final vesting of the awards may range from 0% to 200% of the target number of shares subject to these awards based on performance over the performance period applicable to the awards).

Key Equity Metrics	Fiscal 2022	Fiscal 2021	Fiscal 2020	3-Year Average (Fiscal 2020-2022)
Shares subject to awards granted during year(1)	6.9 million	8.8 million	7.4 million	7.7 million
Gross burn rate during year(2)	2.21%	2.88%	2.48%	2.52%
Net burn rate during year(3)	1.31%	2.13%	1.91%	1.78%
Dilution at end of year(4)	8.05%	10.32%	10.06%	9.47%
Full dilution at end of year(5)	7.45%	9.35%	9.14%	8.65%
Overhang at end of year(6)	5.20%	5.72%	5.33%	5.42%
(1)	Reflects total gross number of shares subject to equity awards granted during the fiscal year and does not reflect subsequent forfeitures or cancellations.
(2)	Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and does not reflect subsequent forfeitures or cancellations.
(3)	Net burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited equity awards.
(4)	Dilution is calculated by dividing the sum of (i) the number of shares subject to equity awards outstanding at the end of the fiscal year, plus (ii) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.
(5)	Full dilution is calculated by dividing (i) the sum of (a) the number of shares subject to equity awards outstanding at the end of the fiscal year plus (b) the number of shares available for future grants by (ii) the sum of (a) the number of shares outstanding at the end of the fiscal year, plus (b) the number of shares subject to equity awards outstanding at the end of the fiscal year, plus (c) the number of shares available for future grants.
(6)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

The weighted-average number of shares of our common stock issued and outstanding in each of the last three fiscal years is reported in our Annual Report on Form 10-K for the respective fiscal year. The number of shares of our common stock issued and outstanding as of July 1, 2022 and September 5, 2022 was 314,471,202 shares and 317,547,543 shares, respectively.

We anticipate that the 2.75 million shares requested for the Amended and Restated Plan, together with the shares subject to outstanding awards under the SanDisk Plan as of the Amended and Restated Plan’s effective date that become available for grant under the Amended and Restated Plan (as a result of forfeiture, termination, expiration, lapse, reacquisition or withholding), will provide us with flexibility to continue to grant equity awards under the Amended and Restated Plan for approximately one year based on current grant practices and other factors. This estimate assumes the reserving of sufficient shares to cover potential payment of performance-based awards at maximum payment levels and covering dividend equivalents that may be credited with respect to the awards based on our recent dividend payments. However, this is only an estimate, in our judgment, based on current circumstances. The 2.75 million shares requested represents 0.87% of the number of shares of our common stock issued and outstanding as of September 5, 2022.

The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (because higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in our common stock and the amount and frequency of our dividend payments, the type of awards we grant and how we choose to balance total compensation between cash and equity awards.

The closing price of our common stock on the Nasdaq Stock Market on September 2, 2022 was $41.65 per share (the last trading day prior to September 5, 2022).

Equity Plan Proposal	81

Summary Description of the Plan

The principal terms of the Amended and Restated Plan are summarized below. The following summary is qualified in its entirety by the full text of the Amended and Restated Plan, which has been included as Appendix B to the version of this Proxy Statement filed with the SEC. As used below, references to the Plan also refer to the Amended and Restated Plan.

Purpose

The Plan, through the granting of awards, is intended to help Western Digital secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of our company and any affiliate and provide a means by which the eligible award recipients may benefit from increases in the value of our common stock.

Administration

Our Board of Directors has the authority to administer the Plan, including the powers to: (i) determine who will be granted awards and what type of award, when and how each award will be granted, the provisions of each award (which need not be identical), the number of shares or cash value subject to an award and the fair market value applicable to an award; (ii) construe and interpret the Plan and awards granted thereunder and establish, amend and revoke rules and regulations for administration of the Plan and awards, including the ability to correct any defect, omission or inconsistency in the Plan or any award document; (iii) settle all controversies regarding the Plan and awards granted thereunder; (iv) accelerate or extend, in whole or in part, the time during which an award may be exercised or vested or at which cash or shares may be issued; (v) amend or terminate the Plan; (vi) submit any amendment to the Plan for stockholder approval; (vii) approve forms of award documents for use under the Plan and amend the terms of any one or more outstanding awards; (viii) generally exercise such powers and perform such acts as our Board may deem necessary or expedient to promote the best interests of our company and that are not in conflict with the provisions of the Plan or any award documents; and (ix) adopt procedures and sub-plans as are necessary or appropriate.

Subject to the provisions of the Plan, our Board may delegate all or some of the administration of the Plan to a committee of one or more directors and may delegate to one or more officers the authority to designate employees who are not officers to be recipients of options and stock appreciation rights (and, to the extent permitted by applicable law, other stock awards) and, to the extent permitted by applicable law, to determine the terms of such awards and the number of shares of common stock to be subject to such stock awards granted to such employees. Unless otherwise provided by our Board, delegation of authority by our Board to a committee or an officer will not limit the authority of our Board. All determinations, interpretations and constructions made by our Board (or another authorized committee or officer exercising powers delegated by our Board) in good faith will be final, binding and conclusive on all persons.

No Repricing

Neither an option nor a stock appreciation right may be modified to reduce the exercise price thereof nor may a new option, stock appreciation right or other award at a lower price be substituted or exchanged for a surrendered option or stock appreciation right (other than certain capitalization adjustments or substitutions in accordance with the Plan), unless such action is approved by our stockholders.

Eligibility

Persons eligible to receive awards under the Plan include officers and employees of our company or any of our subsidiaries, members of our Board of Directors and certain consultants and advisors. As of July 1, 2022, approximately 65,000 of our officers and employees (including all of our named executive officers), each of our eight non-employee directors and approximately 23 consultants, were considered eligible to receive awards under the Plan.

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Aggregate Share Limit

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the Plan (without giving effect to the proposed share increase) as of September 5, 2022 was 12,782,171(1). If stockholders approve this proposal, the number of shares available for award grant purposes under the Amended and Restated Plan from and after September 5, 2022 will be the following (such total number of shares, the “share limit”):

●	15,532,171 shares (which is calculated as follows: 12,782,171 shares plus the proposed increase of 2.75 million shares)

This share limit will be adjusted to include any shares subject to outstanding awards under the Plan or the Prior Plans as of September 5, 2022 that on such date or thereafter are forfeited, terminated, expire, lapse without being exercised (to the extent applicable) or are otherwise reacquired or withheld by Western Digital for tax withholding obligations.

Additional Share Limits

The following other limits are also contained in the Plan. These limits are in addition to, and not in lieu of, the share limit for the Amended and Restated Plan described above.

●	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the Plan is 5 million.
●	The value of the shares subject to awards granted under the Plan, together with any cash compensation awarded to any one non-employee director in any one “grant year” may not exceed $900,000. This limit would not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director.

To the extent that an award granted under the Plan is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the Plan. In the event that shares are delivered in respect of a dividend equivalent right granted under the Plan, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise relates shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards granted under the Plan or options granted under the Prior Plans that are not paid or delivered (whether due to expiration, cancellation, termination, forfeiture, failure to vest or any other reason) will again be available for subsequent awards under the Plan. In addition, the Plan generally provides that shares issued in connection with awards that are granted by or become obligations of our company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Plan.

Shares that are reacquired or withheld by us as full or partial payment in connection with a full-value award under the Plan or the Prior Plans, as well as shares reacquired or withheld by us to satisfy the tax withholding obligations related to a full-value award under the Plan or the Prior Plans, will not count against the share limit of and will be available for new award grants under the Plan. Shares that are reacquired or withheld by us in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes on stock options or stock appreciation rights are not, however, available for new award grants.

Types of Awards

The Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, cash awards and other stock-based awards. The Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.
____________________

(1)	This figure is calculated as follows: 9.5 million shares minus 274,948 shares granted under the Prior Plans between September 5, 2021 and November 21, 2021 (the Plan’s original effective date), plus 3,557,119, the number of shares under the Prior Plans that were forfeited, terminated, expired, lapsed without being exercised (to the extent applicable) or otherwise reacquired or withheld by Western Digital for tax withholding obligations between November 22, 2021 and September 5, 2022.

Equity Plan Proposal	83

Minimum Vesting Requirements

Except pursuant to any required accelerated vesting in connection with a change in control event or in connection with retirement, death or disability, or as described below, the Plan provides that each award granted under the Plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of our common stock subject to such awards will not exceed 5% of the aggregate share limit. This minimum vesting requirement under the Plan does not limit or restrict the administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in any circumstances it determines to be appropriate.

Deferrals

The administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Change in Control

Unless provided otherwise in an award agreement or other agreement between a participant and Western Digital or a subsidiary or expressly provided by our Board of Directors at the time of grant, then in the event of a change in control, our Board will take one or more of the following actions with respect to each outstanding award, contingent upon the closing or completion of the change in control:

●

Arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar stock award for the award (including, but not limited to, an award to acquire the same consideration per share paid to our stockholders pursuant to the change in control)

●

Arrange for the assignment of any reacquisition or repurchase rights held by our company in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company)

●

Accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such change in control as determined by our Board, with such award terminating if not exercised (if applicable) at or prior to the effective time of the change in control, and with such accelerated vesting (and if applicable, such exercise) reversed if the change in control does not become effective

●	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by our company with respect to the award
●

Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for such cash consideration, if any, as our Board, in its reasonable determination, may consider appropriate as an approximation of the value of the canceled award

●	Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for a payment equal to the excess, if any, of (A) the value in the change in control of the property the participant would have received upon the exercise of the award immediately prior to the effective time of the change in control, over (B) any exercise price payable by such holder in connection with such exercise

Our Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants and may take different actions with respect to the vested and unvested portions of an award.

In the absence of any affirmative determination by our Board at the time of a change in control, each outstanding award will be assumed or an equivalent award will be substituted by such applicable successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the vesting of such award will accelerate in its entirety (along with, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such change in control as our Board will determine (or, if our Board does not determine such a date, to the date that is five days prior to the effective date of the change in control), with

84	Western Digital 2022 Proxy Statement

such award terminating if not exercised (if applicable) at or prior to the effective time of the change in control, and with such exercise reversed if the change in control does not become effective. However, the holder of a stock option or stock appreciation right will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested stock options and stock appreciation rights (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Transfer Restrictions

Subject to certain exceptions contained in the Plan, awards generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. In addition, the Plan provides that an award of restricted stock may not be transferred to any financial institution without prior stockholder approval.

Adjustments

Each share limit and the number and kind of shares available under the Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock split, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.

Termination of or Changes to the Plan

Our Board of Directors may amend or terminate the Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. No awards will be granted after the tenth anniversary of the Plan’s initial effective date, November 22, 2021. Outstanding awards, as well as the administrator’s authority with respect thereto, generally will continue following the expiration or termination of the Plan.

Material U.S. Federal Income Tax Consequences of Awards under the Plan

The material U.S. federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences. As used below, references to the Plan also refer to the Amended and Restated Plan.

With respect to nonqualified stock options, we generally are entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we generally are not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

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The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: stock appreciation rights generally are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the grant date); bonuses, cash and stock-based performance awards, dividend equivalents, stock units and other types of awards generally are subject to tax at the time of payment; and compensation otherwise effectively deferred generally is taxed when paid or underlying shares are delivered. In each of the foregoing cases, we generally will have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the Plan in connection with a “change in control” (as this term is used under the Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code (and certain related excise taxes may be triggered).

Furthermore, Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s CEO and certain current and former executive officers. There can be no assurance that any compensation we award or pay will be fully deductible, and we reserve the right to award compensation that does not qualify for deductibility in such circumstances as we may consider appropriate. Awards under the Plan will not always be structured so as to be deductible for tax purposes.

Specific Benefits under the Plan

We have not approved any awards that are conditioned upon stockholder approval of the Amended and Restated Plan. The number and type of awards that we may grant in the future under the Plan is not determinable. If the Amended and Restated Plan had been in effect in fiscal 2022, we expect that award grants for fiscal 2022 would not have been substantially different from those actually made in that year under the Plan.

We will grant RSUs under the Plan to each of our non-employee directors immediately following the Annual Meeting, regardless of whether the Amended and Restated Plan is approved by stockholders. These annual grants are made under our Non-Employee Director Restricted Stock Unit Grant Program and determined based on the closing price of our common stock on the Nasdaq Stock Market on the grant date and are not contingent on stockholder approval of the Amended and Restated Plan at the Annual Meeting.

The actual number of shares that we may issue to our non-employee directors under our Non-Employee Director Restricted Stock Unit Grant Program depends on, among other future variables, the number of our non-employee directors from time to time, when a non-employee director serves as Chair of the Board or Lead Independent Director, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether our Board changes the applicable grant date values or other aspects of our non-employee director compensation program in the future. Our Non-Employee Director Restricted Stock Unit Grant Program was updated to operate under the Plan, with such updated program to be effective upon the Plan’s effective date.

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Aggregate Past Grants under the Plan

As of September 5, 2022, awards covering 6,101,909 shares of our common stock had been granted under the Plan. This number of shares includes shares subject to awards under our prior 2017 Performance Incentive Plan and the expired SanDisk Plan that were cancelled or terminated without having been exercised and paid and became available for new award grants under the Plan. The closing price of our common stock on the Nasdaq Stock Market on September 2, 2022 was $41.65 per share (the last trading day prior to September 5, 2022).

The following table shows information regarding the distribution of those awards among the persons and groups identified below, RSU and PSU vestings prior to that date, and option and unvested RSU and PSU holdings as of that date.

Name and Position	Number of Shares Subject to Past Option Grants	Stock Options			Stock Awards(1)
		Number of Shares Acquired on Past Exercise	Number of Shares Underlying Options Outstanding as of September 5, 2022		Number of Shares or Units Subject to Past Grants	Number of Shares or Units Vested as of September 5, 2022	Number of Shares or Units Outstanding and Unvested as of September 5, 2022
			Exercisable	Unexercisable
Named executive officers:
David V. Goeckeler CEO	—	—	—	—	414,762	—	414,762
Wissam G. Jabre Executive Vice President and CFO	—	—	—	—	255,515	—	255,515
Srinivasan Sivaram President, Technology and Strategy	—	—	—	—	158,744	—	158,744
Robert W. Soderbery Executive Vice President and General Manager, Flash Business	—	—	—	—	94,490	—	94,490
Michael C. Ray Executive Vice President, Chief Legal Officer and Secretary	—	—	—	—	112,502	—	112,502
Robert K. Eulau Former Executive Vice President and CFO	—	—	—	—	—	—	—
All current executive officers (5 persons)	—	—	—	—	1,036,013	—	1,036,013
All non-employee directors (8 persons)	—	—	—	—	—	—	—
Each other person who has received 5% or more of the options, warrants or rights under the Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	—	—	—	—	5,065,896	587	5,035,381

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(1)

Amounts presented in the past grants column of the table above take PSU awards into account at the time of grant based on the applicable target level of performance. The number of shares or stock units vested or unvested as of September 5, 2022 in the table above is presented taking PSU awards into account based on the number of stock units actually credited based on performance as to completed performance periods and, as to awards that remain subject to performance-based vesting conditions, based on the applicable target level of performance.

Mr. Goeckeler and each of the non-employee directors identified in the table above, with the exception of Ms. Price, is a nominee for re-election as a director at the Annual Meeting.

Stockholder Approval Requirement

The provisions of the Amended and Restated Plan will become effective following stockholder approval of this Proposal 3 at the Annual Meeting. Unless and until our stockholders approve the Amended and Restated Plan, we will continue to grant awards under the terms of the current version of the Plan and from the shares currently available for issuance thereunder.

Our Board of Directors approved the additional share authority requested under the Amended and Restated Plan, based on a belief that the number of shares currently available under the Plan currently does not give us sufficient flexibility to adequately provide for future incentives based on current grant practices and the price of our common stock. If stockholders do not approve this Proposal 3, however, we will continue to have the authority to grant awards under the existing terms of the current Plan.

Board Recommendation and Vote Required
for Approval

Board Recommendation

Our Board of Directors recommends a vote FOR this Proposal 3 to approve the Amended and Restated Plan.

Vote Required for Approval

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 3 is required for approval of the Amended and Restated Plan. You may vote FOR, AGAINST or ABSTAIN on this proposal. Proxies received by our Board of Directors will be voted FOR this Proposal 3 unless specified otherwise.

Our Board of Directors believes that the Amended and Restated Plan will promote our interests and our stockholders’ interests and will help us continue to be able to attract, retain and reward persons important to our success.

All members of our Board of Directors and all of our executive officers would be eligible for awards under the Amended and Restated Plan and thus have a personal interest in the approval of the Amended and Restated Plan.

88	Western Digital 2022 Proxy Statement

ESPP Proposal

PROPOSAL 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2005 EMPLOYEE STOCK PURCHASE PLAN

TO INCREASE BY 6 MILLION THE NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THAT PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Western Digital Corporation Amended and Restated 2005 Employee Stock Purchase Plan (the “ESPP”). The amended and restated version of the ESPP (the “Amended and Restated ESPP”) was adopted, subject to stockholder approval, by our Board of Directors on August 25, 2022. Under the Internal Revenue Code, we may not increase the ESPP share limit without stockholder approval.

●We are seeking to increase shares available for issuance under the ESPP by 6 million shares, from 37 million shares to 43 million shares. There are no other material changes as a result of the Amended and Restated ESPP. The 6 million shares requested represent 1.9% of the number of shares of common stock issued and outstanding as of September 5, 2022.
●This is a broad-based equity compensation plan: more than 99% of purchases under the plan in fiscal 2022 were by non-executive officers.
●The requested additional shares for the Amended and Restated ESPP are expected to cover grants for approximately three to four years based on current grant practices and other factors.
Our Board of Directors recommends a vote FOR this Proposal 4 to approve the amendment and restatement to the 2005 Employee Stock Purchase Plan

Summary Description of the Plan

The principal terms of the ESPP are summarized below. The following summary is qualified in its entirety by the full text of the Amended and Restated ESPP, which has been included as Appendix C to the version of this Proxy Statement filed with the SEC. As used below, references to the ESPP also refer to the Amended and Restated ESPP.

Purpose

The purpose of the ESPP is to provide an incentive for present and future eligible employees of our company and our participating subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in our company through the purchase of common stock.

Operation of the ESPP

The ESPP operates in a series of periods referred to as “Offering Periods.” We will establish the duration of each Offering Period in advance of that Offering Period. However, an Offering Period may not be longer than 24 months. We may provide for a new Offering Period to start before an Offering Period in progress has ended, but no one participant may participate in more than one Offering Period at the same time.

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On the first day of each Offering Period (referred to as the “Enrollment Date”), each eligible employee who has timely filed a valid election to participate in the ESPP for that Offering Period is granted an option to purchase shares of our common stock. Participants may designate in their election the percentage of their compensation to be withheld from their pay during that Offering Period for the purchase of stock under the ESPP. Participants contributions under the ESPP are credited to a bookkeeping account in their name. Participants generally may elect to terminate their contributions to the ESPP at any time during an Offering Period. Participants also generally may elect to increase or decrease the rate of their contributions to the ESPP up to four times in a calendar year. Amounts contributed to the ESPP constitute general corporate assets of our company and may be used for any corporate purpose.

An Offering Period may consist of one or more periods referred to as “Exercise Periods.” The last day of each Exercise Period is referred to as an “Exercise Date.” Each option granted under the ESPP for an Offering Period is automatically exercised on each Exercise Date that occurs within that Offering Period. The number of shares acquired by participants upon exercise of their option is determined by dividing the participant’s account balance under the ESPP as of the Exercise Date by the Exercise Price for that Offering Period. We establish the methodology for setting the Exercise Price in an Offering Period in advance of that Offering Period. The administrator of the ESPP may set the Exercise Price at any price, except that in no event may the Exercise Price be lower than the lesser of (i) 85% of the fair market value of a share of our common stock on the applicable Enrollment Date, or (ii) 85% of the fair market value of a share of our common stock on the applicable Exercise Date. Participant accounts are reduced upon exercise of their options by the amount used to pay the Exercise Price of the shares acquired by the participant. No interest is paid to any participant or credited to any account under the ESPP.

Eligibility

Only certain employees are eligible to participate in the ESPP. To be eligible to participate in an Offering Period, on the Enrollment Date of that period an individual must:

●	be employed by our company or one of our subsidiaries that has been designated as a participating subsidiary; and
●	be customarily employed for more than twenty hours per week and more than five months in a calendar year.

An employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the ESPP would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Internal Revenue Code, would not be eligible to participate in the ESPP. As of July 1, 2022 approximately 65,000 employees of our company and our subsidiaries, including all of the named executive officers, were eligible to participate in the ESPP.

Limits on Authorized Shares; Limits on Contributions

Currently, a maximum of 37 million shares of our common stock are available for delivery under the plan. As of July 1, 2022, a total of 3,668,497 shares of our common stock were available for issuance under the ESPP. If stockholders approve this Proposal 4, the number of shares available for issuance under the Amended and Restated ESPP will be increased by an additional 6 million shares, from 37 million shares to 43 million shares.

Participation in the ESPP is also subject to the following limits:

●	Participants cannot contribute more than 10% of their compensation to the purchase of stock under the ESPP in any one payroll period.
●	Participants cannot be granted an option under the ESPP for an offering period with respect to a number of shares of our common stock that exceeds five times the number of shares determined by dividing (i) $40,000 by (ii) the fair market value of a share of our common stock on the Enrollment Date multiplied by 85% (or the applicable percentage used to calculate the Exercise Price for that offering period).
●	Participants cannot purchase more than $25,000 of stock (valued at the start of the applicable Offering Period and without giving effect to any discount reflected in the purchase price for the stock) under the ESPP for each calendar year in which such option is outstanding.

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●	Participants will not be granted an option under the ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of our company or one of our subsidiaries or to the extent it would exceed certain other limits under the Internal Revenue Code.

Our company has the flexibility to change the 10% contribution limit referred to above and the maximum limit on the number of shares that may be acquired by any individual during an Offering Period or Exercise Period under the ESPP referred to above from time to time without stockholder approval. However, we cannot increase the aggregate number of shares available for delivery under the ESPP without stockholder approval, other than to reflect stock splits and similar adjustments as described below. The $25,000 and the 5% ownership limitations referred to above are required under the Internal Revenue Code.

Adjustments

The number and kind of shares available under the ESPP, as well as purchase prices and share limits under the ESPP, are subject to adjustment in the case of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock split, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.

Termination of Participation

A participant’s election to participate in the ESPP will generally continue in effect for all Offering Periods until the participant files a new election that takes effect or the participant ceases to participate in the ESPP. A participant’s participation in the ESPP generally will terminate if, prior to the applicable Exercise Date, the participant ceases to be employed by our company or one of our participating subsidiaries or the participant is no longer scheduled to work more than twenty hours per week or more than five months in a calendar year.

If a participant’s participation in the ESPP terminates during an Offering Period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period and, subject to limited exceptions, his or her option for that Offering Period will automatically terminate and his or her account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.

Transfer Restrictions

Participants rights with respect to options or the purchase of shares under the ESPP, as well as contributions credited to their accounts, may not be transferred, assigned, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Administration

The ESPP is administered by our Board or by a committee appointed by our Board. Our Board has appointed the Compensation and Talent Committee as the current administrator of the ESPP. The administrator has full power and discretion to adopt, amend or rescind any rules and regulations for carrying out the ESPP, to determine which (if any) of our company’s subsidiaries may be participating subsidiaries whose employees may participate in the ESPP, and to construe and interpret the ESPP. The administrator also may adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations (for example and without limitation, as to participants employed in a particular jurisdiction outside of the U.S. who are subject to other applicable laws and regulations), which sub-plans may be designed to be outside of the scope of Section 423 of the Internal Revenue Code and need not comply with the otherwise applicable provisions of the ESPP. Decisions of the administrator with respect to the ESPP are final and binding on all persons.

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No Limit on Other Plans

The ESPP does not limit the ability of our Board or any committee of our Board of Directors to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Amendments

Our Board of Directors generally may amend or suspend the ESPP at any time and in any manner. No amendment, suspension or termination of the ESPP may have a material adverse effect on the then-existing rights of any participant during an Exercise Period without the participant’s written consent, but our Board may amend, suspend or terminate the ESPP as to any outstanding options granted under the ESPP for an Offering Period, effective as of any Exercise Date within that Offering Period, without the consent of the participants to whom such options were granted. Stockholder approval for an amendment to the ESPP will only be required to the extent required by law or applicable stock exchange rules, or as necessary to meet the requirements of Section 423 of the Internal Revenue Code in order to preserve the intended tax consequences of the ESPP.

Termination

Our Board of Directors may terminate the ESPP at any time. The ESPP will also terminate earlier if all of the shares authorized under the ESPP have been purchased.

Material U.S. Federal Income Tax Consequences of Awards
under the Plan

The material U.S. federal income tax consequences of the Amended and Restated ESPP under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the ESPP. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences. As used below, references to the ESPP also refer to the Amended and Restated ESPP.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s ESPP contributions are deducted from compensation that is taxable to the participant and for which we are generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her option under the ESPP. We will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of (1) two years after the Enrollment Date of the Offering Period in which the participant acquired the shares, or (2) one year after the Exercise Date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the Enrollment Date of the Offering Period in which the participant acquired the shares exceeded the purchase price of the shares, or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. We will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

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The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the Exercise Date on which the participant acquired the shares and the purchase price paid for the shares, and we will generally be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the Exercise Date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Exercise Date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the Exercise Date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Exercise Date and the selling price of the shares. We will not be entitled to a tax deduction with respect to any capital gain realized by the participant.

Specific Benefits under the Amended and Restated ESPP

The benefits that will be received by or allocated to eligible employees under the Amended and Restated ESPP cannot be determined at this time because whether an eligible employee will participate, and the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limitations discussed above) as to an eligible employee who elects to participate in the ESPP, is entirely within the discretion of each individual participant.

If the share increase reflected in this Proposal 4 had been in effect in fiscal 2022, we do not expect that the number of shares purchased by participants in the plan during fiscal 2021 would have been materially different than the number of shares that was purchased.

For Exercise Periods ending in fiscal 2022, 2021 and 2020, the number of shares of our common stock purchased under the ESPP were 2,146,748 shares, 3,181,169 shares and 3,005,305 shares, respectively. However, because the number of shares purchased under the ESPP in any particular period may change based on any number of variables, including, without limitation, changes in the fair market value of our common stock, the number of eligible employees who elect to participate in the ESPP and the amount of payroll deductions elected by the eligible employees who participate, it is not possible to determine the benefits that will be received by employees if the proposed ESPP amendment is approved by stockholders or how long the additional 6 million shares proposed to be authorized under the ESPP will last, but we expect the additional 6 million shares proposed to be authorized under the Amended and Restated ESPP will last three to four years based on current practices and other factors.

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Aggregate Past Purchases under the Amended and Restated ESPP

As of September 5, 2022, 33,331,503 shares of our common stock had been purchased under the ESPP. The closing price of our common stock on the Nasdaq Stock Market on September 2, 2022 was $41.65 per share (the last trading day prior to September 5, 2022). The following number of shares had been purchased under the ESPP as of that date by the persons and groups identified below:

Name and Position	Aggregate Number of Shares Purchased Under the ESPP in Fiscal 2022	Aggregate Number of Shares Purchased Under the ESPP in All Completed Purchase Periods
Named executive officers:
David V. Goeckeler CEO	—	—
Wissam G. Jabre Executive Vice President and CFO	—	—
Srinivasan Sivaram President, Technology and Strategy	433	3,901
Robert W. Soderbery Executive Vice President and General Manager, Flash Business	764	764
Michael C. Ray Executive Vice President, Chief Legal Officer and Secretary	227	16,298
Robert K. Eulau Former Executive Vice President and CFO	127	1,883
All current executive officers (5 persons)	1,424	20,963
All non-employee directors (8 persons):	—	—
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—	—
All employees, including all current officers who are not executive officers or directors, as a group	2,145,197	33,308,657

Board Recommendation and Vote Required for
Approval

Board Recommendation

Our Board of Directors recommends a vote FOR this Proposal 4 to approve the Amended and Restated ESPP.

Vote Required for Approval

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 4 is required for approval of the Amended and Restated ESPP. You may vote FOR, AGAINST or ABSTAIN on this proposal. Proxies received by our Board of Directors will be voted FOR this Proposal 4 unless specified otherwise.

Our Board of Directors believes that the Amended and Restated ESPP will promote our interests and our stockholders’ interests and will help us continue to be able to attract, retain and reward persons important to our success.

All of our executive officers would be eligible for awards under the Amended and Restated ESPP and thus have a personal interest in the approval of the Amended and Restated ESPP.

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Audit Committee Matters

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

●Our Board of Directors is seeking stockholder ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023
●If the selection is not ratified, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain KPMG LLP or appoint a different firm
●We expect representatives of KPMG LLP to be present at the Annual Meeting, and they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions
Our Board of Directors recommends a vote FOR the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023

KPMG LLP has served as our independent auditors since 1970. The Audit Committee has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2023. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this Proposal 5 at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the committee will reconsider its appointment of KPMG LLP and will either continue to retain KPMG LLP or appoint a different firm. In addition, even if stockholders ratify the committee’s selection, the committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of our company and our stockholders.

Following are the fees paid by us to KPMG LLP for fiscal 2022 and 2021:

Description of Professional Service	Fiscal 2022 ($)	Fiscal 2021 ($)
Audit Fees — professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements	9,547,366	9,356,035
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements	—	25,000
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(1)	1,924,136	3,091,289
All Other Fees — products and services other than those reported above	—	—
(1)	Tax Fees in fiscal 2022 and 2021 consisted of tax compliance assistance and related services and transfer pricing review.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. At least annually, KPMG LLP provides a description of all audit and permissible non-audit services expected to be performed during the year and specific fee estimates for each such service, which must be pre-approved by the committee. KPMG LLP periodically reports to the committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The committee has also delegated to our Chair of the committee the authority to pre-approve audit and permissible non-audit services and associated fees that were not pre-approved by the committee, up to a maximum amount of fees per audit or permissible non-audit service. Our Chair is required to report any decisions to pre-approve such audit

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or non-audit services and fees to the full committee at its next regular meeting. All services performed by KPMG LLP during fiscal 2022 and 2021 were pre-approved by the committee in accordance with its pre-approval policy and as required by applicable SEC rules.

Vote Required for Approval

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 5 is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm. You may vote FOR, AGAINST or ABSTAIN on this proposal. Proxies received by our Board will be voted FOR this Proposal 5 unless specified otherwise.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended July 1, 2022. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Dear Fellow Stockholders,

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee is also responsible for overseeing our Enterprise Risk Management process on behalf of our Board. Accordingly, the Audit Committee oversees certain risk topics and allocates oversight responsibility for other risk topics among our Board and its other committees. The Audit Committee acts pursuant to a written charter. Our Board originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the charter on February 11, 2022. A copy of the amended charter is available on our website under “Leadership & Governance” at investor.wdc.com. Our Board has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the SEC and qualifies as an “independent” director under applicable rules of the Nasdaq Stock Market and the SEC.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm since 1970, is responsible for performing an independent audit of Western Digital’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), issuing reports thereon.

The Audit Committee is solely and directly responsible for the appointment, compensation, retention and oversight of Western Digital’s independent registered public accounting firm and regularly solicits and evaluates feedback from both management and the auditor in carrying out this responsibility. In conjunction with the rotation of the independent registered public accounting firm’s lead engagement partner, which occurs at least every five years, the Audit Committee is involved in the selection of KPMG LLP’s lead engagement partner. The next mandatory rotation for KPMG LLP’s lead engagement partner is scheduled to occur in fiscal 2025. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

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During fiscal 2022, the Audit Committee met a total of 8 times. During fiscal 2022, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. As part of these discussions, the Audit Committee reviewed and discussed the audited consolidated financial statements of Western Digital for the fiscal year ended July 1, 2022 with management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Our Board, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee reviewed and evaluated KPMG LLP’s lead engagement partner and also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services. Based upon such reviews and discussions, the Audit Committee has recommended to our Board that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended July 1, 2022, for filing with the SEC. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending June 30, 2023. The members of the Audit Committee believe that the continued retention of KPMG LLP to serve as the independent registered public accounting firm is in the best interests of Western Digital and its stockholders.

THE AUDIT COMMITTEE

KIMBERLY E. ALEXY Chair	MARTIN I. COLE	PAULA A. PRICE

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Additional Information

General Information About the Annual Meeting

Virtual Annual Meeting

The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast to enable our stockholders to participate from any location around the world. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/WDC2022.

Attendance and Participation at the Virtual Annual Meeting

●

We believe that the virtual annual meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual annual meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location.

●

Attendance at the Annual Meeting is open to the public online at www.virtualshareholdermeeting.com/WDC2022, but only stockholders of record or beneficial owners as of September 19, 2022, the record date, or those holding a valid legal proxy for the Annual Meeting are entitled to vote or ask questions via the online virtual annual meeting platform.

●

To participate in the Annual Meeting by voting or asking questions, you will need the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

●

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing or logging in to the Annual Meeting, please call the technical support number displayed on the login page of the online virtual annual meeting platform.

Questions at the Virtual Annual Meeting

●

During the Annual Meeting, we will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be published and answered on our website following the meeting with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Who Can Vote

Only stockholders of record at the close of business on September 19, 2022, the record date, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 317,554,591 shares of our common stock were outstanding and entitled to vote. We have one class of common stock, and each share of common stock is entitled to one vote at the Annual Meeting. Shares of treasury stock are not entitled to vote at the Annual Meeting.

98	Western Digital 2022 Proxy Statement

Voting Your Proxy

At the Annual Meeting

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” and you have the right to vote your shares electronically at the Annual Meeting. If you hold your shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in your own name, you are a “beneficial stockholder” and you may also vote your shares electronically at the Annual Meeting. If you choose to do so, you can vote by following the instructions provided when you log in to the online virtual annual meeting platform. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Without Attending the Annual Meeting

You may also direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the “Notice of Internet Availability of Proxy Materials” (which we also refer to as the “Notice”), or, if you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone. If you are a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote electronically should you decide to attend the Annual Meeting.

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Voting Deadline

If you are a stockholder of record, please submit your proxy by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 15, 2022 in order for your shares to be voted at the Annual Meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares.

Revoking Your Proxy

You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary (see page 102 for contact information), or, to change how your shares will be voted at the Annual Meeting, by mailing a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy via the Internet or by telephone.

A previously submitted proxy will not be voted if the stockholder of record who executed it attends the Annual Meeting and votes the shares represented by the proxy electronically at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee or by attending the Annual Meeting and voting electronically. Please note that attending the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions should be submitted by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 15, 2022.

Additional Information	99

Quorum

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any postponements or adjournments thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Abstentions and Broker Non-Votes

Abstentions

Shares voting “ABSTAIN” on any of the proposals at the Annual Meeting are treated differently depending on the specific proposal.

●	Proposal 1: Abstentions will be entirely excluded from the vote and will not be counted in determining the outcome of a director nominee’s election.
●	Proposals 2, 3, 4 and 5: We treat abstentions as shares present or represented and entitled to vote on these proposals, so abstaining has the same effect as a vote “against” these proposals.

Broker Non-Votes

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 5 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, all other proposals to be voted on at the Annual Meeting are considered non-routine matters. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 5, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 5 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such proposal.

Voting Results

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC no later than four business days following the date of the Annual Meeting.

Costs of Proxy Solicitation

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy and our 2022 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers and regular employees who will not receive any additional compensation for such solicitation. We have also engaged Morrow Sodali LLC to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. We have agreed to indemnify Morrow Sodali LLC against certain

100	Western Digital 2022 Proxy Statement

liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Attending the Annual Meeting

Anyone may attend the Annual Meeting online at www.virtualshareholdermeeting.com/WDC2022, but you are only entitled to participate in the Annual Meeting, including asking questions and voting at the meeting, if you were a stockholder of record or a beneficial stockholder as of the close of business on September 19, 2022, the record date, or you hold a valid legal proxy for the Annual Meeting. To participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Submission of Stockholder Proposals and Director Nominations

Proposals for Inclusion in Proxy Materials

For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2023 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than June 5, 2023 and must comply with Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2023 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2023 annual meeting of stockholders.

Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials

If you intend to nominate an individual for election to our Board of Directors at our 2023 annual meeting of stockholders or wish to present a proposal at the 2023 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our By-laws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no earlier than the close of business on July 19, 2023 (the 120th day prior to the first anniversary of the Annual Meeting) and no later than the close of business on August 18, 2023 (the 90th day prior to the first anniversary of the Annual Meeting).

Notwithstanding the foregoing, in the event that we change the date of the 2023 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2023 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2023 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is made.

Further, if you intend to solicit proxies in support of director nominees other than the Board’s nominees at our 2023 annual meeting of stockholders, you must provide written notice setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than September 17, 2023. If we change the date of the 2023 annual meeting of stockholders to a date that is more than 30 days from the anniversary date of the Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2023 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our By-laws as described above.

Additional Information	101

Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.11 of our By-laws will not be acted upon at the 2023 annual meeting of stockholders.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our Board’s solicitation of proxies for our 2023 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments or supplements thereto) and other documents as and when they are filed by us with the SEC without charge from the SEC’s website at www.sec.gov.

Nomination of Director Candidates for Inclusion in Proxy Materials (Proxy Access)

If you intend to nominate a director candidate pursuant to the proxy access process set forth in Section 2.14 of our By-laws, you, or a group of not more than 20 stockholders, must, among other requirements, have owned 3% or more of our outstanding common stock continuously for at least three years and give written notice of the nomination to our Secretary at our principal executive offices no earlier than the close of business on May 6, 2023 (the 150th day prior to the first anniversary of the date that proxy materials for the Annual Meeting were first released to stockholders) and no later than the close of business on June 5, 2023 (the 120th day prior to the first anniversary of the date that proxy materials for the Annual Meeting were first released to stockholders).

Notwithstanding the foregoing, in the event that we change the date of the 2023 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 150 days prior to the date of the 2023 annual meeting of stockholders and no later than the close of business on the later of 120 days prior to the date of the 2023 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is made.

Use of the proxy access process is subject to all eligibility, procedural and disclosure requirements set forth in Section 2.14 of our By-laws.

Eliminating Duplicative Proxy Materials

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1–866–540–7095. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

102	Western Digital 2022 Proxy Statement

Availability of Annual Report

Our 2022 Annual Report has been posted on our corporate website at investor.wdc.com and on the Internet at www. proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2022 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2022 Annual Report also will be included. In addition, we will provide, without charge, a copy of our 2022 Annual Report (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to our Secretary at our principal executive offices:

Secretary Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119

Communication with the Company

Stockholders or other interested parties who wish to communicate with us may do so by mail to our Secretary at our principal executive offices. The name of any specific intended management or Board recipient(s) should be noted in the communication, including whether the communication is intended only for our non-executive Chair of the Board, Lead Independent Director or non-employee directors. See also the section entitled “Corporate Governance Matters—Board Processes and Policies—Communicating with Directors.”

Secretary Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119

A-1

Appendix A—Non-GAAP Financial Measures

We have disclosed in this Proxy Statement financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are not an alternative for measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. These measures should be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures are used by management for assessing our financial performance and as a measurement of our performance for incentive compensation purposes.

The Compensation and Talent Committee used non-GAAP operating income as a pre-established performance goal under the STI plan for fiscal 2022 and non-GAAP diluted income per common share as a pre-established performance goal under the fiscal 2020-2022 PSU awards. In accordance with the pre-established terms of the STI and PSU awards, these non-GAAP performance measures excluded certain material or unusual items that we believe are not indicative of the underlying performance of our business as detailed below.

Reconciliations of Non-GAAP Financial Measures

The following non-GAAP measures (namely, non-GAAP operating income and non-GAAP diluted income per common share) exclude certain expenses, gains and losses that we believe are not indicative of our core operating results or because they are consistent with the financial models and estimates published by many analysts who follow our company and our peers. As further detailed below, the expenses, gains and losses excluded from the following non-GAAP measures consist of amortization of acquired intangible assets; stock-based compensation expense; contamination related charges; recovery related to a power outage incident; employee termination, asset impairment and other charges; other adjustments; and income tax adjustments.

The following tables present reconciliations of our GAAP operating income to our non-GAAP operating income and our GAAP diluted income/(loss) per common share to our non-GAAP diluted income per common share:

(in millions, except per share information, unaudited)	Year Ended July 1, 2022	Year Ended July 2, 2021
Revenue	$18,793	$16,922
Reconciliation of non-GAAP operating income
GAAP operating income	$2,391	$1,220
Amortization of acquired intangible assets	221	486
Stock-based compensation expense	326	318
Contamination related charges	207	—
Recovery related to a power outage incident	(7)	(75)
Employee termination, asset impairment, and other charges	43	(47)
Other	5	4
Non-GAAP operating income	$3,186	$1,906

A-2	Western Digital 2022 Proxy Statement

	Year Ended July 1, 2022	Year Ended July 2, 2021	Year Ended July 3, 2020
Reconciliation of non-GAAP net income (loss) and earnings per share:
GAAP net income (loss)	$1,500	$821	$(250)
Amortization of acquired intangible assets	221	486	769
Stock-based compensation expense	326	318	308
Contamination related charges	207	—	—
Recovery related to a power outage incident	(7)	(75)	68
Employee termination, asset impairment and other charges	43	(47)	32
Non-cash economic interest and Other	8	15	47
Income tax adjustments	301	(112)	(60)
Non-GAAP net income	$2,599	$1,406	$914
Diluted weighted average shares outstanding
GAAP	316	309	298
Non-GAAP	316	309	301
Diluted income (loss) per common share:
GAAP	$4.75	$2.66	$(0.84)
Non-GAAP	$8.22	$4.55	$3.04

Explanations of Adjustments to
Non-GAAP Measures

As detailed above, we exclude the following items from our non-GAAP financial measures:

Amortization of acquired intangible assets. We incur expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of our acquisitions and any related impairment charges.

Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations, and the volatility in valuations that can be driven by market conditions outside our control, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of our business over time and compare it against our peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

Contamination related charges. In February 2022, a contamination of certain materials used in our manufacturing process occurred and affected production operation at the flash-based memory manufacturing facilities in Yokkaichi and Kitakami, Japan, which are operated through our joint business ventures with Kioxia Corporation. The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity, and under absorption of overhead costs, which are expensed as incurred. These charges are inconsistent in amount and frequency, and we believe these charges are not part of the ongoing production operation of our business.

Recovery related to a power outage incident. In June 2019, an unexpected power outage incident occurred at the flash-based memory manufacturing facilities operated through our joint venture with Kioxia Corporation in Yokkaichi, Japan. The power outage incident resulted in costs associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. During fiscal 2021 and 2022, we received partial recoveries of these losses from other parties. The recoveries are inconsistent in amount and frequency, and we believe they are not part of the ongoing production operation of our business.

Employee termination, asset impairment and other charges. From time-to-time, in order to realign our operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, we may terminate employees and/or restructure our operations. From time-to-time, we may also incur charges from the impairment of

Appendix A—Non-GAAP Financial Measures	A-3

intangible assets and other long-lived assets. In addition, we may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods. These charges or credits are inconsistent in amount and frequency, and we believe they are not indicative of the underlying performance of our business.

Non-cash economic interest. We exclude non-cash economic interest expense associated with our convertible notes. These charges do not reflect our operating results, and we believe they are not indicative of the underlying performance of our business.

Other adjustments. From time-to-time, we incur charges or gains that we believe are not a part of the ongoing operation of our business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments. The income tax adjustments also include adjustments to estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act and the re-measurement of certain unrecognized tax benefits primarily related to tax positions taken in prior periods, including interest. These adjustments are excluded because we believe that they are not indicative of the underlying performance of our ongoing business.

B-1	Western Digital 2022 Proxy Statement

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan

Effective Date: November 16, 2022

1.	GENERAL.

(a)

Purpose. This Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible award recipients may benefit from increases in the value of the Common Stock.

	(b)	Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.
(c)

Available Awards. This Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights; (iv) Substitute Awards; (v) Restricted Stock Awards; (vi) Restricted Stock Unit Awards; (vii) Performance Stock Awards; (viii) Cash Awards; and (ix) Other Stock-Based Awards.

2.	ADMINISTRATION.
(a)

Administration. This Plan shall be administered by and all Awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or a Committee or Committees (or any subcommittee thereof) to which administration of this Plan has been delegated (within its delegated authority), as provided in Section 2(d).

	(b)	Powers of Administrator. The Administrator will have the power, subject to, and within the limitations of, the express provisions of this Plan:
(i)

To determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)

To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of this Plan and Awards. The Administrator, in the exercise of these powers, may correct any defect, omission or inconsistency in this Plan or in any Award Document or in the written terms of a Cash Award, in a manner and to the extent it will deem necessary or expedient to make this Plan or Award fully effective.

		(iii)	To settle all controversies regarding this Plan and Awards granted under it.
		(iv)	To accelerate, in whole or in part, or to extend, in whole or in part, the time during which an Award may be exercised or vest, or at which cash or shares of Common Stock may be issued.
		(v)	To amend or terminate this Plan at any time, subject to Sections 10 and 11 of this Plan.
(vi)

To submit any amendment to this Plan for stockholder approval, including, but not limited to, amendments to this Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding “incentive stock options” or (B) Rule 16b-3 of the Exchange Act or any successor rule, if applicable.

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-2

	(vii)	To approve forms of Award Documents for use under this Plan and to amend the terms of any one or more outstanding Awards, subject to Section 10 of this Plan.
(viii)

To generally exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of this Plan and/or Award Documents.

(ix)

To adopt such procedures and sub-plans as are necessary or appropriate (A) to permit or facilitate participation in this Plan by persons eligible to receive Awards under this Plan who are not citizens of, subject to taxation by, or employed outside, the United States or (B) to allow Awards to qualify for special tax treatment in a jurisdiction other than the United States. Administrator approval will not be necessary for immaterial modifications to this Plan or any Award Document that are required for compliance with the laws of the relevant jurisdiction.

(c)

Minimum Vesting Requirements. Notwithstanding any other provision of this Plan, Awards granted under this Plan may not become exercisable, vest or settle, in whole or in part, prior to the one-year anniversary of the date of grant, except (1) the Administrator may provide that Awards become exercisable, vest or settle in connection with a Change in Control, retirement, death or Disability or such other circumstances determined to be appropriate by the Administrator, (2) with respect to an Award that is granted in connection with a merger or other acquisition as a substitute or replacement award for awards held by grantees of the acquired business, and (3) annual Awards to Non-Employee Directors made in connection with the annual meeting of stockholders may vest on the Company’s next annual meeting of stockholders (provided that such annual meetings are at least 50 weeks apart). Notwithstanding the foregoing, up to 5% of the aggregate number of Shares authorized for issuance under this Plan (as described in Section 3(a)(1) hereof) may be issued without regard to the restrictions of the foregoing sentence.

(d)	Delegation to Committee.
(i)

General. The Board may delegate some or all of the administration of this Plan to a Committee or Committees. If administration of this Plan is delegated to a Committee, the Committee will have, in connection with the administration of this Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise. Any delegation of administrative powers will be reflected in the charter of the Committee to which the delegation is made, or resolutions, not inconsistent with the provisions of this Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to any subcommittee. Unless otherwise provided by the Board, delegation of authority by the Board to a Committee, or to an Officer or employee pursuant to Section 2(e), does not limit the authority of the Board, which may continue to exercise any authority so delegated and may concurrently administer this Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

	(ii)	Rule 16b-3 Compliance. If required for compliance with Rule 16b-3 of the Exchange Act, the Committee may consist solely of two or more Non-Employee Directors.
(e)

Delegation to an Officer. The Administrator may delegate to one or more Officers the authority to do one or both of the following, to the maximum extent permitted by applicable law: (i) designate Employees who are not Officers to be recipients of Stock Awards and the terms of such Stock Awards; and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board or Committee resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on a form that is substantially the same as the form of Stock Award Document approved by the Committee or the Board for use in connection with such Stock Awards, unless otherwise provided for in the resolutions approving the delegation authority.

(f)

Effect of Administrator’s Decision. All determinations, interpretations and constructions made by the Administrator in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

B-3	Western Digital 2022 Proxy Statement

3.	SHARES SUBJECT TO THIS PLAN.

	(a)	Share Reserve.
(i)

Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (a) 11,975,052 shares of Common Stock[1], plus (b) any shares of Common Stock subject to outstanding awards under the Prior Plans as of November 22, 2021 (the “Prior Plan Awards”) that on or after November 22, 2021 are forfeited, terminated, expire, lapse without being exercised (to the extent applicable), or are otherwise reacquired by the Company (the sum of (a) and (b), the “Share Reserve”). The maximum number of shares of Common Stock subject to Stock Options and SARs that may be granted during any calendar year to any individual under this Plan is 1,000,000 shares.

(ii)

For clarity, the Share Reserve is a limitation on the number of shares of Common Stock that may be issued under this Plan. As a single share may be subject to grant more than once (e.g., if a share subject to a Stock Award is forfeited, it may be made subject to grant again as provided in Section 3(b) below), the Share Reserve is not a limit on the number of Stock Awards that can be granted. For the avoidance of doubt, the grant of a Cash Award, and its subsequent settlement, or Other Stock-Based Award settled in cash shall in no event reduce the number of shares of Common Stock available for issuance under this Plan.

(iii)

Shares may be issued under the terms of this Plan in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under this Plan.

(iv)

Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

(v)

Subject to Section 9(a) relating to Capitalization Adjustments, the total compensation paid to any one Non-Employee Director during any Grant Year shall not exceed $900,000, including the aggregate Fair Market Value on the date of grant of Shares subject to Awards granted under this Plan and any cash compensation paid or payable. The limitation described in this Section shall be determined without regard to amounts paid to a Non-Employee Director during or for any period in which such individual was an employee or consultant, and any severance and other payments paid to a Non-Employee Director for such director’s prior or current service to the Company or any Subsidiary other than serving as a director shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled. For this purpose, “Grant Year” means the annual period commencing on the date of the Company’s annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the Committee may determine in its discretion.

___________________
[1]

This amount is calculated as follows: 9.5 million shares minus 274,948 shares granted between September 5, 2021 and November 22, 2021, plus 2.75 million additional shares added by this amendment to the Plan.

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-4

	(b)	Reversion of Shares to the Share Reserve. The Share Reserve shall be subject to the following adjustments:

(i)

If a Stock Award (or Prior Plan Award) or any portion of a Stock Award (or Prior Plan Award) (A) expires, is cancelled or forfeited or otherwise terminates without all of the shares covered by the Stock Award having been issued or (B) is settled in cash or a form other than shares of Common Stock, such expiration, cancellation, forfeiture, termination or settlement shall result in the shares of Common Stock subject to such Stock Award (or Prior Plan Award) being added back to the shares of Common Stock available for Awards under the Plan.

(ii)

Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under this Plan, or any Prior Plan Award, and shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Award under this Plan or Prior Plan Award, shall be treated as follows: (A) to the extent that the exchange or withholding occurred with respect to an Option or SAR under this Plan (or stock option or stock appreciation right under a Prior Plan), such shares shall not be available for subsequent awards under this Plan and (B) to the extent that the exchange or withholding occurs with respect to an Award under this Plan other than an Option or SAR (or awards granted under a Prior Plan other than options or stock appreciation rights), such shares shall be added back to the shares of Common Stock available for Awards under the Plan.

(iii)

In the event that shares of Common Stock are delivered in respect of dividend equivalents granted under this Plan, only the actual number of shares delivered with respect to the award shall reduce (or otherwise offset) the number of shares of Common Stock that are available for issuance under this Plan.

(iv)

To the extent that shares of Common Stock are delivered pursuant to the exercise of an Option or SAR under this Plan (or a stock option or stock appreciation right under the Prior Plan), the entire number of shares subject to the award shall be counted against Share Reserve. Shares repurchased on the open market with the proceeds received by the Company upon the exercise of an Option or SAR under this Plan (or a stock option or stock appreciation right under the Prior Plan) shall not be added to the shares of Common Stock available for Awards under the Plan.

(c)

Incentive Stock Option Limit. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued on the exercise of Incentive Stock Options will be 5,000,000 shares of Common Stock.

(d)

Source of Shares. The stock issuable under this Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise or shares classified as treasury shares.

(e)

No Fractional Shares. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of Awards under this Plan.

4.	ELIGIBILITY.
(a)

Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)

Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

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5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Administrator deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Document will conform to (through incorporation of provisions hereof by reference in the applicable Award Document or otherwise) the substance of each of the following provisions:

(a)

Term. Subject to Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of 10 years from the date of its grant or such shorter period specified in the Award Document.

(b)

Exercise Price. Subject to Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Award if such Award is a Substitute Award and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)

Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Administrator in its sole discretion, by any combination of the methods of payment set forth below. The Administrator will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The purchase price shall be denominated in U.S. dollars. The permitted methods of payment are as follows:

		(i)	a reduction in compensation otherwise payable to the Participant or for services rendered by the Participant;
		(ii)	by cash, check, bank draft or money order payable to the Company;
(iii)

pursuant to a program developed under Regulation T as promulgated by the United States Federal Reserve Board or a successor regulation, or a similar rule in a foreign jurisdiction of domicile of a Participant, that, prior to or contemporaneously with the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the proceeds of sale of such stock;

		(iv)	pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards, including through same-day sales;
		(v)	by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(vi)

by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

		(vii)	in any other form of legal consideration that may be acceptable to the Administrator and specified in the applicable Award Document.

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-6

(d)

Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Award Document evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR (with respect to which the Participant is exercising the SAR on such date), over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Administrator and contained in the Award Document evidencing such SAR.

(e)

Transferability of Options and SARs. The Administrator may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Administrator determines. In the absence of such a determination by the Administrator to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)

Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Administrator may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws (including, but not limited to, a transfer to the Company to the extent consistent with applicable tax and securities laws). Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)

Domestic Relations Orders. Subject to the approval of the Administrator or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a qualified domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by U.S. Treasury Regulation 1.421–1(b)(2) or other applicable law. If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)

Beneficiary Designation. Subject to the approval of the Administrator or a duly authorized Officer, a Participant may, by delivering written notice to the Company or designated broker, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)

Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)

Termination of Continuous Service. Except as otherwise provided in the applicable Award Document, or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Document. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR will terminate.

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(h)	Extension of Termination Date. Except as otherwise provided in the applicable Award Document, or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of three months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Document. In addition, unless otherwise provided in a Participant’s applicable Award Document, or other agreement between the Participant and the Company, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, and the Company does not waive the potential violation of the policy or otherwise permit the sale, or allow the Participant to surrender shares of Common Stock to the Company in satisfaction of any exercise price and/or any withholding obligations under Section 8(g), then the Option or SAR will terminate on the earlier of (i) the expiration of a period of months (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Document.

(i)	Disability of Participant. Except as otherwise provided in the applicable Award Document, or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Document. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.
(j)	Death of Participant. Except as otherwise provided in the applicable Award Document, or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in this Plan or the applicable Award Document, or other agreement between the Participant and the Company, for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 36 months following the date of death, and (ii) the expiration of the term of such Option or SAR as set forth in the applicable Award Document. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR will terminate.
(k)	Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Document or other individual written agreement between the Company or any Subsidiary and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate upon the date on which the event giving rise to the termination for Cause first occurred, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date on which the event giving rise to the termination for Cause first occurred (or, if required by law, the date of termination of Continuous Service). If a Participant’s Continuous Service is suspended pending an investigation of the existence of Cause, all of the Participant’s rights under the Option or SAR will also be suspended during the investigation period.
(l)	No Repricing or Cash Buyout. Neither an Option nor SAR may be modified to reduce the exercise price thereof nor may a new Option, SAR or other Award at a lower price be substituted or exchanged for a surrendered Option or SAR nor may an outstanding Option or SAR with an exercise price per share that equals or exceeds the Fair Market Value of one share of Common Stock be exchanged or substituted for cash (including a Cash Award) (other than adjustments or substitutions in accordance with Section 9(a) relating to Capitalization Adjustments), unless such action is approved by the stockholders of the Company.

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-8

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.
	(a)	Restricted Stock Awards. Each Restricted Stock Award Document will be in such form and will contain such terms and conditions as the Administrator deems appropriate. To the extent consistent with the Company’s bylaws, at the Administrator’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (y) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Administrator. The terms and conditions of Restricted Stock Award Documents may change from time to time, and the terms and conditions of separate Restricted Stock Award Documents need not be identical. Each Restricted Stock Award Document will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
		(i)	Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or a Subsidiary, or (C) any other form of legal consideration (including future services) that may be acceptable to the Administrator, in its sole discretion, and permissible under applicable law.

		(ii)	Vesting. Shares of Common Stock awarded under the Restricted Stock Award Document may be subject to forfeiture to the Company in accordance with a vesting schedule and subject to such conditions as may be determined by the Administrator.
		(iii)	Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Document.
		(iv)	Transferability. Common Stock issued pursuant to an Award, and rights to acquire shares of Common Stock under the Restricted Stock Award Document, will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Document, as the Administrator determines in its sole discretion, so long as such Common Stock remains subject to the terms of the Restricted Stock Award Document. Notwithstanding the foregoing or anything in the Plan or the Restricted Stock Award Document to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.
		(v)	Dividends. Any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.
	(b)	Restricted Stock Unit Awards. Each Restricted Stock Unit Award Document will be in such form and will contain such terms and conditions as the Administrator deems appropriate. The terms and conditions of Restricted Stock Unit Award Documents may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Documents need not be identical. Each Restricted Stock Unit Award Document will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
		(i)	Consideration. At the time of grant of a Restricted Stock Unit Award, the Administrator will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Administrator, in its sole discretion, and permissible under applicable law.
		(ii)	Vesting. At the time of the grant of a Restricted Stock Unit Award, the Administrator may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
		(iii)	Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Administrator and contained in the Restricted Stock Unit Award Document.

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	(iv)	Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Administrator, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
	(v)	Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Administrator and contained in the Restricted Stock Unit Award Document. At the sole discretion of the Administrator, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Administrator. Any dividend equivalents and/or additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Document to which they relate (including the same vesting and forfeiture restrictions).
	(vi)	Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Document, or other agreement between the Participant and the Company, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)	Performance Stock Awards.
	(i)	Performance Stock Awards. A Performance Stock Award is a Stock Award (including, but not limited to, in the form of Restricted Stock and Restricted Stock Units) that is payable (including that may be granted, vest or exercised) contingent upon the attainment during a Performance Period of the achievement of certain performance goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the performance goals to be achieved during the Performance Period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Committee, the Administrator, or an authorized Officer, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Document, the Administrator may determine that cash may be used in payment of Performance Stock Awards.
	(ii)	Dividends; Dividend Equivalents. Any dividends paid on a Performance Stock Award in the form of Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Performance Stock Award to which they relate. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Performance Stock Award in the form of Restricted Stock Units, as determined by the Administrator and contained in the Performance Stock Award Document. At the sole discretion of the Administrator, such dividend equivalents may be converted into additional shares of Common Stock covered by such Performance Stock Award in such manner as determined by the Administrator. Any dividend equivalents and/or additional shares covered by such Performance Stock Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Performance Stock Award Document to which they relate (including the same vesting and forfeiture restrictions).
	(iii)	Administrator Discretion. The Administrator or an authorized Officer, as the case may be, retains the discretion to define the manner of calculating the performance criteria it selects to use for a Performance Period.
(d)	Cash Awards. A Cash Award is an award of cash that is granted under the Plan. A Cash Award that may become payable contingent upon the attainment during a Performance Period of the achievement of certain performance goals is a Performance Cash Award. A Cash Award (including a Performance Cash Award) may require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the performance goals to be achieved during the Performance Period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Committee, the Administrator, or an authorized Officer, in its sole discretion. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for a

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-10

Participant to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property. The Administrator or an authorized Officer, as the case may be, retains the discretion to define the manner of calculating the performance criteria it selects to use for a Performance Period.
	(e)	Other Stock-Based Awards. Other Stock-Based Awards will consist of other types of equity-based or equity-related awards not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions, as the Administrator or an authorized Officer shall determine. Such Awards may involve the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of Common Stock. Other Stock-Based Awards may include, but not be limited to, dividend equivalent rights granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with Options or SARs granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an Award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate in the event the applicable vesting requirements are not satisfied.
7.	COVENANTS OF THE COMPANY.

	(a)	Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act this Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under this Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
	(b)	No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to, and does not undertake to, provide tax advice or to minimize the tax consequences of an Award to the holder of such Award.
8.	MISCELLANEOUS.
	(a)	Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards will constitute general funds of the Company.
	(b)	Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the latest date that all necessary corporate action has occurred and all material terms of the Award (including, in the case of stock options, the exercise price thereof) are fixed, unless otherwise determined by the Administrator, regardless of when the documentation evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Document as a result of a clerical error in the papering of the Award Document, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Document.
	(c)	Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

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(d)	No Employment or Other Service Rights or Rights to Awards. Nothing in this Plan, any Award Document or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or any other capacity or will interfere in any way with the right of the Company or Affiliate to change a Participant’s compensation or other benefits, or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, including, but not limited to, Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the organizational documents of the Company or an Affiliate (including articles of incorporation and bylaws), and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be. In addition, no person shall have any claim or rights to be granted an Award (or additional Awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
(e)	Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds USD$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)	Withholding Obligations. Unless prohibited by the terms of an Award Document, the Company may, in its sole discretion, satisfy any national, state, local or other tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award (only up to the amount permitted that will not cause an adverse accounting consequence or cost); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant, including proceeds from the sale of shares of Common Stock issued pursuant to a Stock Award; or (v) by such other method as may be set forth in the Award Document.
(g)	Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto), or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(h)	Deferrals. To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code (to the extent applicable to a Participant). Consistent with Section 409A of the Code, the Administrator may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Administrator is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of this Plan and in accordance with applicable law.
(i)	Compliance with Section 409A. Unless otherwise expressly provided for in an Award Document, or other agreement between the Participant and the Company, this Plan and Award Documents will be interpreted to the greatest extent possible in a manner that makes this Plan and the Awards granted hereunder exempt from Section 409A of the Code, to the extent that Section 409A of the Code is applicable to an Award, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Administrator determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Document evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Document is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Document. Notwithstanding anything to the contrary in this Plan (and unless the Award Document specifically provides otherwise), if the shares of Common Stock are publicly

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-12

traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code and the Participant is otherwise subject to Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
	(j)	Clawback/Recovery. All Awards granted under this Plan will be subject to recoupment in accordance with the Company’s compensation recovery (clawback) policy or policies then in effect. No recovery of compensation under any such policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary.
	(k)	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
	(a)	Capitalization Adjustments. In the event of a Capitalization Adjustment, the Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to this Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); and (iii) the class(es) and number of securities or other property and value (including price per share of stock) subject to outstanding Stock Awards. The Administrator will make such adjustments, and its determination will be final, binding and conclusive.
	(b)	Dissolution or Liquidation. Except as otherwise provided in the Stock Award Document, or other agreement between the Participant and the Company, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service; provided, however, that the Administrator may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
	(c)	Change in Control. The following provisions will apply to Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Subsidiary and the Participant or unless otherwise expressly provided by the Administrator at the time of grant of an Award. In the event of a Change in Control, then, notwithstanding any other provision of this Plan, the Administrator will take one or more of the following actions with respect to each outstanding Award, contingent upon the closing or completion of the Change in Control:
(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar award for the Award (including, but not limited to, an award to acquire the same consideration per share paid to the stockholders of the Company pursuant to the Change in Control);

B-13	Western Digital 2022 Proxy Statement

		(ii)	arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
		(iii)	accelerate the vesting, in whole or in part, of the Award (and, if applicable, the time at which the Award may be exercised) to a date prior to the effective time of such Change in Control as the Administrator will determine (or, if the Administrator will not determine such a date, to the date that is five days prior to the effective date of the Change in Control), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective;
		(iv)	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;
		(v)	cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for such cash consideration, if any, as the Administrator, in its reasonable determination, may consider appropriate as an approximation of the value of the canceled Award, taking into account the value of the Common Stock subject to the canceled Award, the possibility that the Award might not otherwise vest in full, and such other factors as the Administrator deems relevant; and
(vi)

cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for a payment, in such form as may be determined by the Administrator equal to the excess, if any, of (A) the value in the Change in Control of the property the Participant would have received upon the exercise of the Award immediately prior to the effective time of the Change in Control, over (B) any exercise price payable by such holder in connection with such exercise.

The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award.

In the absence of any affirmative determination by the Administrator at the time of a Change in Control, each outstanding Award will be assumed or an equivalent Award will be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the Award or to substitute an equivalent Award, in which case the vesting of such Award will accelerate in its entirety (along with, if applicable, the time at which the Award may be exercised) to a date prior to the effective time of such Change in Control as the Administrator will determine (or, if the Administrator will not determine such a date, to the date that is five days prior to the effective date of the Change in Control), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control, and with such exercise reversed if the Change in Control does not become effective; provided, that the holder of a Stock Option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested Stock Options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such Awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(d)

Acceleration of Awards upon a Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Document for such Award or as may be provided in any other written agreement between the Company or any Subsidiary and the Participant, but in the absence of such provision, no such acceleration will occur.

10.	AMENDMENT OF THIS PLAN AND OUTSTANDING AWARDS.
(a)

Amendment to Plan. The Administrator may amend this Plan in any respect the Administrator deems necessary or advisable, subject to the limitations of applicable law. If required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of this Plan that (a) materially increases the number of shares of Common Stock available for issuance under this Plan, (b) materially expands the class of individuals eligible to receive Awards

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-14

under this Plan, (c) materially increases the benefits accruing to Participants under this Plan, (d) materially reduces the price at which shares of Common Stock may be issued or purchased under this Plan, (e) materially extends the term of this Plan, or (f) materially expands the types of Awards available for issuance under this Plan.

(b)

Amendment to Outstanding Awards. The Administrator may also amend the terms of any one or more outstanding Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Documents for such Awards, subject to any specified limits in this Plan that are not subject to Administrator discretion. A Participant’s rights under any Award will not be impaired by any such amendment unless the Company requests the consent of the affected Participant, and the Participant consents in writing. However, a Participant’s rights will not be deemed to have been impaired by any such amendment if the Administrator, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. Subject to the limitations of applicable law, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent (a) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (b) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (c) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code, or (d) to comply with other applicable laws or listing requirements.

11.	EFFECTIVE DATE OF PLAN; TIMING OF FIRST GRANT OR EXERCISE; TERM; TERMINATION.
(a)

Effective Date; Timing of First Grant or Exercise. This Plan initially came into existence on November 22, 2021. The amended and restated Plan (the “Plan”) is effective as of November 16, 2022 ( the “Effective Date”) and no Award may be granted under this Plan prior to the Effective Date. In addition, no Stock Award may be exercised (or, in the case of a Restricted Stock Award, Restricted Stock Unit Award, or Performance Stock Award, may be granted) and no Cash Award may be settled unless and until this Plan has been approved by the stockholders of the Company, which approval will be within 12 months before or after the Adoption Date.

(b)

Term; Termination. The Plan shall remain available for the grant of Awards until the 10th anniversary of November 22, 2021. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Administrator may determine. No Awards may be granted under this Plan after it is terminated. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

12.	CHOICE OF LAW.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
13.	DEFINITIONS.
As used in this Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “Adoption Date” means the date this Plan is originally adopted by the Board.
(b)

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Administrator will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Cash Award.
(d) “Award Document” means a written agreement between the Company and a Participant, or a written notice issued by the Company to a Participant, evidencing the terms and conditions of an Award.
(e)

“Beneficially Own” or “Beneficial Owner” (as the context may require) means a “beneficial owner” as defined in Rule 13d-3 of the Exchange Act, except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable.

(f) “Board” means the Board of Directors of the Company.

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(g)

“Business Combination” means the consummation of any merger, consolidation, reorganization or other extraordinary transaction (or series of related transactions) involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries.

(h)

“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to this Plan or subject to any Stock Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)	“Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d).
(j)

“Cause” means the occurrence or existence of any of the following with respect to a Participant: (i) the Participant’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; (ii) the Participant’s willful engaging in dishonest or fraudulent actions or omissions; (iii) the Participant’s failure or refusal to perform his or her duties as reasonably required by the Company or any Subsidiary; (iv) negligence, insubordination, violation by the Participant of any duty (of loyalty or otherwise) owed to the Company or any Subsidiary, or any other material misconduct on the part of the Participant; (v) conduct by the Participant which, upon reasonable investigation, is determined by the Company to violate the Company’s or any Subsidiary’s anti-harassment, discrimination or retaliation policies; (vi) conduct endangering, or likely to endanger, the health or safety of another employee; (vii) falsifying or misrepresenting information on the records of the Company or any Subsidiary; (viii) the Participant’s physical destruction or theft of substantial property or assets of the Company or any Subsidiary; or (ix) breach of any policy of, or agreement with, the Company or any Subsidiary applicable to the Participant or to which the Participant is otherwise bound.

(k)	“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Person, alone or together with its affiliates and associates, including any group of persons which is deemed a “person” under Section 13(d)(3) of the Exchange Act (other than the Employer or any employee benefit plan (or related trust) of the Employer, or any underwriter in connection with a firm commitment public offering of the Company’s capital stock), becomes the Beneficial Owner of: (i) thirty-three and one-third percent or more of the then Outstanding Company Common Stock; or (ii) securities representing thirty-three and one-third percent or more of the Outstanding Company Voting Securities (in each case above, other than an acquisition in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control under, clause (iii) below);
(ii)

a change, during any period of two consecutive years, of a majority of the Board as constituted as of the beginning of such period, unless the election, or nomination for election by the Company’s stockholders, of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the Incumbent Directors then in office;

(iii)

a Business Combination, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a Parent), (ii) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent, and excluding any underwriter in connection with a firm commitment public offering of the Company’s capital stock) Beneficially Owns, directly or indirectly, more than thirty-three and one-third

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-16

percent of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination or a Parent were Incumbent Directors at the time of execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company (other than in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control under, clause (iii) above).

Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Subsidiary and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under U.S. Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Administrator may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

(l)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(m)	“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(d).
(n)	“Compensation Committee” means the Compensation and Talent Committee of the Board.
(o)	“Common Stock” means the common stock, $.01 par value per share, of the Company.
(p)	“Company” Western Digital Corporation, a Delaware corporation.
(q)

“Consultant” means any person, including an advisor, who is (i) engaged by the Company or a Subsidiary to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of a Subsidiary and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of this Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form Registration Statement on Form S-8 or a successor form under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(r)

“Continuous Service” means that the Participant’s service with the Company or a Subsidiary, whether as an Employee, Director or Consultant, is not interrupted or terminated. Unless the express policy of the Company or any Subsidiary, or the Administrator, otherwise provides, or except as otherwise required by applicable law, a Participant will not be deemed to have terminated Continuous Service in the case of (i) sick leave, (ii) military leave, (iii) transfer from one Affiliate to another Affiliate, or (iv) any other leave of absence authorized by the Company (or Subsidiary) or the Administrator, provided that such leave is for a period of not more than three months (unless the Administrator otherwise provides or reemployment or continued service is guaranteed by contract or law upon the expiration of such leave). In the case of any Participant of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of an Award while on leave from the service of the Company or one of its Subsidiaries may be suspended until the Participant returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. For purposes of this Plan and any Award, if an entity ceases to be a Subsidiary, a termination of Continuous Service shall be deemed to have occurred with respect to each Participant in respect of such Subsidiary who does not continue as an Employee, Director or Consultant in respect of the Company or another Subsidiary that continues as such after giving

B-17	Western Digital 2022 Proxy Statement

effect to the transaction or other event giving rise to the change in status. In addition, if required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(s)	“Director” means a member of the Board.
(t)

“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months as provided in Sections 22(e)(3) and 409A(a)(2)(C)(i) of the Code, and will be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

(u)

“Employee” means any person providing services as an employee of the Company or a Subsidiary. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of this Plan.

(v)	“Entity” means a corporation, partnership, limited liability company or other entity.

(w)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(x)	“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock as of any date of determination will be, unless otherwise determined by the Administrator, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Administrator deems reliable.
(ii)

Unless otherwise provided by the Administrator, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Administrator in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(y)

“Incentive Stock Option” means an option granted pursuant to Section 5 of this Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z)

“Incumbent Directors” means the directors holding office as of the Effective Date and any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the Incumbent Directors then in office.

(aa)

“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or a Subsidiary, does not receive compensation, either directly or indirectly, from the Company or a Subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

(bb)	“Nonstatutory Stock Option” means any option granted pursuant to Section 5 of this Plan that does not qualify as an Incentive Stock Option.
(cc)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

Appendix B—Amended and Restated 2021 Long-Term Incentive Plan	B-18

(dd)	“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to this Plan.
(ee)	“Option Agreement” means an Award Document evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of this Plan.
(ff)	“Other Stock-Based Awards” means an award granted pursuant to the terms and conditions of Section 6(e).
(gg)	“Outstanding Company Common Stock” means the outstanding shares of the Company’s common stock.
(hh)	“Outstanding Company Voting Securities” means the combined voting power of the Company’s then outstanding voting securities.
(ii)

“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(jj)	“Parent” means an entity that, as a result of a Business Combination, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries.
(kk)	“Participant” means a person to whom an Award is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Stock Award.
(ll)	“Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d).

(mm)

“Performance Period” means the period of time selected by the Administrator over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(nn)	“Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(oo)	“Person” means a person as defined in Sections 13(d) and 14(d) of the Exchange Act.
(pp)	“Plan” means this 2021 Long-Term Incentive Plan of Western Digital Corporation, as amended and restated from time to time.
(qq)	“Prior Plans” means (i) the Amended and Restated Western Digital Corporation 2017 Performance Incentive Plan and (ii) the SanDisk Corporation 2013 Incentive Plan.
(rr)	“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(ss)

“Restricted Stock Award Document” means an Award Document evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Document will be subject to the terms and conditions of this Plan.

(tt)	“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(uu)

“Restricted Stock Unit Award Document” means an Award Document evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Document will be subject to the terms and conditions of this Plan.

(vv)	“Securities Act” means the U.S. Securities Act of 1933, as amended.
(ww)	“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

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(xx)

“Stock Appreciation Right Award Document” means an Award Document evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Award Document will be subject to the terms and conditions of this Plan.

(yy)

“Stock Award” means any right to receive Common Stock granted under this Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, or a Performance Stock Award.

(zz)	“Stock Award Document” means an Award Document evidencing the terms and conditions of a Stock Award grant. Each Stock Award Document will be subject to the terms and conditions of this Plan.
(aaa)

“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(bbb)

“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ccc)

“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

C-1

Appendix C—Amended and Restated 2005 Employee Stock Purchase Plan

The Western Digital Corporation Amended and Restated 2005 Employee Stock Purchase Plan, as amended and restated from time to time (the “Plan”) shall be established and operated in accordance with the following terms and provisions.

1.	Definitions.

As used in the Plan the following terms shall have the meanings set forth below:
	(a)	“Board” means the Board of Directors of the Company.
	(b)	“Code” means the Internal Revenue Code of 1986, as amended.
	(c)	“Committee” means the committee appointed by the Board to administer the Plan as described in Section 4 below.
	(d)	“Common Stock” means the common stock, $0.01 par value, of the Company.
	(e)	“Company” means Western Digital Corporation, a Delaware corporation.
	(f)	“Continuous Employment” means the absence of any interruption or termination of service as an Employee with the Company and/or its Participating Subsidiaries. Continuous Employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. If a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have had a break in Continuous Employment for purposes of the Plan at the time the Participating Subsidiary ceased to be a Subsidiary, unless such person continues as an Employee in respect of another Company entity.
	(g)	“Eligible Compensation” means, with respect to each Participant for each pay period, the full salary and wages paid to such Participant by the Company or a Participating Subsidiary, including commissions, bonuses (to the extent not excluded below), overtime pay and shift differentials. Except as otherwise determined by the Committee, “Eligible Compensation” does not include
(i) any amounts contributed by the Company or a Participating Subsidiary to any pension plan or plan of deferred compensation,
(ii) any automobile or relocation allowances (or reimbursement for any such expenses),
(iii) any amounts paid that are non-regularly scheduled items of compensation (for example, starting bonus, finder’s fee, or other special bonuses),
(iv) any amounts realized under or with respect to any qualified or non-qualified stock options or any other equity-based awards, or
(v) any amounts paid by the Company or a Participating Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, such as cash-out of credits generated under a plan qualified under Code Section 125.

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(h)	“Eligible Employee” means an Employee who is

(i) customarily employed for at least twenty (20) hours per week and more than five months in a calendar year, and
(ii)
eligible to participate in the Plan as described in Section 5 below.
If any person is (a) an Employee due to any classification or reclassification of the person as an employee or common-law employee of the Company or one of its Participating Subsidiaries by reason of action taken by any tax or other governmental authority, or (b) an Employee who has a written employment agreement providing that the Employee shall not participate in the Plan until at least two (2) years of Continuous Employment, then such Employee must be employed for at least two (2) years by the Company or one of its Participating Subsidiaries as well as meet the criteria set forth above in subsections (i) and (ii) in order to be an Eligible Employee. “Eligible Employee” shall not include an Employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the Plan would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. Any exclusions under this Section 1(h) shall be applied in an identical manner to all Employees who are granted options under the Plan, to the extent required pursuant to Treasury Regulation Section 1.423-2(e).

(i)	“Employee” means each person currently employed by the Company or one of its Participating Subsidiaries. It shall not include any person who is recorded on the books and records of the Company or one of its Participating Subsidiaries as an independent contractor or consultant or a worker provided by a temporary staffing agency.
(j)	“Enrollment Date” means the first day of each Offering Period.
(k)	“Exercise Date” means one or more dates during an Offering Period, as established by the Committee in accordance with Section 6 hereof, on which options to purchase Common Stock granted under the Plan shall be exercised as provided in Section 11 hereof.
(l)	“Exercise Period” means one or more periods during an Offering Period, the duration of which shall be established by the Committee in accordance with Section 6 hereof, during which payroll deductions are accumulated for purposes of purchasing Common Stock under the Plan on each Exercise Date.
(m)	“Exercise Price” means the price per share of shares offered in a given Offering Period determined as provided in Section 10 below.
(n)	“Fair Market Value” means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date (or New Exercise Date, as the case may be), the closing price (in regular trading) of such Common Stock on the NASDAQ Stock Market (or, if the Common Stock is not then traded on the NASDAQ Stock Market, on the principal national securities exchange on which the Common Stock is then listed or admitted to trade (the “Exchange”)). In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, or New Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price (in regular trading) of a share of the Common Stock on the Exchange for the next preceding day on which sales of Common Stock were made. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Committee for purposes of the option in the circumstances.
(o)	“New Exercise Date” means the new exercise date set by the Board in the case of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation or other entity in certain circumstances as described in Section 16(b).
(p)	“Offering Period” means a period of time with respect to which options are granted under the Plan, the time and duration of which shall be established by the Committee in accordance with Section 6.
(q)	“Parent” means any corporation, domestic or foreign, which owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests of the Company and that otherwise qualifies as a “parent corporation” within the meaning of Section 424(e) of the Code or any successor thereto.

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(r)	“Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.

(s)	“Participating Subsidiary” means any Subsidiary other than a Subsidiary excluded from participation in the Plan by the Committee, in its sole discretion.
(t)	“Plan” means this Western Digital Corporation Amended and Restated 2005 Employee Stock Purchase Plan.
(u)	“Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.
2.	Purpose of the Plan.
The purpose of the Plan is to provide an incentive for present and future Employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

3.	Shares Reserved for the Plan.
	(a)	There shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 43,000,000 shares of Common Stock, subject to adjustment as provided in Section 16 below. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.
	(b)	From time to time and without stockholder approval, the Committee may fix a maximum limit on the number of shares that may be acquired by any individual during an Exercise Period under the Plan, which limit shall be effective no earlier than the first Offering Period that commences after the determination of such limit by the Committee; provided, however, that any adjustment to such limit pursuant to Section 16 shall apply to any Exercise Period in progress at the time such adjustment is made.
4.	Administration of the Plan.
	(a)	The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall consist of two or more directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons.
	(b)	The Committee may request advice or assistance or employ such other persons as it in its absolute discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.
	(c)	Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

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5.	Eligibility to Participate in the Plan.

Subject to limitations imposed by Section 423(b) of the Code, any Eligible Employee who is employed by the Company or a Participating Subsidiary on an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.
6.	Offering Periods.
During the term of the Plan, the Company will grant options to purchase shares of Common Stock in each Offering Period to all Participants in that Offering Period. The Committee shall determine from time to time, subject to the requirements of Section 423 of the Code, when Offering Periods will be offered during the term of the Plan and shall establish the Enrollment Date(s), the number and duration of the Exercise Period(s), and the Exercise Date(s) for each such Offering Period, which determinations shall be effective no earlier than the first Offering Period that commences after they are made by the Committee and provided, however, that no Offering Period may exceed twenty-four (24) months in duration. To the extent consistent with Section 423 of the Code, the Committee may provide for a new Offering Period to commence prior to the termination of one or more preceding Offering Periods.
7.	Election to Participate in the Plan.
(a) Each Eligible Employee may elect to participate in an Offering Period by completing an enrollment agreement on a form approved by and in a manner prescribed by the Committee (or its delegate) or, if the Committee does not require enrollment forms, by otherwise completing such enrollment procedures as the Committee may prescribe. Such agreement must be filed with the Company or such other procedures must be completed, as applicable, prior to the applicable Enrollment Date, unless the Committee establishes an earlier deadline for filing the enrollment form for all Eligible Employees with respect to a given Offering Period. An Eligible Employee may participate in an Offering Period only if, as of the Enrollment Date of such Offering Period, such Eligible Employee is not participating in any prior Offering Period which is continuing at the time of such proposed enrollment.
(b) Payroll deductions for a Participant shall commence on the first payroll date on or following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 13.
(c) Unless a Participant elects otherwise prior to the Enrollment Date of the immediately succeeding Offering Period, an Eligible Employee who is participating in an Offering Period as of the last Exercise Date of such Offering Period (the “Prior Offering Period”) shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the expiration or termination of the Prior Offering Period.
(d) In its discretion, the Committee may determine (with such determination to be effective no earlier than the first Offering Period that commences after such determination by the Committee) that the participation of all Participants on an Exercise Date in an Offering Period that includes more than one Exercise Period shall terminate and such Participants shall be enrolled in a new Offering Period commencing immediately following such Exercise Date if, during such Offering Period, the Fair Market Value determined as of such Exercise Date within such Offering Period is lower than the Fair Market Value determined as of the Enrollment Date of such Offering Period. In such event, each of such Participants shall be deemed for purposes of this Plan (i) to have elected to participate in such new Offering Period, and (ii) to have authorized the same payroll deduction for such new Offering Period as was in effect for such Participant immediately prior to the termination of the prior Offering Period.
8.	Payroll Deductions.
(a) All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Offering Period in an amount up to 10% (or such other limit as the Committee may establish prior to the start of the applicable Offering Period) of the Eligible Compensation which the Participant receives on each payroll date during such Offering Period. The Committee also may

Appendix C—Amended and Restated 2005 Employee Stock Purchase Plan	C-5

prescribe other limits, rules or procedures for payroll deductions. Unless otherwise provided by the Committee, the amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant’s Eligible Compensation.

	(b)	All payroll deductions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
	(c)	A Participant may discontinue participation in the Plan as provided in Section 13. Unless otherwise provided by the Committee in advance of an Offering Period, a Participant may at any time during the Offering Period (but no more than four times in any calendar year) reduce or increase (subject to the limitations of Section 8(a) above) the rate of his or her payroll deductions by completing and filing with the Company a change notice in the form provided by the Company. Any such reduction in the rate of a Participant’s payroll deductions shall be effective as soon as administratively feasible following receipt by the Company of the Participant’s change notice, but in no event later than the second payroll date of the Company (or Participating Subsidiary, as the case may be) applicable to the Participant following the date that the Participant files the change notice with the Company. Any such increase in the rate of a Participant’s payroll deductions shall be effective as of the first date of the next Exercise Period within such Offering Period (or, if such election is made in the final Exercise Period of such Offering Period, the Enrollment Date of the next Offering Period).
9.	Grant of Options.

	(a)	On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3, 9(b) and 18 hereof, each Participant shall be granted an option to purchase on each Exercise Date during such Offering Period up to a number of shares of the Common Stock determined by dividing such Participant’s payroll deductions accumulated during the Exercise Period ending on such Exercise Date by the Exercise Price for such Exercise Period (determined as provided in Section 10 below), provided that the number of shares subject to the option shall not exceed five (5) times the number of shares determined by dividing (i) $40,000, by (ii) the Fair Market Value of a share of the Common Stock on the Enrollment Date multiplied by the percentage (not less than 85%) used to calculate the Exercise Price for that Offering Period.
	(b)	Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or any Subsidiary of the Company, or (ii) which permits such Participant’s rights to purchase stock under all employee stock purchase plans of the Company, its Subsidiaries and any Parent to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such option is outstanding at any time. For purposes of the foregoing clause (ii), a right to purchase stock accrues when it first becomes exercisable during the calendar year.
10.	Exercise Price.
The Committee shall establish from time to time the method for determining the Exercise Price for each Offering Period under the Plan in accordance with this Section 10, which determination shall be effective no earlier than the first Offering Period that commences after such determination is made by the Committee. In making its determination, the Committee may provide that the Exercise Price for an Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, or (2) the Fair Market Value of a share of Common Stock on the applicable Exercise Date, or (3) the lesser of the Fair Market Value of a share on the Enrollment Date of such Offering Period or the Fair Market Value of a share on the applicable Exercise Date. Notwithstanding anything to the contrary in the preceding provisions of this Section 10, in no event shall the Exercise Price per share be less than the par value of a share of Common Stock.

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11.	Exercise of Options.

Unless a Participant withdraws from the Plan as provided in Section 13, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participant’s account. Any amount remaining in the Participant’s account after an Exercise Date that is not sufficient to purchase a whole share shall be held in the account until the next Exercise Date. In the event that an Exercise Period has been over-subscribed or that any other applicable Plan limit has been exceeded by a Participant in an Exercise Period, any amount remaining in such Participant’s account shall be refunded to the Participant as soon as administratively practicable after the end of the Offering Period.
12.	Delivery of Shares.

As soon as administratively practicable after the Exercise Date, the Company shall, in its discretion, either deliver to each Participant a certificate representing the shares of Common Stock purchased upon exercise of his or her option, provide for the crediting of such shares of Common Stock in book entry form in the name of the Participant, or provide for an alternative arrangement for the delivery of such shares of Common Stock to a broker or recordkeeping service for the benefit of the Participant. In the event the Company is required to obtain from any commission or agency authority to issue any such certificate or otherwise deliver such shares, the Company will seek to obtain such authority. If the Company is unable to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate or other delivery of such Common Shares, or if for any reason the Company cannot issue or deliver shares of Common Stock and satisfy Section 20(a), the Company shall be relieved from liability to any Participant except that the Company shall return to each Participant to whom such shares of Common Stock cannot be issued or delivered the amount of the balance credited to his or her account that would have otherwise been used for the purchase of such shares.
13.	Withdrawal; Termination of Employment.
(a) A Participant may withdraw all but not less than all of the payroll deductions credited to the Participant’s account under the Plan at any time by giving written notice to the Company. All of the Participant’s payroll deductions credited to the Participant’s account will be paid to him or her promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the open enrollment period preceding the commencement of an Exercise Period directing the Company to resume payroll deductions.
(b) Upon termination of the Participant’s Continuous Employment during an Exercise Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s account for that Exercise Period will be returned to the Participant or, in the case of death, to the Participant’s estate, and the Participant’s options to purchase shares under the Plan will be automatically terminated as of the date of such termination of Continuous Employment.
(c) In the event a Participant fails to maintain Continuous Employment for at least twenty (20) hours per week during an Offering Period, the Participant will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to the Participant’s account will be returned to the Participant, and the Participant’s options to purchase shares under the Plan will be terminated.
(d) A Participant’s withdrawal from an Offering Period will not have any effect upon the Participant’s eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.
14.	Transferability.

Neither payroll deductions credited to a Participant’s account nor options to purchase Common Stock granted under the Plan may be transferred, assigned, pledged or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. Options granted under the Plan are exercisable during a Participant’s lifetime only by the Participant.

Appendix C—Amended and Restated 2005 Employee Stock Purchase Plan	C-7

15.	Reports.

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be made available to Participants promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share Exercise Price, the number of shares purchased and the remaining cash balance, if any.
16.	Adjustments Upon Changes in Capitalization.
(a) Subject to Section 16(b), upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of options (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding options, and (3) the Exercise Price of any outstanding options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding options.
(b) In the event of the proposed dissolution or liquidation of the Company, each Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. Upon any event in which the Company does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; or other event in which the Company does not survive or does not survive as a public company in respect of its Common Stock), then, unless the Committee provides that each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or entity or a parent or subsidiary of such successor corporation or entity, each Exercise Period then in progress shall be shortened and a new Exercise Date shall be set by the Committee to occur upon or immediately prior to such transaction or event (the “New Exercise Date”), as of which date the Plan and any Exercise Period and related Offering Period then in progress will terminate. The New Exercise Date shall be on or before the date of consummation of the transaction and the Committee shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date (to the extent administratively practicable), that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 13. The Exercise Price on the New Exercise Date shall be determined as provided in Section 10 hereof, and for purposes of determining such Exercise Price, the New Exercise Date shall be treated as the “Exercise Date.”
(c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 16, and the Committee’s actions hereunder shall be conclusive and binding on all persons. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 16.

17.	Amendment of the Plan.
The Board may at any time, or from time to time, amend or suspend the Plan, in whole or in part and without notice. Stockholder approval for any amendment shall not be required, except to the extent required by law or applicable stock exchange rules, or required under Section 423 of the Code in order to preserve the intended tax consequences of the Plan. No options may be granted during any suspension of the Plan or after a termination of the Plan pursuant to Section 18(b) below, but the Committee will retain jurisdiction as to options then outstanding in accordance with the terms of the Plan. No amendment, suspension or termination pursuant to this Section 17 or Section 18 shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any right or benefits of such Participant or obligations of the Company under any option granted under the Plan prior to the effective date of such change; provided that the Board may amend, suspend or terminate the Plan as to any outstanding options granted under the Plan for an Offering Period, effective as of any Exercise Date within

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that Offering Period, without the consent of the Participants to whom such options were granted. In no event shall changes contemplated by Section 7(d) or Section 16 be deemed to constitute changes or amendments requiring Participant consent.

18.	Termination of the Plan.
The Plan and all rights of Employees hereunder shall terminate:
(a) on the Exercise Date that Participants would become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan if the final sentence in this Section 18 were not applied; or
(b) at any time, at the discretion of the Board.
In the event that the Plan terminates under circumstances described in Section 18(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.
19.	Notices.
All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
20.	Conditions Upon Issuance of Shares.

	(a)	The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state, local and foreign laws, rules and regulations, and to such approvals by any listing, regulatory or governmental agency as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, and as a condition precedent to the exercise of his or her option, provide such assurances and representations to the Company or one of its Subsidiaries as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
	(b)	The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal, state or local income tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company shall have the right at its option to (1) require the Participant to pay or provide for payment of the amount of any taxes which the Company or any Subsidiary may be required or permitted to withhold with respect to such event or (2) deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Company or any Subsidiary may be required or permitted to withhold with respect to such event. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.
21.	Employees’ Rights.
	(a)	Nothing in the Plan (or in any other document related to the Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company or any Subsidiary, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service, with or without cause. Nothing contained in this Section 21(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract.
	(b)	No Participant or other person will have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company or any Subsidiary by reason of any option hereunder. Neither the provisions of the Plan (or of any other document related to the Plan), nor the creation or adoption of the Plan, nor

Appendix C—Amended and Restated 2005 Employee Stock Purchase Plan	C-9

any action taken pursuant to the provisions of the Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.
	(c)	A Participant will not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. Except as expressly required by Section 16(a) or otherwise expressly provided by the Committee, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

22.	Miscellaneous.
	(a)	The Plan, the options granted hereunder and any other documents related to the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.
	(b)	If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.
	(c)	Captions and headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of the Plan or any provision hereof.
	(d)	The adoption of the Plan shall not affect any other Company or Subsidiary compensation or incentive plans in effect. Nothing in the Plan will limit or be deemed to limit the authority of the Board or Committee (1) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary (with or without reference to the Common Stock), or (2) to grant or assume options (outside the scope of and in addition to those contemplated by the Plan) in connection with any proper corporate purpose, to the extent consistent with any other plan or authority. Benefits received by a Participant under an option granted pursuant to the Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Committee or the Board (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides or authorizes in writing.
	(e)	The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of the Plan.

As Amended August 6, 2012, August 5, 2015, August 2, 2018 and August 25, 2022

Western Digital

Create What's Next

Principal Executive Offices

Investor Relations

Website: investor.wdc.com
E-mail: investor@wdc.com
Phone: 800.695.6399

Worldwide Websites

westerndigital.com
wd.com
sandisk.com

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC
Operations Center
6201 15th Avenue
Brooklyn, New York 11219
Website: astfinancial.com
Phone: 800.937.5449

Independent Registered Public Accounting Firm

KPMG LLP

Stock Exchange Listing

Western Digital's common stock trades on the Nasdaq Global Select Market® under the symbol WDC

Western Digital, the Western Digital logo, and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. All other marks are the property of their respective owners. © 2022 Western Digital Technologies, Inc. All rights reserved.

5601 GREAT OAKS PARKWAY
SAN JOSE, CA 95119

You are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WDC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed below in the box marked by the arrow available and follow the instructions when you log in to the virtual meeting platform.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 15, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 15, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D90798-P80143	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WESTERN DIGITAL CORPORATION

The Board of Directors recommends a vote FOR each of the following nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Kimberly E. Alexy	☐	☐	☐

	1b.	Thomas Caulfield	☐	☐	☐

	1c.	Martin I. Cole	☐	☐	☐

	1d.	Tunç Doluca	☐	☐	☐

	1e.	David V. Goeckeler	☐	☐	☐

	1f.	Matthew E. Massengill	☐	☐	☐

	1g.	Stephanie A. Streeter	☐	☐	☐

	1h.	Miyuki Suzuki	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5:		For	Against	Abstain

2.	Approval on an advisory basis of the named executive officer compensation disclosed in the Proxy Statement.	☐	☐	☐

3.	Approval of an amendment and restatement of our 2021 Long-Term Incentive Plan to increase by 2.75 million the number of shares of our common stock available for issuance under that plan.	☐	☐	☐

4.	Approval of an amendment and restatement of our 2005 Employee Stock Purchase Plan to increase by 6 million the number of shares of our common stock available for issuance under that plan.	☐	☐	☐

5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023.	☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held November 16, 2022:
The Notice and Proxy Statement and 2022 Annual Report are available at investor.wdc.com.
You can also view these materials at www.proxyvote.com by using the control number printed in the box marked by an arrow on the reverse side.

D90799-P80143

WESTERN DIGITAL CORPORATION
5601 Great Oaks Parkway
San Jose, CA 95119

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any proxy previously given, appoints Matthew E. Massengill and Michael C. Ray, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 19, 2022, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 16, 2022, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement for the Annual Meeting, which is being delivered herewith.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" each of the eight nominees named in Proposal 1 and "FOR" Proposals 2, 3, 4 and 5. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)